Exhibit 10.1

Execution Version

THIRD AMENDMENT AND RESTATEMENT AGREEMENT dated as of October 4, 2024 (this “Agreement”), to the Second Amended and Restated Credit Agreement dated as of July 27, 2021, as amended by that certain First Amendment Agreement dated as of February 22, 2023 (the “Existing Credit Agreement”), among NETSCOUT SYSTEMS, INC., a Delaware corporation (the “Borrower”), the LENDERS party thereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”).

Capitalized terms used but not otherwise defined herein (including in the preamble and recitals hereto) have the meanings assigned to them in the Existing Credit Agreement or the Restated Credit Agreement (as defined below), as the context requires.

WHEREAS, the Lenders and the Issuing Banks party to the Existing Credit Agreement have agreed to extend credit to the Borrower under the Existing Credit Agreement on the terms and subject to the conditions set forth therein;

WHEREAS, the Borrower has requested that certain modifications be made to the Existing Credit Agreement; and

WHEREAS, the Administrative Agent and each of the Lenders and the Issuing Banks party hereto (including any new Lenders and Issuing Banks party hereto), which Lenders and Issuing Banks constitute the Required Lenders under the Existing Credit Agreement and all of the Lenders and the Issuing Banks under the Restated Credit Agreement, are willing to agree to the foregoing, in each case on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

SECTION 1. Amendment and Restatement of the Existing Credit Agreement . Effective as of the Restatement Effective Date (as defined below):

(a) the Existing Credit Agreement (excluding Exhibits A, C, D, E, G-1, G-2, H, I-1, I-2, I-3 and I-4 thereto, each of which shall remain as in effect immediately prior to the Restatement Effective Date) is hereby amended and restated in its entirety to be in the form attached as Annex I hereto (the Existing Credit Agreement, as so amended and restated, being referred to as the “Restated Credit Agreement”);

(b) Exhibits B and F to the Existing Credit Agreement are hereby removed in their entirety; and

(c) the Schedules to the Existing Credit Agreement are hereby amended and restated in their entirety in the form of the correspondingly numbered Schedules hereto.

SECTION 2. Representations and Warranties. The Borrower represents and warrants to the Administrative Agent and to each of the Lenders, as of the Restatement Effective Date, that:

(a) this Agreement and the Transactions to be entered into by each Loan Party are within such Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder or other equityholder action of each Loan Party. This Agreement has been duly executed and delivered by the Borrower and each of the other Loan Parties and constitutes a legal, valid and binding obligation of the Borrower and each Loan Party enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(b) at the time of and immediately after giving effect to this Agreement, the representations and warranties of each Loan Party set forth in the Loan Documents are true and correct (i) in the case of the representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects, in each case on and as of the Restatement Effective Date, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty is so true and correct in all material respects (or in all respects, as applicable) on and as of such prior date; and

(c) at the time of and as of the Restatement Effective Date, after giving effect to this Agreement and the Commitments established hereby and any making of Loans or issuance of any Letters of Credit under the Restated Credit Agreement to be made on the Restatement Effective Date, no Default has occurred and is continuing.

SECTION 3. Effectiveness. The amendment and restatement of the Existing Credit Agreement and the applicable Exhibits and Schedules thereto as set forth in Section 1 hereof shall become effective on the first date on which the following conditions shall have been satisfied (the “Restatement Effective Date”):

(a) The Administrative Agent shall have executed a counterpart hereto and shall have received from (i) the Borrower, (ii) each other Loan Party, (iii) each Lender party to the Existing Credit Agreement that together constitute the Required Lenders under the Existing Credit Agreement, (iv) each Lender listed on Schedule 2.01 to the Restated Credit Agreement with a Commitment that together constitute all of the Lenders and the Issuing Banks under the Restated Credit Agreement and (v) each Issuing Bank either (A) a counterpart of this Agreement signed on behalf of such party or (B) evidence satisfactory to the Administrative Agent (which may include a facsimile transmission or other electronic transmission of a signed counterpart of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The conditions set forth in paragraphs (b) and (c) of Section 2 shall be satisfied on and as of the Restatement Effective Date, and the Administrative Agent shall have received a certificate of a Financial Officer of the Borrower, dated the Restatement Effective Date, confirming compliance with the conditions set forth in paragraphs (b) and (c) of Section 2.

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(c) The Administrative Agent shall have received a customary written opinion (addressed to the Administrative Agent, the Lenders and the Issuing Banks and dated the Restatement Effective Date) of Latham & Watkins LLP, counsel for the Borrower, in form and substance reasonably satisfactory to the Administrative Agent.

(d) The Administrative Agent shall have received such customary documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the transactions contemplated hereunder and any other legal matters relating to the Loan Parties, the Loan Documents or the transactions contemplated hereunder and under the Restated Credit Agreement, all in form and substance reasonably satisfactory to the Administrative Agent.

(e) All (i) fees, cost reimbursements and out-of-pocket expenses required to be paid or reimbursed on or prior to the Restatement Effective Date pursuant hereto or pursuant to the Engagement Letter and the Fee Letter to the extent invoiced prior to (or, in the case of cost reimbursement and out-of-pocket expenses, not less than two Business Days prior to) the Restatement Effective Date, and (ii) upfront fees required to be paid to the Lenders pursuant to the Fee Letter of (A) with respect to each Lender that is a Lender under the Existing Credit Agreement, (1) 0.10% of the aggregate principal amount of such Lender’s Revolving Commitment under the Restated Credit Agreement on the Restatement Effective Date (each such Lender’s “New Revolving Commitment”) that is not in excess of the aggregate amount of such Lender’s Revolving Commitment (as defined in the Existing Credit Agreement) under the Existing Credit Agreement immediately prior to the Restatement Effective Date (each such Lender’s “Existing Revolving Commitments”) plus (2) 0.20% of the aggregate amount of such Lender’s New Revolving Commitment that is in excess of such Lender’s Existing Revolving Commitment, if any, and (B) with respect to each Lender that is not a lender under the Existing Credit Agreement, 0.20% of the aggregate amount of such Lender’s Revolving Commitment under the Restated Credit Agreement on the Restatement Effective Date, shall have been paid or will be paid substantially concurrently with the effectiveness of this Agreement.

(f) The Collateral and Guarantee Requirement shall have been satisfied and the Administrative Agent shall have received a completed Perfection Certificate dated the Restatement Effective Date and signed by a Financial Officer or legal officer of the Borrower, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings and judgment lien searches made with respect to the Borrower and the Designated Subsidiaries in the jurisdictions contemplated by the Perfection Certificate, delivered prior to the Restatement Effective Date, and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 of the Restated Credit Agreement or have been or will contemporaneously with the initial funding of Loans on the Restatement Effective Date be released or terminated.

(g) The Administrative Agent shall have received a certificate, substantially in the Form of Exhibit H to the Restated Credit Agreement, from a Financial Officer of the Borrower confirming the solvency of the Borrower and the Restricted Subsidiaries on a consolidated basis on the Restatement Effective Date after giving effect to the Transactions to be effected on the Restatement Effective Date.

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(h) The Administrative Agent shall have received all documentation and other information about the Borrower and the Guarantors as has been reasonably requested by the Administrative Agent or any Lender in writing at least 10 Business Days prior to the Restatement Effective Date and that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(i) To the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Administrative Agent shall have received at least five Business Days prior to the Restatement Effective Date, a Beneficial Ownership Certification in relation to the Borrower.

(j) All accrued and unpaid fees on the Commitments under the Existing Credit Agreement (including on the Commitment of any Exiting Lender (as defined below)), and all other amounts payable to or for the account of any Exiting Lender, shall have been, or substantially simultaneously with the occurrence of the Restatement Effective Date will be, paid.

(k) To the extent that the Borrower wishes to make a Borrowing on the Restatement Effective Date, the Borrower shall make a Borrowing Request in accordance with Section 2.03 of the Restated Credit Agreement.

(l) The Administrative Agent shall notify the Borrower and the Lenders of the Restatement Effective Date, and such notice shall be conclusive and binding. For the avoidance of doubt, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder on the Restatement Effective Date shall not become effective or otherwise occur unless and until each of the foregoing conditions shall have been satisfied.

SECTION 4. Effect of Amendment and Restatement; No Novation.

(a) Effective as of the Restatement Effective Date, the Revolving Commitment of each Lender party to the Existing Credit Agreement that had a Revolving Commitment thereunder immediately prior to the effectiveness of this Agreement but that does not have a Revolving Commitment set forth on Schedule 2.01 to the Restated Credit Agreement immediately following the effectiveness of this Agreement (each, an “Exiting Lender”) shall terminate, and each Exiting Lender shall exit the Existing Credit Agreement and will no longer be a Lender or a Revolving Lender under the Existing Credit Agreement or the Restated Credit Agreement.

(b) The Revolving Loans outstanding immediately prior to the effectiveness of the Revolving Commitments under the Restated Credit Agreement shall remain outstanding under the Restated Credit Agreement subject to the following procedures. On the Restatement Effective Date, (i) each Lender party hereto shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to this Agreement and the application of such amounts to make payments to such other Lenders, the Revolving Loans to be held ratably by all Lenders as of the Restatement Effective Date in accordance with their respective Applicable Percentages (calculated after giving effect to the effectiveness of the Revolving Commitments under the Restated Credit Agreement), (ii) the aggregate outstanding principal

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amount of the Revolving Loans made to the Borrower (the “Existing Borrowings”) immediately prior to the effectiveness of this Agreement shall be deemed to be prepaid and reborrowed as of the Restatement Effective Date in an aggregate principal amount equal to the aggregate principal amount of the Borrower’s Existing Borrowings and of the same Types and for the same Interest Periods as the Borrower’s Existing Borrowings and (iii) the Borrower shall pay to the Exiting Lenders the amounts, if any, payable under Section 2.15 of the Existing Credit Agreement as a result of such prepayment. Each Lender party hereto that had a Revolving Commitment under the Existing Credit Agreement immediately prior to the effectiveness of this Agreement hereby waives any payment of any amounts pursuant to Section 2.15 of the Existing Credit Agreement as a result of the transactions contemplated hereby.

(c) Except as expressly set forth herein and in the Restated Credit Agreement, this Agreement and the Restated Credit Agreement shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Administrative Agent, the Issuing Banks or the Lenders under the Existing Credit Agreement, the Collateral Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Existing Credit Agreement, the Collateral Agreement or any other Loan Document, all of which shall continue in full force and effect in accordance with the provisions thereof. Nothing herein shall be deemed to entitle any Loan Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Existing Credit Agreement, the Restated Credit Agreement, the Collateral Agreement or any other Loan Document in similar or different circumstances.

(d) On and after the Restatement Effective Date, each reference in the Restated Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, as used in the Restated Credit Agreement, shall refer to the Existing Credit Agreement as amended and restated in the form of the Restated Credit Agreement, and the term “Credit Agreement”, as used in any Loan Document, shall mean the Restated Credit Agreement. This Agreement shall constitute a “Loan Document” for all purposes of the Restated Credit Agreement and the other Loan Documents.

(e) Neither this Agreement nor the effectiveness of the Restated Credit Agreement shall extinguish the obligations for the payment of money outstanding under the Existing Credit Agreement or discharge or release any Guarantee thereof. Nothing herein contained shall be construed as a substitution or novation of the Secured Obligations (as defined in the Collateral Agreement) outstanding under the Existing Credit Agreement or the Security Documents, which shall remain in full force and effect, except as modified hereby. Nothing expressed or implied in this Agreement, the Restated Credit Agreement or any other document contemplated hereby or thereby shall be construed as a release or other discharge of the Borrower under the Existing Credit Agreement or any Loan Party under any Loan Document (as defined in the Existing Credit Agreement) from any of its obligations and liabilities thereunder.

(f) The Lenders party hereto hereby agree that as of the Restatement Effective Date (i) NetScout Systems Security Corporation (the “Released Guarantor”) shall automatically cease to be a Guarantor and a Loan Party under, and for all purposes of, the Loan Documents (the “Guarantor Release”), (ii) all Liens granted by the Released Guarantor under the Loan Documents

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shall automatically and irrevocably be terminated, discharged and released in full and (iii) the Collateral Agent shall be authorized to execute and deliver any instruments, documents, consents, acknowledgments and agreements necessary or desirable to evidence or confirm the Guarantor Release, all without the further consent of any Lender. In connection with the Guarantor Release, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence the Guarantor Release and related release of Liens.

SECTION 5. Reaffirmation.

(a) Each of the Borrower and the entities party hereto as “Guarantors” (the “Guarantors”, together with the Borrower, the “Reaffirming Loan Parties”) hereby acknowledges that it expects to receive substantial direct and indirect benefits as a result of this Agreement and the transactions contemplated hereby. Each Reaffirming Loan Party hereby further (i) acknowledges that the Secured Obligations (as defined in the Collateral Agreement) shall include the due and punctual payment of all of the monetary obligations of each Loan Party under or pursuant to the Restated Credit Agreement, including all such obligations in respect of the Commitments and all Loans incurred thereunder (including all such obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (ii) confirms its guarantees, pledges and grants of security interests, as applicable, under each of the Loan Documents to which it is party, (iii) hereby grants to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties (as defined in the Collateral Agreement), as security for the payment or performance, as the case may be, in full of the Secured Obligations (as defined in the Collateral Agreement), a security interest in of its all right, title and interest in, to and under any and all of the Article 9 Collateral (as defined in the Collateral Agreement) now owned or at any time hereafter acquired by such Reaffirming Loan Party or in, to or under which such Reaffirming Loan Party now has or at any time hereafter may acquire any right, title or interest and (iv) agrees that, notwithstanding the effectiveness of this Agreement and the transactions contemplated hereby, its guarantees, pledges and grants of security interests, as applicable, under each of the Loan Documents to which it is party shall continue to be in full force and effect and shall accrue to the benefit of the Secured Parties (and shall be determined after giving effect to this Agreement).

(b) Each Reaffirming Loan Party hereby irrevocably authorizes the Administrative Agent (or its designee) at any time and from time to time to file in any relevant jurisdiction any financing statements with respect to the Article 9 Collateral or any part thereof and amendments thereto that (i) indicate the Collateral (as defined in the Collateral Agreement) as “all assets, whether now owned or hereafter acquired” of such Reaffirming Loan Party or words of similar effect or of a lesser scope or with greater detail and (ii) contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment, including, if necessary, whether such Reaffirming Loan Party is an organization, the type of organization and any organizational identification number issued to such Reaffirming Loan Party. Each Reaffirming Loan Party agrees to provide the information required for any such filing to the Administrative Agent promptly upon request.

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SECTION 6. GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS; JURY TRIAL WAIVER. THE PROVISIONS CONCERNING (A) GOVERNING LAW, JURISDICTION AND CONSENT TO SERVICE OF PROCESS SET FORTH IN SECTION 9.09 OF THE RESTATED CREDIT AGREEMENT AND (B) JURY TRIAL WAIVER SET FORTH IN SECTION 9.10 OF THE RESTATED CREDIT AGREEMENT SHALL APPLY TO THIS AGREEMENT AND ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

SECTION 7. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement and/or any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

SECTION 8. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9. Headings. Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

[Signature pages follow.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth above.

BORROWER

NETSCOUT SYSTEMS, INC.

By:	/s/ Jean Bua
Name: Jean Bua
Title: Executive Vice President and Chief
Financial Officer

[Signature Page to Third Amendment and Restatement Agreement]

GUARANTORS

NETWORK GENERAL INTERNATIONAL CORPORATION

By:	/s/ Jean Bua
Name: Jean Bua
Title: Treasurer and Secretary

STARBURST TECHNOLOGY HOLDINGS I, L.L.C.
STARBURST TECHNOLOGY HOLDINGS II, L.L.C.

By: NETWORK GENERAL CENTRAL CORPORATION, as sole Member

By:	/s/ Jean Bua
Name: Jean Bua
Title: Director

NETWORK GENERAL CENTRAL CORPORATION

By:	/s/ Jean Bua
Name: Jean Bua
Title: Director

RS MERGER SUB II, LLC

By:	/s/ Jean Bua
Name: Jean Bua
Title: Manager

[Signature Page to Third Amendment and Restatement Agreement]

AIRMAGNET, INC.
ELLACOYA NETWORKS, LLC
NETSCOUT SYSTEMS TEXAS, LLC
NEWFIELD WIRELESS, INC.

By:	/s/ Jean Bua
Name: Jean Bua
Title: Chief Financial Officer and Treasurer

GREEN SIGMA HOLDING CO., LLC

By:	/s/ Jean Bua
Name: Jean Bua
Title: Managing Director

ARBOR NETWORKS LLC

By: NETSCOUT SYSTEMS TEXAS, LLC, as sole Member

By:	/s/ Jean Bua
Name: Jean Bua
Title: Manager

[Signature Page to Third Amendment and Restatement Agreement]

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent and Issuing Bank,

By:	/s/ Andrew Wulff
Name: Andrew Wulff
Title: Vice President

[Signature Page to Third Amendment and Restatement Agreement]

LENDER SIGNATURE PAGE TO THE AMENDMENT AGREEMENT TO THE THIRD AMENDED AND RESTATED CREDIT AGREEMENT OF NETSCOUT SYSTEMS, INC.

Bank of America, N.A.

By:	/s/ Molly Kropp
Name: Molly Kropp
Title: Senior Vice President

[Signature Page to Third Amendment and Restatement Agreement]

LENDER SIGNATURE PAGE TO THE AMENDMENT AGREEMENT TO THE THIRD AMENDED AND RESTATED CREDIT AGREEMENT OF NETSCOUT SYSTEMS, INC.

Royal Bank of Canada

By:	/s/ Staci Sunshine Gola
Name: Staci Sunshine Gola
Title: Authorized Signatory

[Signature Page to Third Amendment and Restatement Agreement]

LENDER SIGNATURE PAGE TO THE AMENDMENT AGREEMENT TO THE THIRD AMENDED AND RESTATED CREDIT AGREEMENT OF NETSCOUT SYSTEMS, INC.

PNC Bank, National Association

By:	/s/ Terence J. O’Malley
Name: Terence J. O’Malley
Title: SVP

[Signature Page to Third Amendment and Restatement Agreement]

LENDER SIGNATURE PAGE TO THE AMENDMENT AGREEMENT TO THE THIRD AMENDED AND RESTATED CREDIT AGREEMENT OF NETSCOUT SYSTEMS, INC.

MIZUHO BANK, LTD.

By:	/s/ Tracy Rahn
Name: Tracy Rahn
Title: Managing Director

[Signature Page to Third Amendment and Restatement Agreement]

LENDER SIGNATURE PAGE TO THE AMENDMENT AGREEMENT TO THE THIRD AMENDED AND RESTATED CREDIT AGREEMENT OF NETSCOUT SYSTEMS, INC.

TD Bank, N.A.

By:	/s/ Leonid Batsevitsky
Name: Leonid Batsevitsky
Title: Vice President

[Signature Page to Third Amendment and Restatement Agreement]

LENDER SIGNATURE PAGE TO THE AMENDMENT AGREEMENT TO THE THIRD AMENDED AND RESTATED CREDIT AGREEMENT OF NETSCOUT SYSTEMS, INC.

Silicon Valley Bank, a division of First- Citizen Bank & Trust Company

By:	/s/ Mike McCarthy
Name: Mike McCarthy
Title: Vice President

For Lenders requiring a second signature line:

By:
Name:
Title:

[Signature Page to Third Amendment and Restatement Agreement]

ANNEX I

J.P.Morgan

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

dated as of October 4, 2024,

among

NETSCOUT SYSTEMS, INC.,

as Borrower

The LENDERS Party Hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and Collateral Agent

JPMORGAN CHASE BANK, N.A.,

as Joint Lead Arranger and Joint Bookrunner

BANK OF AMERICA, N.A.,

RBC CAPITAL MARKETS1

PNC CAPITAL MARKETS LLC,

and

MIZUHO BANK, LTD.

as Joint Lead Arrangers and Joint Bookrunners

TD BANK, N.A.

and

SILICON VALLEY BANK, A DIVISION OF FIRST-CITIZENS BANK & TRUST COMPANY

as Co-Documentation Agents

[1]	RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

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SCHEDULES:

Schedule 2.01	—	Commitments
Schedule 3.06	—	Disclosed Matters
Schedule 3.11A	—	Subsidiaries and Joint Ventures
Schedule 3.11B	—	Disqualified Equity Interests
Schedule 3.17	—	Insurance
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Investments
Schedule 6.10	—	Existing Restrictions

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	[Reserved]
Exhibit C	—	Form of Collateral Agreement
Exhibit D	—	Form of Global Intercompany Note
Exhibit E	—	Form of Compliance Certificate
Exhibit F	—	[Reserved]
Exhibit G-1	—	Form of Perfection Certificate
Exhibit G-2	—	Form of Supplemental Perfection Certificate
Exhibit H	—	Form of Solvency Certificate
Exhibit I-1	—	Form of U.S. Tax Certificate for Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit I-2	—	Form of U.S. Tax Certificate for Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit I-3	—	Form of U.S. Tax Certificate for Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit I-4	—	Form of U.S. Tax Certificate for Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes

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THIRD AMENDED AND RESTATED CREDIT AGREEMENT dated as of October 4, 2024 (this “Agreement”), among NETSCOUT SYSTEMS, INC., as Borrower, the LENDERS from time to time party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

PRELIMINARY STATEMENTS

WHEREAS, the Borrower (as defined below), the Administrative Agent (as defined below) and certain of the Lenders (as defined below) are parties to the Existing Restated Credit Agreement (as defined below);

WHEREAS, the Borrower has requested that the Existing Restated Credit Agreement be amended and restated as provided in the 2024 Restatement Agreement (as defined below) and set forth herein; and

WHEREAS, the Administrative Agent and the Lenders are willing to amend and restate in its entirety the Existing Restated Credit Agreement upon and subject to the terms and conditions set forth in the 2024 Restatement Agreement and herein.

NOW THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“2024 Restatement Agreement” means the Third Amendment and Restatement Agreement dated as of October 4, 2024, among the Borrower, the other Loan Parties party thereto, the Lenders and Issuing Banks party thereto and the Administrative Agent.

“2024 Restatement Effective Date” has the meaning set forth in the 2024 Restatement Agreement.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, shall bear interest at a rate determined by reference to the Alternate Base Rate. All ABR Loans shall be denominated in Dollars.

“Acquired Company Representations” means, with respect to any Limited Condition Acquisition, the representations and warranties made in the acquisition agreement with respect to such Limited Condition Acquisition that are material to the interests of the Lenders, but only to the extent that the Borrower or any of its Affiliates has the right under such acquisition agreement not to consummate such Limited Condition Acquisition, or to terminate the obligations of the Borrower or any of its Affiliates under such acquisition agreement, as a result of a breach of such representations and warranties.

“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (a) Daily Simple SOFR, plus (b) 0.10%; provided that if Adjusted Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros for any Interest Period, an interest rate per annum equal to (a) the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjusted Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars for any Interest Period (or, solely for purposes of clause (c) of the defined term “Alternate Base Rate”, for purposes of determining the Alternate Base Rate as of any date), an interest rate per annum equal to (i) the Term SOFR Rate for such Interest Period (or such date, as applicable) plus (ii) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed equal to the Floor for the purposes of the Agreement.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (or any of its designated branch offices or affiliates), in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

“Agent-Related Person” has the meaning assigned to it in Section 9.03(d).

“Aggregate Revolving Commitment” means the sum of the Revolving Commitments of all the Revolving Lenders.

“Aggregate Revolving Exposure” means the sum of the Revolving Exposures of all the Revolving Lenders.

“Agreed Currencies” means Dollars and each Designated Foreign Currency.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that, for purposes of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the

NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.13 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.13(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than zero, such rate shall be deemed to be zero for all purposes.

“Ancillary Document” has the meaning assigned to it in Section 9.06(b).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Parties” has the meaning assigned to it in Section 8.03(c).

“Applicable Percentage” means, at any time, with respect to any Revolving Lender, the percentage of the Aggregate Revolving Commitment represented by such Lender’s Revolving Commitment at such time; provided that, in the case of Section 2.19, when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Revolving Commitments (disregarding any Defaulting Lender’s Revolving Commitment) represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments and to any Revolving Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, with respect to any Revolving Loan that is an ABR Loan, any Revolving Loan that is a Term Benchmark Loan or the commitment fees payable in respect of the Revolving Commitments hereunder, the applicable rate per annum set forth below under the caption “ABR Spread”, “Term Benchmark Spread” or “Commitment Fee Rate”, respectively, based upon the Leverage Ratio as of the end of the fiscal quarter of the Borrower for which consolidated financial statements have theretofore been most recently delivered pursuant to Section 5.01(a) or 5.01(b); provided that, the Applicable Rate shall be the applicable rate per annum set forth below in Category I at all times on and prior to the date that is three Business Days after the date on which consolidated financial statements are required to be delivered pursuant to Section 5.01(a) or 5.01(b) as of and for the fiscal quarter of the Borrower ending September 30, 2024 and the Compliance Certificate required to be delivered in connection therewith, are delivered:

Level	Leverage Ratio	ABR Spread	Term Benchmark Spread	Commitment Fee Rate
I	Less than or equal to 1.50 to 1.00	0.00%	1.00%	0.15%
II	Greater than 1.50 to 1.00, but less than or equal to 2.00 to 1.00	0.25%	1.25%	0.20%
III	Greater than 2.00 to 1.00, but less than or equal to 2.75 to 1.00	0.50%	1.50%	0.25%
IV	Greater than 2.75 to 1.00, but less than or equal to 3.50 to 1.00	0.75%	1.75%	0.30%
V	Greater than 3.50 to 1.00	1.00%	2.00%	0.30%

For purposes of the foregoing, subject to the proviso in the foregoing paragraph, each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date that is three Business Days after the date of delivery to the Administrative Agent pursuant to Sections 5.01(a) or 5.01(b) of the consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change. Notwithstanding the foregoing, the Applicable Rate shall be based on the rates per annum set forth in Category V at the option of the Administrative Agent or at the request of the Required Lenders if the Borrower fails to deliver the consolidated financial statements required to be delivered pursuant to Sections 5.01(a) or 5.01(b) or any Compliance Certificate required to be delivered pursuant hereto, in each case within the time periods specified herein for such delivery, during the period commencing on and including the day of the occurrence of a Default resulting from such failure and until the delivery thereof.

“Applicable Time” means, with respect to any Borrowings and payments in any Designated Foreign Currency, the local time in the place of settlement for such Designated Foreign Currency as may be determined by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Borrower Portal” has the meaning assigned to it in Section 8.08(a).

“Approved Electronic Platform” has the meaning assigned to it in Section 8.03(a).

“Approved Fund” means any Person (other than a natural person and any holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means JPMorgan Chase Bank, N.A., Bank of America, N.A., RBC Capital Markets, PNC Capital Markets LLC and Mizuho Bank, Ltd. in their capacities as joint lead arrangers and joint bookrunners for the credit facilities provided for herein.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, with the consent of any Person whose consent is required by Section 9.04, and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.

“Available Amount” means, as of any day:

(a) (i) $71,300,000 plus (ii) 50% of the Excess Cash Flow for each of the fiscal years of the Borrower (commencing with the fiscal year ending March 31, 2025) for which financial statements have been delivered pursuant to Section 5.01(a), plus

(b) 100% of the aggregate Net Proceeds received after the 2024 Restatement Effective Date from the issuance and sale of Equity Interests (other than Disqualified Equity Interests) of the Borrower, but excluding (i) any such issuance or sale to the extent the purchase thereof is directly or indirectly financed by the Borrower or any Subsidiary, (ii) any issuance of directors’ qualifying shares or other Equity Interests that are required to be held by specified Persons under applicable law, (iii) any issuance or sale under any director, officer or employee or consultant stock option, stock purchase plan or any other similar benefit or compensation plan or (iv) to the extent received in cash in the initial issuance or incurrence, the Net Proceeds of issuances or incurrences of Indebtedness or Disqualified Equity Interests after the 2024 Restatement Effective Date of the Borrower or any Restricted Subsidiary owed or issued, as applicable, to a Person other than any Borrower or a Restricted Subsidiary which shall have been subsequently exchanged for or converted into Equity Interests (other than Disqualified Equity Interests) of the Borrower at such time, plus

(c) in the event that all or a portion of the Available Amount has been applied to make an Investment pursuant to Section 6.04(n) in connection with the designation of a Restricted Subsidiary as an Unrestricted Subsidiary, the acquisition of Equity Interests of, or contribution to the capital of, an Unrestricted Subsidiary or the making or acquisition of any other Investment, an amount equal to the lesser of (i) the portion of the Available Amount applied in respect of such Investment, acquisition or contribution and not previously used to increase the Available Amount pursuant to this clause (c) or clause (d) below and (ii) the aggregate amount received by the Borrower or any Restricted Subsidiary in cash and cash equivalents from: (A) the sale (other than to the Borrower or any Restricted Subsidiary) of any such Equity Interests of any such Unrestricted Subsidiary or any such Investment, (B) any dividend or other distribution by any such Unrestricted Subsidiary or received in respect of any such Investment or (C) interest, returns of principal, repayment and similar payments by any such Unrestricted Subsidiary or received in respect of any such Investment, plus

(d) in the event that all or a portion of the Available Amount has been applied to make an Investment pursuant to 6.04(n) in connection with the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and such Unrestricted Subsidiary is thereafter redesignated as a Restricted Subsidiary or is merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or any Restricted Subsidiary, an amount equal to the lesser of (i) the portion of the Available Amount applied in respect of such Investment and not previously used to increase the Available Amount pursuant to clause (c) above or this clause (d) and (ii) the fair market value of the Investments of the Borrower and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), minus

(e) the portion of the Available Amount previously utilized pursuant to Section 6.04(n), Section 6.08(a)(viii) and Section 6.08(b)(viii), with the utilization of Section 6.04(n) for any Investment being the amount thereof as of the date the applicable Investment is made, determined in accordance with the definition of “Investment”.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.13.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Event” means, with respect to any Person, that such Person has become the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof; provided that, a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority; provided, however, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any agreements made by such Person.

“Benchmark” means, initially, with respect to any Term Benchmark Loan, the Relevant Rate for such Agreed Currency; provided that, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.13.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in a Designated Foreign Currency, “Benchmark Replacement” shall mean the alternative set forth in (2) below:

(1) in the case of any Loan denominated in Dollars, Adjusted Daily Simple SOFR;

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment;

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan denominated in Dollars, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent, in its reasonable discretion in consultation with the Borrower, decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided that, such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrower” means NetScout Systems, Inc., a Delaware corporation.

“Borrower Communications” means, collectively, any Borrowing Request, Interest Election Request, notice of prepayment, notice requesting the issuance, amendment or extension of a Letter of Credit or other notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Borrower to the Administrative Agent through an Approved Borrower Portal.

“Borrowing” means Loans of the same Class and Type made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” means (a) in the case of a Term Benchmark Borrowing denominated in Dollars, $1,000,000, (b) in the case of a Term Benchmark Borrowing denominated in any Designated Foreign Currency, the smallest amount of such Designated Foreign Currency that is an integral multiple of 100,000 units of such currency and that has a Dollar Equivalent in excess of $1,000,000 and (c) in the case of an ABR Borrowing, $500,000.

“Borrowing Multiple” means (a) in the case of a Term Benchmark Borrowing denominated in Dollars, $500,000, (b) in the case of a Term Benchmark Borrowing denominated in any Designated Foreign Currency, the smallest amount of such Designated Foreign Currency that is an integral multiple of 100,000 units of such currency and that has a Dollar Equivalent in excess of $500,000 and (c) in the case of an ABR Borrowing, $100,000.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, which shall be substantially in the form approved by the Administrative Agent and separately provided to the Borrower.

“Business Day” means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Business Day shall be (i) in relation to Loans denominated in Euros and in relation to the calculation or computation of EURIBOR, any day which is also a TARGET Day and (ii) in relation to Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate, any such day that is also a U.S. Government Securities Business Day.

“Calculation Date” means (a) the last Business Day of each calendar month, (b) each date (with such date to be reasonably determined by the Administrative Agent) that is on or about the date of (i) a Borrowing Request or an Interest Election Request with respect to any Revolving Loan or (ii) the issuance, amendment, renewal or extension of a Letter of Credit, (c) if an Event of Default has occurred and is continuing, any Business Day as determined by the Administrative Agent in its sole discretion and (d) any other date requested by the Administrative Agent in its reasonable discretion.

“Capital Expenditures” means, for any period, the additions to property, plant and equipment and other capital expenditures of the Borrower and the Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP (but eliminating all accounts of Unrestricted Subsidiaries), but excluding in each case any such expenditure (i) made by the Borrower or any Restricted Subsidiary with the Net Proceeds of any Disposition, (ii) made by the Borrower or any Restricted Subsidiary as payment of the consideration for a Permitted Acquisition, (iii) made by the Borrower or any Restricted Subsidiary to effect leasehold improvements to any property leased by the Borrower or such Restricted Subsidiary as lessee, to the extent that such expenses have been reimbursed by the landlord, (iv) in the form of a substantially contemporaneous exchange of similar property, plant, equipment or other capital assets, except to the extent of cash or other consideration (other than the assets so exchanged), if any, paid or payable by the Borrower or any Restricted Subsidiary and (v) made with the Net Proceeds from the issuance of Qualified Equity Interests.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP; the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. For purposes of Section 6.02, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Cash Equivalents” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America or the European Union (or by any agency or instrumentality thereof to the extent such obligations are backed by the full faith and credit of the United States of America or the European Union, as applicable), in each case maturing up to 12 months from the date of acquisition thereof;

(b) investments in commercial paper maturing up to 12 months from the date of acquisition thereof and having, at the date of acquisition thereof, a credit rating of at least (i) A-2 by S&P or (ii) P-2 by Moody’s;

(c) investments in certificates of deposit, bankers’ acceptances and demand, overnight bank, market, time or dollar time deposits, in each case maturing up to 12 months from the date of acquisition thereof, issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any commercial bank (whether domestic or foreign) that has a combined capital and surplus and undivided profits of not less than an amount the Dollar Equivalent of which is $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) “money market funds” that (i) comply with the criteria set forth in Rule 2a-7 of the Investment Company Act, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $1,000,000,000;

(f) investment funds investing at least 95% of their assets in securities of the types described in clauses (a) through (e) above;

(g) in the case of any Foreign Restricted Subsidiary, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Foreign Restricted Subsidiary for cash management purposes; and

(h) marketable securities that include (i) corporate bonds rated no less than BBB by S&P or Baa2 by Moody’s, (ii) floating rate notes rated no less than A-2 by S&P or P-2 by Moody’s, (iii) municipal securities rated no less than SP-1 by S&P or MIG-1 by Moody’s or (iv) variable rate demand notes rated no less than A-1 by S&P or VMIG-1 by Moody’s.

“Cash Management Services” means any treasury management services (including controlled disbursements, zero balance arrangements, cash sweeps, corporate credit and purchase card and other card services, automated clearinghouse transactions, return items, overdrafts, temporary advances, interest and fees and interstate depository network services) provided to the Borrower or any Restricted Subsidiary (whether absolute or contingent and howsoever and whenever created, arising, evidence or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)).

“Central Bank Rate” means, (A) the greater of (i) for any Loan denominated in (a) Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time, and (b) any other Designated Foreign Currency determined after the 2024 Restatement Effective Date, a central bank rate as determined by the Administrative Agent in its reasonable discretion and (ii) zero; plus (B) the applicable Central Bank Rate Adjustment.

“Central Bank Rate Adjustment” means, for any day, for any Loan denominated in (a) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the EURIBOR Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest EURIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period, and (b) any other Designated Foreign Currency determined after the 2024 Restatement Effective Date, a Central Bank Rate Adjustment as determined by the Administrative Agent in its reasonable discretion. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) the EURIBOR Rate on any day shall be based on the EURIBOR Screen Rate on such day at approximately the time referred to in the definition of such term for deposits in the applicable Agreed Currency for a maturity of one month (or, in the event the EURIBOR Screen Rate for deposits in the applicable Agreed Currency is not available for such maturity of one month, shall be based on the EURIBOR Interpolated Rate as of such time); provided that, if such rate shall be less than 0.00%, such rate shall be deemed to be zero for all purposes.

“CFC” means (a) each Subsidiary that is a “controlled foreign corporation” for purposes of the Code, (b) each subsidiary of any such controlled foreign corporation and (c) any CFC Holdco.

“CFC Holdco” means a Domestic Subsidiary that has no material assets other than Equity Interests in one or more CFCs (including for this purpose, any debt or other instrument treated as equity for U.S. Federal income Tax purposes) and rights to Intellectual Property relating solely to and utilized solely by such CFCs (but in respect of which no significant royalty, license or similar fees are paid by such CFCs) and assets incidental thereto.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) of Equity Interests in the Borrower representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Borrower; (b) persons who were (i) directors of the Borrower on the date hereof, (ii) nominated or approved by the board of directors of the Borrower or (iii) appointed by directors who were directors of the Borrower on the date hereof or were nominated or approved as provided in clause (ii) above, ceasing to occupy a majority of the seats (excluding vacant seats) on the board of directors of the Borrower; or (c) the occurrence of any “change in control” (or similar event, however denominated) with respect to the Borrower under and as defined in any indenture or other agreement or instrument evidencing, governing the rights of the holders of or otherwise relating to any Material Indebtedness of the Borrower or any Restricted Subsidiary.

“Change in Law” means the occurrence, after the 2024 Restatement Effective Date (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning set forth in Section 9.13.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term Loans of any Series or Revolving Loans, (b) any Commitment, refers to whether such Commitment is a Term Commitment of any Series or a Revolving Commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the Internal Revenue Code of 1986.

“Collateral” means any and all assets, whether personal or tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Obligations; provided that, the Collateral shall in no event include any Excluded Assets.

“Collateral Agreement” means the Guarantee and Collateral Agreement dated as of the Original Effective Date, among the Borrower, the other Loan Parties, and the Administrative Agent, as amended, supplemented or otherwise modified from time to time.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Administrative Agent shall have received from the Borrower and each Designated Subsidiary either (i) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Person or (ii) in the case of any Person that becomes a Designated Subsidiary after the Original Effective Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Person, together with documents and opinions of the type referred to in paragraphs (d) and (e) of Section 4.01 of the Original Credit Agreement with respect to such Designated Subsidiary;

(b) all Equity Interests in each Restricted Subsidiary that is a wholly owned Material Subsidiary or Material Foreign Subsidiary owned by any Loan Party shall have been pledged pursuant to (i) except as required by clause (ii) below, the Collateral Agreement (provided that, the Loan Parties shall not be required to pledge more than 65% of the outstanding voting Equity Interests in any CFC or CFC Holdco or any Equity Interests which are otherwise classified as “Excluded Equity Interests” (as defined in the Collateral Agreement)), and the Administrative Agent shall, to the extent required by the Collateral Agreement, have received certificates or other instruments representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank, or (ii) with respect to Equity Interests in a Material Foreign Subsidiary Local Pledgee, a pledge agreement (a “Foreign Pledge Agreement”) governed by the laws of the jurisdiction of such Material Foreign Subsidiary Local Pledgee (in form and substance reasonably satisfactory to the Administrative Agent) that the Administrative Agent reasonably determines, based on the advice of counsel, to be necessary or advisable in connection with the pledge of, or the granting of security interests in, Equity Interests of such Material Foreign Subsidiary Local Pledgee (provided that, the Loan Parties shall not be required to pledge more than 65% of the outstanding voting Equity Interests in any CFC or CFC Holdco or any Equity Interests which are otherwise classified as “Excluded Equity Interests” (as defined in the Collateral Agreement)), in each case duly executed and delivered on behalf of such Person and, to the extent required by applicable law or otherwise reasonably requested by the Administrative Agent, such Foreign Subsidiary;

(c) all Indebtedness of the Borrower and each Subsidiary, and all other Indebtedness (other than Cash Equivalents) of any Person in a principal amount of $5,000,000 or more, in each case that is owing to any Loan Party shall be evidenced by a promissory note and shall have been pledged pursuant to the Collateral Agreement, and the Administrative Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(d) all documents and instruments, including Uniform Commercial Code financing statements, required by Requirements of Law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, with the priority required by, and subject to the exceptions and limitations set forth in, the Security Documents and the other provisions of the term “Collateral and Guarantee Requirement”, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording (or the Administrative Agent shall have been authorized to make such filing, registration or recording); and

(e) each Loan Party shall have obtained all consents and approvals required to be obtained at such time by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (i) the foregoing provisions of this definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of legal opinions or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Subsidiary, if, and for so long as the Administrative Agent and the Borrower reasonably agree that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any adverse Tax consequences to the Borrower and the Subsidiaries, including any potential Section 956 Impact), shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (ii) Liens required to be granted from time to time pursuant to the term “Collateral and Guarantee Requirement” shall be subject to exceptions and limitations set forth therein and in the Security Documents and, to the extent appropriate in the applicable jurisdiction, as reasonably agreed between the Administrative Agent and the Borrower, (iii) in no event shall (A) the Collateral include any Excluded Assets or (y) control agreements or control or similar arrangements be required (including with respect to cash deposit or securities accounts), other than in respect of pledges of certificated equity interests and debt instruments as set forth above in clauses (b) and (c), and (iv) except as set forth in clause (b)(ii) above, no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required in order to create any security interest in any Collateral or to perfect any security interest in such Collateral, including any intellectual property registered in any non-U.S. jurisdiction. The Administrative Agent may grant extensions of time for the creation and perfection of security interests in, or the obtaining of, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the 2024 Restatement Effective Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the 2024 Restatement Effective Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents.

“Commitment” means a Revolving Commitment, a Term Commitment of any Series or any combination thereof (as the context requires).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to this Agreement or any other Loan Document or the transactions contemplated herein or therein that is distributed to the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to Section 9.01, including through the Approved Electronic Platform.

“Compliance Certificate” means a Compliance Certificate in the form of Exhibit E or any other form reasonably approved by the Administrative Agent.

“Confidential Information Memorandum” means the Lender Presentation dated July 2021, relating to the credit facility provided for herein.

“Consolidated Current Liabilities” means, as of any date, all amounts which, in conformity with GAAP, would be classified as current liabilities on a consolidated balance sheet of the Borrower and its consolidated subsidiaries as at such date (but treating Unrestricted Subsidiaries as if they were not consolidated with the Borrower and otherwise eliminating all accounts of Unrestricted Subsidiaries), excluding (i) liabilities that by their terms are extendable or renewable at the option of the obligor to a date more than 12 months after the date of determination and (ii) current maturities of long-term debt.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus

(a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum for the Borrower and the Restricted Subsidiaries (and, for the avoidance of doubt, eliminating all accounts of the Unrestricted Subsidiaries) of:

(i) consolidated interest expense for such period (including imputed interest expense in respect of Capital Lease Obligations);

(ii) provision for Taxes based on income, profits or losses, including foreign withholding Taxes during such period;

(iii) all amounts attributable to depreciation and amortization for such period;

(iv) any extraordinary, unusual or non-recurring losses, charges or expenses for such period, determined on a consolidated basis in accordance with GAAP; provided that, the aggregate amount of any such unusual and non-recurring losses, charges or expenses in respect of any Test Period shall not exceed 25.00% of Consolidated EBITDA for such Test Period;

(v) any Non-Cash Charges for such period;

(vi) any losses attributable to early extinguishment of Indebtedness or obligations under any Hedging Agreement;

(vii) Pro Forma Adjustments in connection with Permitted Acquisitions;

(viii) nonrecurring integration or restructuring expenses in connection with acquisitions or restructurings other than in the ordinary course of business (including severance costs, retention payments, change of control bonuses, relocation expenses and similar expenses);

(ix) one-time out-of-pocket transactional costs and expenses relating to Permitted Acquisitions, Investments outside the ordinary course of business, incurrence of Indebtedness (including any amendment or refinancing thereof), issuance of Equity Interests and Dispositions (regardless of whether consummated), including legal fees, advisory fees, and upfront financing fees;

(x) unrealized losses during such period attributable to the application of “mark-to-market” accounting in respect of any Convertible Notes or Hedging Agreement other than those relating to foreign currencies;

(xi) non-recurring fees and expenses incurred during such period in connection with the Transactions;

(xii) upfront fees or charges or losses arising from any Receivables Securitization for such period;

(xiii) any other amounts for such period comparable to or in the nature of interest under any Receivables Securitization, and losses on dispositions of Receivables and related assets in connection with any Receivables Securitization for such period;

provided that, any cash payment or other reversals made with respect to any Non-Cash Charges added back in computing Consolidated EBITDA for any prior period pursuant to clause (a)(v) above (or that would have been added back had this Agreement been in effect during such prior period) shall be subtracted in computing Consolidated EBITDA for the period in which such cash payment or reversal is made; provided further that, the aggregate amount of all amounts under clauses (vii) and (viii) that increase Consolidated EBITDA in any Test Period (including, for avoidance of doubt, in connection with any calculation made hereunder on a Pro Forma Basis) shall not exceed, and shall be limited to, 25.00% of Consolidated EBITDA in respect of such Test Period (calculated after giving effect to such adjustments and with no carryover of unused amounts into any subsequent period); and minus

(b) without duplication and to the extent included in determining such Consolidated Net Income, the sum for the Borrower and the Restricted Subsidiaries (and, for the avoidance of doubt, eliminating all accounts of Unrestricted Subsidiaries) of:

(i) any extraordinary, unusual or non-recurring gains for such period, determined on a consolidated basis in accordance with GAAP;

(ii) any non-cash gains for such period, including any gains attributable to the early extinguishment of Indebtedness;

(iii) any net income Tax benefit for such period determined on a consolidated basis in accordance with GAAP;

(iv) any gains attributable to the early extinguishment of obligations under any Hedging Agreement other than those relating to foreign currencies; and

(v) unrealized gains during such period attributable to the application of “mark-to-market” accounting in respect of any Convertible Notes or Hedging Agreement;

provided further that, Consolidated EBITDA for any period shall be calculated so as to exclude (without duplication of any adjustment referred to above) the effect of:

(A) the cumulative effect of any changes in GAAP or accounting principles applied by management; and

(B) purchase accounting adjustments.

“Consolidated Net Income” means, for any period, the net income or loss of the Borrower and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (but, subject to clause (b) below, treating Unrestricted Subsidiaries as if they were not consolidated with the Borrower and otherwise eliminating all accounts of Unrestricted Subsidiaries); provided that, there shall be excluded (a) the income of any Person (other than the Borrower) that is not a consolidated Subsidiary except to the extent of the amount of cash dividends or other cash distributions constituting earned income actually paid by such Person to the Borrower or, subject to clauses (b) and (c) below, any consolidated Subsidiary during such period, (b) the income of, and any amounts referred to in clause (a) above paid to, any consolidated Subsidiary (other than the Borrower or any Subsidiary Loan Party) to the extent that, on the date of determination, the declaration or payment of cash dividends or other cash distributions by such Subsidiary (i) is not permitted without any prior approval of any Governmental Authority which, to the actual knowledge of the Borrower, would be required and that has not been obtained or under any law applicable to the Borrower or any such Subsidiary (in the case of any foreign law, of which the Borrower has knowledge) or (ii) is not permitted by the operation of the terms of the organizational documents of such Subsidiary or any agreement or other instrument binding upon the Borrower or any Subsidiary, unless such restrictions with respect to the payment of cash dividends and other cash distributions has been legally and effectively waived and (c) the income or loss of, and any amounts referred to in clause (a) above paid to, any consolidated Subsidiary that is not wholly owned by the Borrower to the extent such income or loss or such amounts are attributable to the non-controlling interest in such consolidated Subsidiary.

“Consolidated Total Assets” means, as of any date, the amount equal to the amount that would, in conformity with GAAP, be included as assets on the consolidated balance sheet of the Borrower and its consolidated subsidiaries as at such date (but treating Unrestricted Subsidiaries as if they were not consolidated with the Borrower and otherwise eliminating all accounts of Unrestricted Subsidiaries).

“Consolidated Total Debt” means, as of any date, without duplication, (a) the aggregate principal amount of Indebtedness of the Borrower and the Subsidiaries outstanding as of such date, in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but treating Unrestricted Subsidiaries as if they were not consolidated with the Borrower and otherwise eliminating all accounts of Unrestricted Subsidiaries) (and without giving effect to any election to value any Indebtedness at “fair value”, as described in Section 1.04(a), or any other accounting principle that results in the amount of any such Indebtedness (other than zero coupon Indebtedness) to be below the stated principal amount of such Indebtedness) (including, for the avoidance of doubt, all outstanding obligations pursuant to any Receivables Securitization that would be characterized as principal if such Receivables Securitization were structured as a secured lending transaction rather than as a purchase), plus (b) the aggregate amount of Disqualified Equity Interests (the amount of which shall be equal to the value determined as set forth the definition of Indebtedness) of the Borrower and the Restricted Subsidiaries outstanding as of such date (other than Disqualified Equity Interests held by the Borrower or any Restricted Subsidiary). Notwithstanding anything to the contrary herein, Consolidated Total Debt will exclude (i) any Refinanced Debt outstanding on any determination date (and any amounts to be used to effect the refinancing, repurchase, purchase, redemption or repayment in connection with such Refinanced Debt shall not be included as Unrestricted Cash for purposes of this Agreement) so long as a notice of redemption of, or an offer to purchase, such Refinanced Debt has been given or made (and, in the case of an offer to purchase, not withdrawn) on or prior to such date (any such Refinanced Debt, “Defeased Debt”), (ii) any letter of credit, except to the extent of unreimbursed obligations in respect of drawn letters of credit, (iii) obligations under Hedging Agreements or (iv) obligations in respect of cash management obligations.

“Consolidated Total Secured Debt” means, as of any date, the aggregate principal amount of Consolidated Total Debt of the Borrower and the Restricted Subsidiaries outstanding as of such date that is secured by Liens on any property or assets of the Borrower or the Restricted Subsidiaries.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Notes” means debt securities that are convertible solely into, or exchangeable solely for, Equity Interests and/or cash; provided that, such debt securities do not have a scheduled maturity date any earlier than the date that is 91 days after the Maturity Date applicable at the time of issuance thereof (except if as a result of a customary fundamental change or change of control event or conversion right pursuant to the terms thereof).

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 9.20.

“Credit Party” means the Administrative Agent, each Issuing Bank and each other Lender.

“Daily Simple SOFR” means, for any day(a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day, a “SOFR Determination Date”) that is five U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. If by 5:00 p.m. New York City time, on the second U.S. Government Securities Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website.

“Default” means any event or condition that constitutes, or upon notice, lapse of time or both would, unless cured or waived, constitute an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Revolving Lender that (a) has failed, within two Business Days of the date required to be funded or paid, (i) to fund any portion of its Loans, (ii) to fund any portion of its participations in Letters of Credit or (iii) to pay to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good-faith determination that a condition precedent (specifically identified in such writing, including, if applicable, by reference to a specific Default) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party made in good faith to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit, provided that, such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent or (d) has (i) become the subject of a Bankruptcy Event, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender or (iii) has become the subject of a Bail-In Action. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower, each Issuing Bank and each Revolving Lender.

“Defeased Debt” has the meaning assigned to it in the definition of “Consolidated Total Debt”.

“Designated Foreign Currency” means (a) Euro and (b) any other currency determined after the 2024 Restatement Effective Date by mutual agreement of the Borrower, each applicable Lender, each Issuing Bank and the Administrative Agent; provided that, (i) each such currency is a lawful currency that is readily available, freely transferable and not restricted and able to be converted into Dollars and (ii) this Agreement has been amended to incorporate relevant rate provisions for such currency.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with a disposition pursuant to Section 6.05 that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Financial Officer of the Borrower, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of such disposition).

“Designated Subsidiary” means each wholly owned Restricted Subsidiary that is (a) a Material Subsidiary and (b) not an Excluded Subsidiary.

“Disclosed Matters” means the actions, suits, proceedings and the environmental, Intellectual Property and other matters disclosed in Schedule 3.06.

“Disposition” has the meaning set forth in Section 6.05.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that requires the payment of any dividend (other than dividends payable solely in Qualified Equity Interests) or that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a) matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b) is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(c) is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by the Borrower or any Subsidiary, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date that is 91 days after the Latest Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the date hereof, the date hereof); provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change of control” (or similar event, however denominated) shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of all the Loans and all other Loan Document Obligations that are accrued and payable, the cancellation or expiration of all Letters of Credit and the termination or expiration of the Commitments and (ii) an Equity Interest in any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such Person or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Dollars” or “$” refers to lawful money of the United States of America.

“Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in Dollars, such amount, and (b) with respect to any amount in any Designated Foreign Currency, the equivalent in Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.07 using the Exchange Rate with respect to such Designated Foreign Currency at the time in effect for such amount under the provisions of such Section.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary that is a Domestic Subsidiary.

“Domestic Subsidiary” means any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means (a) any member state of the European Union, (b) Iceland, (c) Liechtenstein and (d) Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, a natural person (and any holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), a Defaulting Lender, the Borrower, any Subsidiary or any other Affiliate of the Borrower.

“Embargoed Property” means any property (a) in which a Sanctioned Person holds an interest, (b) beneficially owned, directly or indirectly, by a Sanctioned Person, (c) that is due to or from a Sanctioned Person, (d) that is located in a Sanctioned Country or (e) that would otherwise cause any actual or possible violation by a Lender of any applicable anti-terrorism law if a Lender were to obtain an encumbrance on, Lien on, pledge of or security interest in such property or provide services in consideration of such property.

“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.

“Engagement Letter” means the Engagement Letter dated September 19, 2024, between the Borrower and JPMorgan Chase Bank, N.A.

“Environmental Laws” means all rules, regulations, codes, ordinances, judgments, orders, decrees and other laws, and all injunctions, notices or binding agreements, issued, promulgated or entered into by or with any Governmental Authority and relating to (a) the protection of the environment, (b) the preservation or reclamation of natural resources, (c) the generation, management, Release or threatened Release of any Hazardous Material or (d) with respect to Hazardous Materials, the protection of human health and safety.

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties and indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests, beneficial interests or other ownership interests, whether voting or nonvoting, in, or interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing (other than, prior to the date of such conversion, Indebtedness, including any Convertible Notes, that is convertible into Equity Interests).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or 414(o) of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA), (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (f) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, (h) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA or in endangered or critical status, within the meaning of Section 305 of ERISA or (i) the occurrence of a “prohibited transaction” with respect to which the Borrower or any Subsidiary is a “disqualified person” (within the meaning of Section 4975 of the Code) or a “party in interest” (within the meaning of Section 406 of ERISA) with respect to which the Borrower or any such Subsidiary could otherwise be liable.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro” or “€” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation.

“EURIBOR Interpolated Rate” means, at any time, with respect to any Term Benchmark Borrowing denominated in Euros and for any Interest Period, the rate per annum (rounded to the same number of decimal places as the EURIBOR Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the EURIBOR Screen Rate for the longest period (for which the EURIBOR Screen Rate is available for Euros) that is shorter than the Impacted EURIBOR Rate Interest Period; and (b) the EURIBOR Screen Rate for the shortest period (for which the EURIBOR Screen Rate is available for Euros) that exceeds the Impacted EURIBOR Rate Interest Period, in each case, at such time; provided that, if any EURIBOR Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for all purposes.

“EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros and for any Interest Period, the EURIBOR Screen Rate at approximately 11:00 a.m., Brussels time, two TARGET Days prior to the commencement of such Interest Period; provided that, if the EURIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted EURIBOR Rate Interest Period”) with respect to Euros then the EURIBOR Rate shall be the EURIBOR Interpolated Rate.

“EURIBOR Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as of 11:00 a.m. Brussels time two TARGET Days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower. If the EURIBOR Screen Rate shall be less than zero, the EURIBOR Screen Rate shall be deemed to be zero for all purposes.

“Event of Default” has the meaning set forth in Article VII.

“Excess Cash Flow” means, for any fiscal year, the sum (without duplication and determined treating Unrestricted Subsidiaries as if they were not consolidated with the Borrower and otherwise eliminating all accounts of Unrestricted Subsidiaries) of:

(a) the consolidated net income or loss of the Borrower and the Subsidiaries for such fiscal year; plus

(b) depreciation, amortization and other noncash charges or losses (including deferred income Taxes) deducted in determining such consolidated net income or loss for such fiscal year; plus

(c) the sum of (i) the amount, if any, by which Net Working Capital decreased during such fiscal year (except as a result of the reclassification of items from short-term to long-term or vice-versa), (ii) the net amount, if any, by which the consolidated deferred revenues and other consolidated accrued long-term liability accounts of the Borrower and the Subsidiaries increased during such fiscal year and (iii) the net amount, if any, by which the consolidated accrued long-term asset accounts of the Borrower and the Subsidiaries decreased during such fiscal year; minus

(d) any non-cash gains included in determining such consolidated net income (or loss) for such fiscal year; minus

(e) the sum of (i) the amount, if any, by which Net Working Capital increased during such fiscal year (except as a result of the reclassification of items from long-term to short-term or vice-versa), (ii) the net amount, if any, by which the consolidated deferred revenues and other consolidated accrued long-term liability accounts of the Borrower and the Subsidiaries decreased during such fiscal year and (iii) the net amount, if any, by which the consolidated accrued long-term asset accounts of the Borrower and the Subsidiaries increased during such fiscal year; minus

(f) the sum of, in each case except to the extent financed with Excluded Sources or to the extent reducing the Available Amount, (i) the aggregate amount of Capital Expenditures by the Borrower and the Restricted Subsidiaries made in cash during such fiscal year, (ii) to the extent not deducted in arriving at net income or loss or pursuant to the other clauses of this definition, the amount of Restricted Payments paid to Persons other than the Borrower or any Subsidiaries during such period pursuant to Section 6.08 of this Agreement, the Existing Restated Credit Agreement, the Existing Credit Agreement or the Original Credit Agreement and (iii) payments in cash made by the Borrower and the Restricted Subsidiaries with respect to any noncash charges added back pursuant to clause (b) above in computing Excess Cash Flow for any prior fiscal year; minus

(g) the aggregate principal amount of Long-Term Indebtedness repaid, repurchased or prepaid by the Borrower and the Restricted Subsidiaries during such fiscal year, excluding (i) Indebtedness in respect of Revolving Loans and Letters of Credit or other revolving extensions of credit (except to the extent that any repayment or prepayment of such Indebtedness is accompanied by a permanent reduction in related commitments), and (ii) repayments, repurchases and prepayments of Long-Term Indebtedness to the extent financed from Excluded Sources or reducing the Available Amount.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Exchange Rate” means on any day, for purposes of determining the Dollar Equivalent of any other currency, the rate of exchange for the purchase of Dollars with the Designated Foreign Currency last provided (either by publication or otherwise provided to the Administrative Agent) by Reuters on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of Dollars with the Designated Foreign Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion, and such determination shall be presumed correct absent manifest error).

“Excluded Assets” has the meaning assigned to such term in the Collateral Agreement.

“Excluded Sources” means (a) proceeds of any incurrence or issuance of Long-Term Indebtedness, Capital Lease Obligations or Synthetic Lease Obligations, (b) Net Proceeds of any Dispositions of assets made in reliance on Section 6.05(c), (e), (f), (j) and (k), (c) proceeds of any issuance or sale of Equity Interests in the Borrower or any Restricted Subsidiary (other than issuances or sales of Equity Interests to the Borrower or any Restricted Subsidiary) or any capital contributions to the Borrower or any Restricted Subsidiary (other than any capital contributions made by the Borrower or any Restricted Subsidiary) and (d) other proceeds not included in the consolidated net income of the Borrower and the Subsidiaries.

“Excluded Swap Guarantor” means any Subsidiary Loan Party all or a portion of whose Guarantee of, or grant of a security interest to secure, any Specified Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Excluded Swap Obligations” means, with respect to any Subsidiary Loan Party, any Specified Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Subsidiary Loan Party of, or the grant by such Subsidiary Loan Party of a security interest to secure, such Specified Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof). If a Specified Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Subsidiary” means (a) any Subsidiary that is not a wholly-owned subsidiary of the Borrower on the 2024 Restatement Effective Date or, if later, the date it first becomes a Subsidiary, (b) any Subsidiary that is a CFC, including any CFC Holdco, (c) any Subsidiary that is prohibited by applicable law from guaranteeing the Loan Document Obligations, (d) any Subsidiary that (i) is prohibited by any contractual obligation existing on the 2024 Restatement Effective Date or on the date such Subsidiary is acquired or otherwise becomes a Subsidiary (but not entered into in contemplation of such acquisition) from guaranteeing the Loan Document Obligations, (ii) would require governmental (including regulatory) consent, approval, license or authorization to provide such Guarantee, unless such consent, approval, license or authorization has been received, or (iii) for which the provision of such Guarantee would result in a material adverse Tax consequence to the Borrower and the Restricted Subsidiaries, taken as a whole (as reasonably determined in good faith by the Borrower), (e) any captive insurance subsidiary, not for profit subsidiary or special purpose entity (including any Securitization Subsidiary) and (f) any other Subsidiary excused from becoming a Loan Party pursuant to the last paragraph of the definition of the term “Collateral and Guarantee Requirement”.

“Excluded Taxes” means, with respect to any payment made by any Loan Party under this Agreement or any other Loan Document, any of the following Taxes imposed on or with respect to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interests in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.18(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16(a), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.16(f), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means the Amended and Restated Credit Agreement dated as of January 16, 2018, among the Borrower, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as in effect immediately prior to the Restatement Effective Date.

“Existing Restated Credit Agreement” means the Second Amended and Restated Credit Agreement dated as of July 27, 2021, among the Borrower, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as in effect immediately prior to the 2024 Restatement Effective Date.

“Extending Lender” has the meaning assigned to such term in Section 2.21(a).

“Extension Offer” has the meaning assigned to such term in Section 2.21(a).

“Extension Permitted Amendment” means an amendment to this Agreement and the other Loan Documents, effected in connection with an Extension Offer pursuant to Section 2.21, providing for an extension of the Maturity Date applicable to the Extending Lenders’ Loans and/or Commitments of the applicable Extension Request Class (such Loans or Commitments being referred to as the “Extended Loans” or “Extended Commitments”, as applicable) and, in connection therewith, (a) an increase or decrease in the rate of interest accruing on such Extended Loans, (b) in the case of Extended Loans that are Term Loans of any Class, a modification of the scheduled amortization applicable thereto, provided that, the weighted average life to maturity of such Extended Loans shall be no shorter than the remaining weighted average life to maturity (determined at the time of such Extension Offer) of the Term Loans of such Class, (c) a modification of voluntary or mandatory prepayments applicable thereto (including prepayment premiums and other restrictions thereon), provided that, in the case of Extended Loans that are

Term Loans, such requirements may provide that such Extended Loans may participate in any mandatory prepayments on a pro rata basis (or on a basis that is less than a pro rata basis) with the Loans of the applicable Extension Request Class, but may not provide for prepayment requirements that are more favorable than those applicable to the Loans of the applicable Extension Request Class, (d) an increase in the fees payable to, or the inclusion of new fees to be payable to, the Extending Lenders in respect of such Extension Offer or their Extended Loans or Extended Commitments and/or (e) an addition of any covenants or provisions applicable to the Borrower and the Subsidiaries (i) applicable only to periods after the Latest Maturity Date in effect at the time of such Extension Permitted Amendment or (ii) that are also for the benefit of all other Lenders in respect of Loans and Commitments outstanding at the time of such Extension Permitted Amendment.

“Extension Request Class” has the meaning assigned to such term in Section 2.21(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as shall be set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that, if such rate as so determined would be less than zero, such rate shall be deemed to be zero for all purposes.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Letter” means the Administrative Agent Fee Letter dated September 19, 2024, among the Borrower and JPMorgan Chase Bank, N.A.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person. Unless otherwise specified, “Financial Officer” means a Financial Officer of the Borrower.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate, Adjusted Daily Simple SOFR, or the EURIBOR Rate, as applicable. For the avoidance of doubt, the initial Floor for each of the Adjusted Term SOFR Rate, the Adjusted Daily Simple SOFR and the EURIBOR Rate shall be 0.00%.

“Foreign Jurisdiction Deposit” means a deposit or Guarantee incurred in the ordinary course of business and required by any Governmental Authority in a foreign jurisdiction as a condition of doing business in such jurisdiction.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Pledge Agreement” has the meaning assigned to such term in the definition of “Collateral and Guarantee Requirement”.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary that is a Foreign Subsidiary.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America.

“Global Intercompany Note” means the intercompany note substantially in the form of Exhibit D hereto, or otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, Governmental Authorities.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that, the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of Indebtedness or other obligation guaranteed thereby (or, in the case of (i) any Guarantee the terms of which limit the monetary exposure of the guarantor or (ii) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (i), pursuant to such terms or, in the case of clause (ii), in good faith by a Financial Officer of the Borrower)).

“Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, prices of equity or debt securities or instruments, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or any similar transaction or combination of the foregoing transactions; provided that, no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any Restricted Subsidiary shall be a Hedging Agreement.

“Impacted EURIBOR Rate Interest Period” has the meaning assigned to such term in the definition of “EURIBOR Rate.”

“Incremental Commitment” means an Incremental Revolving Commitment or an Incremental Term Commitment.

“Incremental Equivalent Debt” means any Indebtedness incurred by the Borrower in the form of one or more series of senior secured notes, notes or term loans secured on a junior lien basis or unsecured notes or terms loans; provided that, (a) if such Indebtedness is secured, such Indebtedness shall be secured by the Collateral on a pari passu or junior basis with the Loan Document Obligations and shall not be secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, (b) the stated final maturity of such Indebtedness shall not be earlier than the Latest Maturity Date at the time of the incurrence of such Indebtedness (except for any such Indebtedness in the form of a bridge or other interim credit facility intended to be refinanced or replaced with long-term Indebtedness that satisfies the requirements set forth in this definition), (c) such Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, (x) upon the occurrence of an event of default, asset sale, event of loss, conversion event or a change in control or fundamental change and (y) in the case of any such Incremental Equivalent Debt in the form of a bridge or other interim credit facility intended to be refinanced or replaced with long-term Indebtedness that satisfies the requirements set forth in this definition) prior to the Latest Maturity Date at the time of the incurrence of such Indebtedness; provided that, notwithstanding the foregoing, scheduled amortization payments (however denominated) of such Indebtedness shall be permitted so long as the weighted average life to maturity of such Indebtedness is not shorter than the weighted average life to maturity of the then-outstanding Classes of Term Loans, (d) the terms and conditions of such Indebtedness (excluding, for the avoidance of doubt, pricing, maturity, prepayment or redemption terms) are not materially more favorable (when taken as a whole), as determined by the Borrower in good faith, to the lenders or holders providing such Indebtedness than those applicable to the existing Commitments and the Loans at the time of Incurrence of such Indebtedness (except for covenants (including financial maintenance covenants) or other provisions (i) applicable only to periods after the Latest Maturity Date in effect at the time such Incremental Equivalent Debt is issued or (ii) that are also for the benefit of all other Lenders in respect of Loans and Commitments outstanding at the time such Incremental Equivalent Debt is incurred), as determined in good faith by the Borrower (it being understood that such Indebtedness may include one or more financial maintenance covenants with which the Borrower shall be required to comply; provided that, any such financial maintenance covenant shall also be for the benefit of all other Lenders in respect of all Loans and Commitments outstanding at the time that such Incremental Equivalent Debt is incurred), (e) if such Indebtedness is secured, the security agreements relating to such Indebtedness shall not be materially more favorable (when taken as a whole) to the holders providing such Indebtedness than the existing Security Documents are to the Lenders (as determined in good faith by the Borrower) (with such differences as are appropriate to reflect the nature of such Incremental Equivalent Debt and are otherwise reasonably satisfactory to the Administrative Agent), (f) if such Indebtedness is secured, a trustee or note agent acting on behalf of the holders of such Indebtedness shall have become party to customary intercreditor arrangements mutually agreed with the Administrative Agent and (g) such Indebtedness shall not be guaranteed by any Subsidiaries other than the Loan Parties.

“Incremental Extensions of Credit” has the meaning set forth in Section 2.20.

“Incremental Facility” means an Incremental Revolving Facility or an Incremental Term Facility.

“Incremental Facility Amendment” means an Incremental Facility Amendment, in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Incremental Lenders, establishing Incremental Term Commitments of any Series or Incremental Revolving Commitments and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.20.

“Incremental Fixed Amount” means, as of any date of determination, the greater of (i) $300,000,000 and (ii) Consolidated EBITDA for the Test Period most recently ended on or before such date.

“Incremental Lender” means an Incremental Revolving Lender, an Incremental Term Lender.

“Incremental Revolving Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant to an Incremental Facility Amendment and Section 2.20, to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure under such Incremental Facility Amendment.

“Incremental Revolving Facility” means an incremental portion of the Revolving Commitments established hereunder pursuant to an Incremental Facility Amendment providing for Incremental Revolving Commitments.

“Incremental Revolving Lender” means a Lender with an Incremental Revolving Commitment.

“Incremental Term Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant an Incremental Facility Amendment and Section 2.20, to make Incremental Term Loans of any Series hereunder, expressed as an amount representing the maximum principal amount of the Incremental Term Loans of such Series to be made by such Lender.

“Incremental Term Facility” means an incremental term loan facility established hereunder pursuant to an Incremental Facility Amendment providing for Incremental Term Commitments.

“Incremental Term Lender” means a Lender with an Incremental Term Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan” means a Loan made by an Incremental Term Lender to the Borrower pursuant to Section 2.20.

“Incremental Term Maturity Date” means, with respect to Incremental Term Loans of any Series, the scheduled date on which such Incremental Term Loans shall become due and payable in full hereunder, as specified in the applicable Incremental Facility Amendment.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all monetary obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all monetary obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all monetary obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable incurred in the ordinary course of business), (e) all Capital Lease Obligations and Synthetic Lease Obligations of such Person, (f) the maximum aggregate amount of all letters of credit and letters of guaranty in respect of which such Person is an account party (x) supporting Indebtedness or (y) obtained for any purpose not in the ordinary course of business, (g) all monetary obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (h) all Disqualified Equity Interests in such Person, valued, as of the date of determination, at the greater of (i) the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of Disqualified Equity Interests or Indebtedness into which such Disqualified Equity Interests are convertible or exchangeable) and (ii) the maximum liquidation preference of such Disqualified Equity Interests, (i) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person (if such Person has not assumed such Indebtedness of others, then the amount of Indebtedness of such Person shall be the lesser of (A) the amount of such Indebtedness of others and (B) the fair market value of such property, as determined by such Person in good faith), (j) all Guarantees by such Person of Indebtedness of others and (k) all outstanding obligations of such person pursuant to any Receivables Securitization that would be characterized as principal if such Receivables Securitization were structured as a secured lending transaction rather than as a purchase. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, the term “Indebtedness” shall not include (i) post-closing purchase price adjustments or earnouts except to the extent that the amount payable pursuant to such purchase price adjustment or earnout is, or becomes, reasonably determinable and is due and payable and remains unpaid or (ii) obligations in connection with any call spread, capped call or similar arrangement entered into in connection with the issuance of Convertible Notes.

“Indemnified Institution” has the meaning set forth in Section 9.03(c).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under this Agreement or any other Loan Document and (b) Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.03(c).

“Intellectual Property” means all intellectual property of every kind and nature now owned or hereafter acquired by the Borrower or any Subsidiary, including inventions, designs, patents, copyrights, trademarks, trade secrets, domain names, confidential or proprietary technical and business information, know-how, show-how or other similar data or information, software and databases and related documentation, all additions, improvements and accessions to any of the foregoing and all registrations for any of the foregoing.

“Interest Election Request” means a written request by the Borrower to convert or continue a Borrowing in accordance with Section 2.06, which shall be substantially in the form approved by the Administrative Agent and separately provided to the Borrower.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and the applicable Maturity Date and (b) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, such day or days prior to the last day of such Interest Period as shall occur at intervals of three months’ duration after the first day of such Interest Period and the applicable Maturity Date.

“Interest Period” means, with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months (or, if agreed to by each Lender participating therein, less than one month or twelve months) thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment for any Agreed Currency), as the Borrower may elect; provided that, (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) no tenor that has been removed from this definition pursuant to Section 2.13(e) shall be available for specification in any Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person; provided, however, investments made by the Borrower or any of its Subsidiaries at the direction of an employee thereof under any deferred compensation plan or a “rabbi trust” formed in connection with such plans shall not constitute “Investments” for purposes of this Agreement. The amount, as of any date of determination, of (i) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any cash payments actually received by such Person representing a payment or prepayment of in respect of principal of such Investment, but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (ii) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by a Financial Officer, (iii) any Investment in the form of a transfer of Equity Interests or other non-cash property by such Person to the investee, including any such transfer in the form of a capital contribution, shall be the fair market value (as determined in good faith by a Financial Officer) of such Equity Interests or other property as of the time of the transfer, minus any payments actually received by such Person representing a return or distribution of capital with respect to such Investment (but only to the extent that the aggregate amount of all such returns and distributions with respect to such Investment does not exceed the amount of such Investment on the date of such Investment and less any amounts which increase the Available Amount), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment and (iv) any Investment (other than any Investment referred to in clause (i), (ii) or (iii) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus (A) the cost of all additions thereto and minus (B) the amount of any portion of such Investment that has been repaid to the investor in cash as a repayment of principal or a return or distribution of capital with respect to, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment. For purposes of Section 6.04, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that, pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by a Financial Officer.

“IP Security Agreements” has the meaning set forth in the Collateral Agreement.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means (a) JPMorgan Chase Bank, N.A., (b) Bank of America, N.A., (c) RBC Capital Markets, (d) PNC Capital Markets LLC, (e) Mizuho Bank, Ltd. and (f) each Revolving Lender that shall have become an Issuing Bank hereunder as provided in Section 2.04(j) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.04(k)), each in its capacity as an issuer of Letters of Credit hereunder. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.04 with respect to such Letters of Credit).

“Judgment Currency” has the meaning assigned to such term in Section 9.15(b).

“Junior Indebtedness” means any Indebtedness that is subordinated in right of payment to the Loan Document Obligations.

“Latest Maturity Date” means, at any time, the latest of the Maturity Dates in respect of the Classes of Loans and Commitments that are outstanding at such time.

“LC Commitment” means, with respect to an Issuing Bank, the aggregate maximum amount of Letters of Credit at any time outstanding that it will be required to issue hereunder. The LC Commitment of each Issuing Bank existing on the 2024 Restatement Effective Date is set forth with respect to such Issuing Bank on Schedule 2.01 hereto, and the LC Commitment of each Lender designated as an Issuing Bank after the 2024 Restatement Effective Date will be specified in the agreement with respect to such designation contemplated by Section 2.04(j).

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate amount of all Letters of Credit that remains available for drawing at such time and (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower and each Lender shall remain in full force and effect until the Issuing Bank and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

“LC Fee” has the meaning set forth in Section 2.11(b).

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, an Incremental Facility Amendment or a Refinancing Facility Agreement, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption.

“Lender-Related Person” has the meaning assigned to it in Section 9.03(b).

“Letter of Credit” means any letter of credit issued pursuant to this Agreement, other than any such letter of credit that shall have ceased to be a “Letter of Credit” outstanding hereunder pursuant to Section 9.05.

“Letter of Credit Agreement” has the meaning assigned to it in Section 2.04(b).

“Leverage Ratio” means, on any date, the ratio of (a) Consolidated Total Debt as of such date to (b) Consolidated EBITDA for the Test Period most recently ended on or before such date.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest or other encumbrance on, in or of such asset, including any arrangement entered into for the purpose of making particular assets available to satisfy any Indebtedness or other obligation, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or Synthetic Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Limited Condition Acquisition” means any Permitted Acquisition or other Investment permitted by this Agreement with respect to which the consummation of such Permitted Acquisition or other Investment by the Borrower or any of its Subsidiaries is not conditioned on the availability of, or on obtaining, third party financing.

“Loan Document Obligations” means (a) the due and punctual payment by the Borrower of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations of the Borrower under this Agreement and each of the other Loan Documents, including obligations to pay fees, expense reimbursement obligations (including with respect to attorneys’ fees) and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of the Borrower under or pursuant to this Agreement and each of the other Loan Documents and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to each of the Loan Documents (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), in each case of clauses (a), (b) and (c), whether now or hereafter owing.

“Loan Documents” means this Agreement, the 2024 Restatement Agreement, the Incremental Facility Amendments, the Refinancing Facility Agreements, the Collateral Agreement, the other Security Documents, any agreement designating an additional Issuing Bank as contemplated by Section 2.04(j) and any agreements entered into by the Borrower with or in favor of the Administrative Agent and/or the Lenders in connection with the commercial lending facility made available hereunder, including, except for purposes of Section 9.02, any promissory notes delivered pursuant to Section 2.08(c) (and, in each case, any amendment, restatement, waiver, supplement or other modification to any of the foregoing).

“Loan Parties” means the Borrower and each Subsidiary Loan Party.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement, including pursuant to any Incremental Facility Amendment or any Refinancing Facility Agreement.

“Local Time” means (a) with respect to a Loan or Borrowing denominated in Dollars, New York City time, and (b) with respect to a Loan or Borrowing denominated in any Designated Foreign Currency, London time.

“Long-Term Indebtedness” means any Indebtedness (excluding Indebtedness permitted by Section 6.01(iii)) that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Majority in Interest”, when used in reference to Lenders of any Class, means, at any time, (a) in the case of the Revolving Lenders, Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50% of the sum of the Aggregate Revolving Exposures and the unused Aggregate Revolving Commitment at such time and (b) in the case of the Term Lenders of any Class, Lenders holding outstanding Term Loans of such Class representing more than 50% of all Term Loans of such Class outstanding at such time.

“Material Acquisition” means any acquisition (including by way of a merger), or a series of related acquisitions, of (a) Equity Interests in any Person (other than an existing Subsidiary of the Borrower) if, after giving effect thereto, such Person will become a Subsidiary or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person (other than an existing Subsidiary of the Borrower); provided that, the aggregate consideration therefor (including Indebtedness assumed in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) exceeds $50,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Borrower and the Restricted Subsidiaries, taken as a whole, (b) the ability of the Borrower and the other Loan Parties, taken as a whole, to perform their payment obligations under the Loan Documents or (c) the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents.

“Material Disposition” means any Disposition, or a series of related Dispositions, of (a) all or substantially all the issued and outstanding Equity Interests in any Person that are owned by the Borrower or any Subsidiary or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person; provided that, the aggregate consideration therefor (including Indebtedness assumed by the transferee in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) exceeds $50,000,000.

“Material Foreign Subsidiary” means any Foreign Subsidiary and any CFC Holdco (a) that is a Material IP Subsidiary, (b) the consolidated total assets of which equal 5% or more of the consolidated total assets of the Borrower or (c) the consolidated revenues of which accounts for 5% or more of the consolidated revenues of the Borrower, in the case of clauses (b) and (c) above, determined as of the end of or for the most recent period of four consecutive fiscal quarters of the Borrower for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, as of and for the most recent such period contained in the financial statements referred to in Section 3.04) (but with such consolidated total assets and revenues calculated by treating Unrestricted Subsidiaries as if they were not consolidated with the Borrower and otherwise eliminating all accounts of Unrestricted Subsidiaries).

“Material Foreign Subsidiary Local Pledgee” means any Material Foreign Subsidiary (a) that is a Material IP Subsidiary, (b) the consolidated total assets of which equal 10% or more of the consolidated total assets of the Borrower or (c) the consolidated revenues of which accounts for 10% or more of the consolidated revenues of the Borrower, in the case of clauses (b) and (c) above, determined as of the end of or for the most recent period of four consecutive fiscal quarters of the Borrower for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, as of and for the most recent such period contained in the financial statements referred to in Section 3.04) (but with such consolidated total assets and revenues calculated by treating Unrestricted Subsidiaries as if they were not consolidated with the Borrower and otherwise eliminating all accounts of Unrestricted Subsidiaries).

“Material Indebtedness” means Indebtedness (other than the Loans, Letters of Credit and Guarantees under the Loan Documents), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and the Restricted Subsidiaries in an aggregate principal amount of (i) $75,000,000 or more. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material IP Subsidiary” means any Restricted Subsidiary that at any time owns or holds any Intellectual Property or rights to Intellectual Property that are material to the business or operations of the Borrower and the Restricted Subsidiaries, taken as a whole.

“Material Subsidiary” means the (i) [reserved], (ii) each Material IP Subsidiary, (iii) each Domestic Subsidiary that has become a Designated Subsidiary pursuant to a designation by the Borrower under Section 5.03(b), (iv) any Subsidiary other than a CFC or CFC Holdco that directly owns or holds Equity Interests of any CFC (including any CFC Holdco) that is a Material Foreign Subsidiary and (v) each Domestic Subsidiary (a) the consolidated total assets of which (excluding assets of, and investments in, CFCs) equal 5% or more of the consolidated total assets of the Borrower (excluding assets of, and investments in, CFCs) or (b) the consolidated revenues of which (excluding consolidated revenues attributable to CFCs) account for 5% or more of the consolidated revenues of the Borrower (excluding consolidated revenues attributable to CFCs), in each case as of the end of or for the most recent period of four consecutive fiscal quarters of the Borrower for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, as of and for the most recent such period contained in the financial statements referred to in Section 3.04) (but with such consolidated total assets and revenues calculated by treating Unrestricted Subsidiaries as if they were not consolidated with the Borrower and otherwise eliminating all accounts of Unrestricted Subsidiaries); provided that, if at the end of or for any such most recent period of four consecutive fiscal quarters such consolidated total assets (calculated as set forth above and excluding assets of, and investments in, CFCs) or such consolidated revenues (calculated as set forth above and excluding consolidated revenues attributable to CFCs) of all Subsidiaries (other than CFCs) that would not constitute Material Subsidiaries shall exceed 15% of the consolidated total assets of the Borrower (calculated as set forth above and excluding assets of, and investments in, CFCs) or 15% of the consolidated revenues of the Borrower (calculated as set forth above and excluding consolidated revenues attributable to CFCs), then the Borrower shall designate one or more of such Subsidiaries (other than CFCs) to be Material Subsidiaries (provided, that if the Borrower fails to so designate one or more of such Subsidiaries reasonably promptly following express written request by the Administrative Agent, one or more of such Subsidiaries (other than CFCs) shall for all purposes of this Agreement be deemed to be Material Subsidiaries in descending order based on the amounts of their consolidated total assets or consolidated revenues, as the case may be, until such excess shall have been eliminated). “Material Subsidiary” shall also mean, solely for purposes of the definition of “Non-Significant Subsidiary”, Section 3.11, Section 5.01(c) and Article VII, any Material Foreign Subsidiary.

“Maturity Date” means a Term Maturity Date or the Revolving Maturity Date, as the context requires.

“Maximum Rate” has the meaning set forth in Section 9.13.

“MNPI” means material information concerning the Borrower and the Subsidiaries and their securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act and the Exchange Act.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the cash (which term, for purposes of this definition, shall include Cash Equivalents) proceeds (including, in the case of any casualty, condemnation or similar proceeding, insurance, condemnation or similar proceeds) received in respect of such event, including any cash received in respect of any noncash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earnout, but excluding any reasonable interest payments), but only as and when received, net of (b) the sum, without duplication, of (i) all fees and out-of-pocket expenses paid in connection with such event by the Borrower and the Restricted Subsidiaries, (ii) in the case of a Disposition (including pursuant to a Sale/Leaseback Transaction or a casualty or a condemnation or similar proceeding) of an asset, (A) the amount of all payments required to be made by the Borrower and the Restricted Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by such asset and (B) the pro rata portion of net cash proceeds thereof (calculated without regard to this clause (B)) attributable to minority interests and not available for distribution to or for the account of the Borrower and the Restricted Subsidiaries as a result thereof and (iii) the amount of all Taxes paid (or reasonably estimated to be payable) by the Borrower and the Restricted Subsidiaries and the amount of any reserves established by the Borrower and the Restricted Subsidiaries in accordance with GAAP to fund purchase price adjustment, indemnification and similar contingent liabilities (other than any earnout obligations) reasonably estimated to be payable and that are directly attributable to the occurrence of such event (as determined reasonably and in good faith by a Financial Officer). For purposes of this definition, in the event any contingent liability reserve established with respect to any event as described in clause (b)(iii) above shall be reduced, the amount of such reduction shall, except to the extent such reduction is made as a result of a payment having been made in respect of the contingent liabilities with respect to which such reserve has been established, be deemed to be receipt, on the date of such reduction, of cash proceeds in respect of such event.

“Net Working Capital” means, at any date, (a) the consolidated current assets of the Borrower and the Subsidiaries as of such date (excluding cash and Cash Equivalents) minus (b) the Consolidated Current Liabilities of the Borrower and the Subsidiaries as of such date (excluding current liabilities in respect of Indebtedness), determined on a consolidated basis in accordance with GAAP (but treating Unrestricted Subsidiaries as if they were not consolidated with the Borrower and otherwise eliminating all accounts of Unrestricted Subsidiaries). Net Working Capital at any date may be a positive or negative number. Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

“Non-Cash Charges” means any noncash charges, including (a) any write-off for impairment of long lived assets including goodwill, intangible assets and fixed assets such as property, plant and equipment, and investments in debt and equity securities pursuant to GAAP, (b) non-cash expenses resulting from the grant of stock options, restricted stock awards or other equity-based incentives to any director, officer or employee of the Borrower or any Subsidiary (excluding, for the avoidance of doubt, any cash payments of income Taxes made for the benefit of any such Person in consideration of the surrender of any portion of such options, stock or other incentives upon the exercise or vesting thereof) and (c) any non-cash charges resulting from the application of purchase accounting; provided that, Non-Cash Charges may include for any Test Period not more than $2,500,000 in the aggregate of: (x) additions in the ordinary course of business to bad debt reserves or bad debt expense, (y) non-cash charges in the ordinary course of business that result from the write-down or write-off of inventory and (z) noncash charges that result from the write-down or write-off in the ordinary course of business of accounts receivable or that are taken in the ordinary course of business in respect of any other item that was included in Consolidated Net Income in a prior period.

“Non-Defaulting Lender” means, at any time, any Revolving Lender that is not a Defaulting Lender at such time.

“Non-Significant Subsidiary” means any Subsidiary that is not a Subsidiary Loan Party or a Material Subsidiary.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that, if none of such rates is published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided further that, if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for all purposes.

“Obligations” means, collectively, (a) the Loan Document Obligations, (b) the Secured Cash Management Obligations, and (c) the Secured Hedging Obligations.

“Original Credit Agreement” means the Credit Agreement dated as of July 14, 2015, among the Borrower, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as in effect immediately prior to the Restatement Effective Date (as defined in the Existing Credit Agreement).

“Original Effective Date” means July 14, 2015.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced by, this Agreement, or sold or assigned an interest in this Agreement).

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.18(b)).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Term Benchmark Borrowings denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the NYFRB Rate and (b) with respect to any amount denominated in a Designated Foreign Currency, an overnight rate determined by the Administrative Agent or the Issuing Banks, as the case may be, in accordance with banking industry rules on interbank compensation.

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Participant Register” has the meaning set forth in Section 9.04(c).

“Participants” has the meaning set forth in Section 9.04(c)(i).

“Payment” has the meaning assigned to it in Section 8.06(c).

“Payment Notice” has the meaning assigned to it in Section 8.06(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate in the form of Exhibit G-1 or any other form approved by the Administrative Agent.

“Permitted Acquired Debt” means (a) Indebtedness of any Person that becomes a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into a Restricted Subsidiary in a transaction permitted hereunder) after the date hereof, or Indebtedness of any Person that is assumed by any Restricted Subsidiary in connection with an acquisition of assets by such Restricted Subsidiary in a transaction permitted hereunder, provided that, (i) such Indebtedness exists at the time such Person becomes a Restricted Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary (or such merger or consolidation) or such assets being acquired and (ii) neither the Borrower nor any Restricted Subsidiary (other than such Person or the Subsidiary with which such Person is merged or consolidated or the Person that so assumes such Person’s Indebtedness) shall Guarantee or otherwise become liable for the payment of such Indebtedness or Refinancing Indebtedness in respect of any of the foregoing, except to the extent such guarantee is permitted pursuant to Section 6.01 (other than Section 6.01(vi)) and (b) Refinancing Indebtedness in respect of Indebtedness described in clause (a) above.

“Permitted Acquired Debt Non-Guarantor” means each Restricted Subsidiary that is not a CFC that is prohibited by the provisions of the documentation governing any Permitted Acquired Debt from providing a Guarantee of the Obligations or pledging any assets as Collateral that would otherwise be required to be pledged by it pursuant to the Loan Documents.

“Permitted Acquisition” means any transaction or series of related transactions for the purpose of or resulting in the purchase or other acquisition, by merger or otherwise, by the Borrower or any Restricted Subsidiary of substantially all the Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person, provided that, (i) all transactions related thereto are consummated in accordance with applicable law, except to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect, (ii) the business of such Person, or such assets, as the case may be, constitute the same general type of business activities as the Borrower and the Restricted Subsidiaries or activities complementary, ancillary or reasonably related thereto or a reasonable extension or expansion thereof, (iii) at the time of and immediately after giving effect to any such purchase or other acquisition, no Event of Default pursuant to clause (a) or (b) of Article VII or any Event of Default with respect to the Borrower under clause (i) or (j) of Article VII shall have occurred and be continuing or would result therefrom, (iv) the Total Consideration (excluding any portion of such Total Consideration that utilizes and reduces the Available Amount) for any purchase or other acquisition of Persons that do not become Loan Parties or assets that do not become Collateral (in each case within the applicable time periods permitted pursuant to this Agreement), when taken together with the Total Consideration (excluding any portion of such Total Consideration that utilizes and reduces the Available Amount) for all such acquisitions consummated after the 2024 Restatement Effective Date, does not exceed the greater of (x) $250,000,000 and (y) 8.50% of Consolidated Total Assets as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b) plus an aggregate amount equal to any cash returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Person or asset (excluding any returns in excess of the amount originally invested) to the extent such amounts do not increase the Available Amount and (v) to the extent required by the Collateral and Guarantee Requirements, any Person acquired in such transaction shall be merged into or shall become a Loan Party and any asset acquired in such transaction shall become Collateral (in each case within the applicable time periods permitted pursuant to this Agreement).

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due and payable or are being contested in compliance with Section 5.06;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code), arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.06;

(c) pledges and deposits made (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws and (ii) in respect of letters of credit, surety bonds, bank guarantees or similar instruments issued for the account of the Borrower or any Restricted Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(d) pledges and deposits made (i) to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business and (ii) in respect of letters of credit, surety bonds, bank guarantees or similar instruments issued for the account of the Borrower or any Restricted Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(e) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Restricted Subsidiary;

(f) Liens arising from Cash Equivalents described in clause (d) of the definition of the term “Cash Equivalents”;

(g) banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions and securities accounts and other financial assets maintained with a securities intermediary; provided that, such deposit accounts or funds and securities accounts or other financial assets are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by the Borrower or any Restricted Subsidiary in excess of those required by applicable banking regulations;

(h) Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases entered into by the Borrower and the Restricted Subsidiaries in the ordinary course of business;

(i) Liens securing or otherwise arising from judgments not constituting an Event of Default under clause (l) of Article VII;

(j) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 (or the applicable corresponding section) of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(k) Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property (including any Intellectual Property) subject to any lease, license or sublicense or concession agreement permitted by this Agreement;

(l) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(m) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located and other Liens affecting the interest of any landlord (and any underlying landlord) of any real property leased by the Borrower or any Restricted Subsidiary, so long as such ground lease does not interfere with the ordinary conduct of business of the Borrower or any Restricted Subsidiary;

(n) Liens securing insurance premium financing arrangements; provided that, such Liens are limited to the applicable unearned insurance premiums;

(o) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods; and

(p) Liens that are contractual rights of set-off.

provided that, the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness other than Liens referred to in clauses (c) and (d) above securing obligations under letters of credit or bank guarantees or similar instruments.

“Permitted Pari Passu Refinancing Debt” shall mean any secured Indebtedness incurred by the Borrower in the form of one or more series of senior secured notes; provided that, (a) such Indebtedness is secured by the Collateral on a pari passu basis to the Obligations and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, (b) such Indebtedness constitutes Refinancing Term Loan Indebtedness in respect of Incremental Term Loans (including portions of Classes of Incremental Term Loans), (c) the security agreements relating to such Indebtedness are not materially more favorable (when taken as a whole) to the holders providing such Indebtedness than the existing Security Documents are to the Lenders (as determined in good faith by the Borrower) (with such differences as are appropriate to reflect the nature of such Indebtedness and are otherwise reasonably satisfactory to the Administrative Agent), (d) such Indebtedness is not guaranteed by any Restricted Subsidiaries other than the Loan Parties and (e) such Indebtedness is subject to customary intercreditor arrangements reasonably satisfactory to the Administrative Agent.

“Permitted Refinancing Debt” means (a) Permitted Pari Passu Refinancing Debt, (b) Permitted Junior Lien Refinancing Debt and (c) Permitted Unsecured Refinancing Debt, in each case in the form of one or more series of notes or term loan facilities other than Term Loans under this Agreement.

“Permitted Junior Lien Refinancing Debt” shall mean any secured Indebtedness incurred by the Borrower in the form of one or more series of senior secured notes or loans; provided that, (a) such Indebtedness is secured by the Collateral on a junior lien, subordinated basis to the Obligations and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, (b) such Indebtedness constitutes Refinancing Term Loan Indebtedness in respect of Incremental Term Loans (including portions of Classes of Incremental Term Loans), (c) the security agreements relating to such Indebtedness are not materially more favorable (when taken as a whole) to the lenders or holders providing such Indebtedness than the existing Security Documents are to the Lenders (as determined in good faith by the Borrower) (with such differences as are appropriate to reflect the nature of such Indebtedness and are otherwise reasonably satisfactory to the Administrative Agent), (d) such Indebtedness is not guaranteed by any Restricted Subsidiaries other than the Loan Parties and (e) such Indebtedness is subject to customary intercreditor arrangements reasonably satisfactory to the Administrative Agent.

“Permitted Unsecured Refinancing Debt” shall mean unsecured Indebtedness incurred by the Borrower in the form of one or more series of senior or subordinated unsecured notes or loans; provided that, (a) such Indebtedness constitutes Refinancing Term Loan Indebtedness in respect of Incremental Term Loans (including portions of Classes of Incremental Term Loans), (b) such Indebtedness is not guaranteed by any Subsidiaries other than the Loan Parties, (c) such Indebtedness is not secured by any Lien or any property or assets of the Borrower or any Restricted Subsidiary and (d) if such Indebtedness is contractually subordinated to the Loan Document Obligations, such subordination terms shall be market terms at the time of incurrence of such Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Platform” has the mean assigned to such term in Section 5.01(g).

“Post-Acquisition Period” means, with respect to any Specified Transaction, the period beginning on the date such transaction is consummated and ending 18 months following the date on which such transaction is consummated.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Private Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that are not Public Side Lender Representatives.

“Pro Forma Adjustment” means, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, the amount of net cost savings, operating expense reduction, other operating improvements and acquisition cost synergies projected by the Borrower in good faith to be realized (calculated on a pro forma basis as though such items had been realized on the first day of the applicable Test Period) as a result of (a) actions taken or to be taken during such Post-Acquisition Period for the purposes of realizing such reasonably identifiable and factually supportable cost savings, operating expense reduction, other operating improvements and acquisition cost synergies or (b) any additional costs incurred during such Post-Acquisition Period, in each case in connection with such Specified Transaction, provided that, so long as such actions are taken during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, it may be assumed that such cost savings, operating expense reduction, other operating improvements and acquisition cost synergies will be realizable during the entirety, or such additional costs, as applicable, will be incurred during the entirety of such Test Period, provided further that, any such pro forma increase or decrease to Consolidated EBITDA shall be without duplication for cost savings or additional costs already included in Consolidated EBITDA for such Test Period.

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” means, with respect to compliance with any test or covenant hereunder required by the terms of this Agreement to be made on a Pro Forma Basis, that (a) to the extent applicable, the Pro Forma Adjustment shall have been made and (b) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of (or commencing with) the first day of the applicable period of measurement in such test or covenant: (i) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction (A) in the case of a Material Disposition of all or substantially all Equity Interests in any Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of the Subsidiaries or a designation of a Subsidiary as an Unrestricted Subsidiary, shall be excluded, and (B) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction” or a designation of a Subsidiary as a Restricted Subsidiary, shall be included, (ii) any repayment, retirement, redemption, satisfaction and discharge or defeasance of Indebtedness or Disqualified Equity Interests, (iii) any Indebtedness incurred or assumed by the Borrower or any of the Subsidiaries in connection therewith and (iv) if any such Indebtedness has a floating or formula rate, such Indebtedness shall be deemed to have accrued an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, without limiting the application of the Pro Forma Adjustment pursuant to clause (a) above, the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with (and subject to applicable limitations included in) the definition of Consolidated EBITDA and give effect to operating expense reductions that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrower and the Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment, provided further that, except as specified in the applicable provision requiring Pro Forma Compliance or the satisfaction of a condition on a Pro Forma Basis, any determination of Pro Forma Compliance or the satisfaction of such condition on a Pro Forma Basis required shall be made assuming that compliance with the financial covenant set forth in Section 6.12 or the satisfaction of such condition is required with respect to the most recent Test Period prior to such time for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, the most recent Test Period contained in the financial statements referred to in Section 3.04).

“Pro Forma Financial Statements” has the meaning assigned thereto in Section 3.04(b).

“Proceeding” means any claim, counterclaim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that do not wish to receive MNPI.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 9.20.

“Qualified Equity Interests” means Equity Interests of the Borrower other than Disqualified Equity Interests.

“Receivables” means a right to receive payment arising from a sale or lease of goods or the performance of services by a person pursuant to an arrangement with another person by which such other person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit, and all proceeds thereof and rights (contractual or other) and collateral related thereto, and shall include, in any event, any items of property that would be classified as accounts receivable on the balance sheet of the Borrower or any of its Restricted Subsidiaries prepared in accordance with GAAP or an “account”, “chattel paper”, an “instrument”, a “general intangible” or a “payment intangible” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” or “proceeds” (as so defined) of any such items.

“Receivables Securitization” means, with respect to the Borrower and/or any of the Restricted Subsidiaries, any transaction or series of transactions of securitizations involving Receivables pursuant to which the Borrower or any Restricted Subsidiary may sell, pledge, convey or otherwise transfer to a Securitization Subsidiary (or, in the case of a Foreign Restricted Subsidiary, may factor), and may grant a corresponding security interest in, any Receivables (whether now existing or arising or acquired in the future) of the Borrower or any Restricted Subsidiary, and any assets related thereto including collateral securing such Receivables, contracts and contract rights and all Guarantees or other obligations in respect of such Receivables, the proceeds of such Receivables and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with securitizations involving Receivables.

“Receivables Securitization Amount” means, with respect to any Receivables Securitization, the amount of obligations outstanding under the legal documents entered into as part of such Receivables Securitization on any date of determination that would be characterized as principal if such Receivables Securitization were structured as a secured lending transaction rather than as a purchase.

“Recipient” has the meaning set forth in Section 2.16(a).

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is the EURIBOR Rate, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting (3) if following a Benchmark Transition Event and a Benchmark Replacement Date with respect to the Term SOFR Rate, such Benchmark is Daily Simple SOFR, then four U.S. Government Securities Business Days prior to such setting or (4) if such Benchmark is neither the Term SOFR Rate nor the EURIBOR Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Refinanced Commitments” has the meaning set forth in the definition of “Refinancing Revolving Commitments”.

“Refinanced Debt” has the meaning set forth in the definition of “Refinancing Term Loan Indebtedness”.

“Refinancing Closing Date” has the meaning assigned to such term in Section 2.22(a).

“Refinancing Commitment” means a Refinancing Revolving Commitment or a Commitment in respect of a Class of Refinancing Term Loans.

“Refinancing Facility Agreement” means a Refinancing Facility Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Refinancing Lenders establishing Refinancing Commitments and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.22.

“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that extends, renews or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that, (a) the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness shall not exceed the principal amount (or accreted value, if applicable) of such Original Indebtedness except by an amount no greater than accrued and unpaid interest with respect to such Original Indebtedness, any existing unutilized commitments thereunder and any reasonable fees, premium and expenses relating to such extension, renewal or refinancing; (b) the stated final maturity of such Refinancing Indebtedness shall not be earlier than the earlier of (i) the stated final maturity of such Original Indebtedness and (ii) the date that is 91 days after the Latest Maturity Date in effect on the date of such extension, renewal or refinancing (except for any such Indebtedness in the form of a bridge or other interim credit facility intended to be refinanced or replaced with long-term Indebtedness that satisfies the requirements set forth in this definition), (c) such Refinancing Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof

(except, in each case, (x) upon the occurrence of an event of default or a change in control or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Original Indebtedness and (y) in the case of any such Refinancing Indebtedness in the form of a bridge or other interim credit facility intended to be refinanced or replaced with long-term Indebtedness that would have constituted Refinancing Indebtedness if originally incurred to refinance such Original Indebtedness) prior to the earlier of (i) the maturity of such Original Indebtedness and (ii) the date 91 days after the Latest Maturity Date in effect on the date of such extension, renewal or refinancing, provided that, notwithstanding the foregoing, scheduled amortization payments (however denominated) of such Refinancing Indebtedness shall be permitted so long as the weighted average life to maturity of such Refinancing Indebtedness shall be longer than the shorter of (x) the weighted average life to maturity of such Original Indebtedness remaining as of the date of such extension, renewal or refinancing and (y) the weighted average life to maturity of each Class of the Term Loans remaining as of the date of such extension, renewal or refinancing (in each case, determined without giving effect to any prepayments that reduce amortization); (d) such Refinancing Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of the Borrower or any Restricted Subsidiary, in each case that shall not have been (or, in the case of after-acquired Restricted Subsidiaries, shall not have been required to become pursuant to the terms of the Original Indebtedness) an obligor in respect of such Original Indebtedness, and, in each case, shall constitute an obligation of the Borrower or such Restricted Subsidiary only to the extent of their obligations in respect of such Original Indebtedness; (e) if such Original Indebtedness shall have been subordinated to the Loan Document Obligations, such Refinancing Indebtedness shall also be subordinated to the Loan Document Obligations on terms not less favorable in any material respect to the Lenders; and (f) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof) and, in the event Liens securing such Original Indebtedness shall have been contractually subordinated to any Lien securing the Loan Document Obligations, by any Lien that shall not have been contractually subordinated on terms not less favorable in any material respect to the Lenders.

“Refinancing Lenders” means, collectively, the Refinancing Revolving Lenders and the Refinancing Term Lenders.

“Refinancing Revolving Commitments” means one or more Classes of revolving credit commitments obtained pursuant to a Refinancing Facility Agreement, in each case obtained in exchange for, or to extend, renew, refinance or replace, in whole or in part, existing Revolving Commitments hereunder (including any successive Refinancing Revolving Commitments) (such existing Revolving Commitments and successive Refinancing Revolving Commitments, the “Refinanced Commitments”); provided that, (a) the amount of such Refinancing Revolving Commitments shall not exceed the amount of the Refinanced Commitments except by an amount no greater than accrued and unpaid interest with respect to such Refinanced Commitment and any reasonable fees, premium and expenses relating to such Refinancing Revolving Commitments; (b) the stated final maturity of such Refinancing Revolving Commitments (and the Refinancing Revolving Loans of the same Class) shall not be earlier than, and such Refinancing Revolving Commitments shall not be subject to any scheduled reduction prior to, the Latest Maturity Date of such Refinanced Commitments; (c) such Refinancing Revolving Commitments (and the Refinancing Revolving Loans of the same Class) shall not constitute an obligation (including pursuant to a Guarantee) of the Borrower or any Subsidiary, in each case that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become pursuant to the terms of the Refinanced Commitments) an obligor in respect of such Refinanced Commitments (and the Revolving Loans of the same Class), and, in each case, shall constitute an obligation of the Borrower or such Subsidiary to the extent of its obligations in respect of such Refinanced Debt; and (d) such Refinancing Revolving Commitments (and the Refinancing Revolving Loans of the same Class) shall contain terms and conditions that are not materially more favorable (when taken as a whole), as determined by the Borrower in good faith, to the Lenders providing such Refinancing Revolving Commitments than those applicable to the existing Revolving Commitments and Revolving Loans being refinanced (other than (A) with respect to pricing, optional prepayments and redemption, (B) covenants or other provisions (i) applicable only to periods after the Latest Maturity Date or (ii) made applicable to the existing Revolving Commitments and Revolving Loans and (C) any financial maintenance covenants described in subclause (I) of Section 2.22(a)), as determined in good faith by the Borrower, on the date such Refinancing Revolving Commitments are incurred.

“Refinancing Revolving Lender” means any Person that provides a Refinancing Revolving Commitment.

“Refinancing Revolving Loans” means revolving loans incurred by the Borrower under this Agreement in respect of Refinancing Revolving Commitments.

“Refinancing Term Lender” means any Person that provides a Refinancing Term Loan.

“Refinancing Term Loan Indebtedness” means (a) Permitted Refinancing Debt or (b) Refinancing Term Loans obtained pursuant to a Refinancing Facility Agreement, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, refinance or replace, in whole or part, existing Term Loans hereunder (including any successive Refinancing Term Loan Indebtedness) (such existing Term Loans and successive Refinancing Term Loan Indebtedness, the “Refinanced Debt”); provided that, (i) the principal amount (or accreted value, if applicable) of such Refinancing Term Loan Indebtedness shall not exceed the principal amount (or accreted value, if applicable) of such Refinanced Debt except by an amount equal to the sum of accrued and unpaid interest, accrued fees and premiums (if any) with respect to such Refinanced Debt and fees and expenses associated with the refinancing of such Refinanced Debt with such Refinancing Term Loan Indebtedness; provided, however, that, as part of the same incurrence or issuance of Indebtedness as such Refinancing Term Loan Indebtedness, the Borrower may incur or issue an additional amount of Indebtedness under Section 6.01 without violating this clause (i) (and, for purposes of clarity, (x) such additional amount of Indebtedness shall not constitute Refinancing Term Loan Indebtedness and (y) such additional amount of Indebtedness shall reduce the applicable basket under Section 6.01, if any, on a dollar-for-dollar basis); (ii) the stated final maturity of such Refinancing Term Loan Indebtedness shall not be earlier than 91 days after the Latest Maturity Date of such Refinanced Debt (except for any such Indebtedness in the form of a bridge or other interim credit facility intended to be refinanced or replaced with long-term Indebtedness, which such Indebtedness, upon the maturity thereof, automatically converts into Indebtedness that satisfies the requirements set forth in this definition); (iii) such Refinancing Term Loan Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, (x) on the stated final maturity date as permitted pursuant to the preceding clause (ii), (y) upon the occurrence of an event of default, asset sale or a change in control or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Refinanced Debt and (z) in the case of any such Refinancing Term Loan Indebtedness in the form of a bridge or other interim credit facility intended to be refinanced or replaced with long-term Indebtedness, upon the incurrence of such refinancing or replacement Indebtedness so long as such refinancing or replacement Indebtedness would have constituted Refinancing Term Loan Indebtedness if originally incurred to refinance such Refinanced Debt) prior to the date that is 91 days after the Latest Maturity Date in effect on the date of such extension, renewal or refinancing; provided that, notwithstanding the foregoing, scheduled amortization payments (however denominated) of such Refinancing Term Loan Indebtedness shall be permitted so long as the weighted average life to maturity of such Refinancing Term Loan Indebtedness shall be no shorter than 91 days after the weighted average life to maturity of such Refinanced Debt remaining as of the date of such extension, replacement or refinancing; (iv) such Refinancing Term Loan Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of the Borrower or any Subsidiary, in each case that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become pursuant to the terms of the Refinanced Debt) an obligor in respect of such Refinanced Debt, and, in each case, shall constitute an obligation of the Borrower or such Subsidiary to the extent of its obligations in respect of such Refinanced Debt; and (v) such Refinancing Term Loan Indebtedness shall contain terms and conditions that are not materially more favorable (when taken as a whole), as determined by the Borrower in good faith, to the investors providing such Refinancing Term Loan Indebtedness than those applicable to the existing Term Loans of the applicable Class being refinanced (other than (A) with respect to pricing, optional prepayments and redemption, (B) covenants or other provisions (i) applicable only to periods after the Latest Maturity Date or (ii) made applicable to the existing Term Loans and (C) any financial maintenance covenants described in subclause (I) of Section 2.22(a)), on the date such Refinancing Term Loans are incurred and, in any event, any Refinancing Term Loan will not contain mandatory prepayment provisions that are more favorable to the lenders in respect thereof than the mandatory prepayment provisions applicable to the Incremental Term Lenders hereunder.

“Refinancing Term Loans” shall mean one or more Classes of Term Loans incurred by the Borrower under this Agreement pursuant to a Refinancing Facility Agreement; provided that, such Indebtedness constitutes Refinancing Term Loan Indebtedness in respect of Term Loans (including portions of Classes of Incremental Term Loans).

“Register” has the meaning set forth in Section 9.04(b)(iv).

“Regulatory Authority” has the meaning assigned to such term in Section 9.12.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, partners, trustees, employees, agents, auditors, managers, representatives, controlling persons and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto and (iii) with respect to a Benchmark Replacement in respect of Loans denominated in any other currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Adjusted Term SOFR Rate or (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Rate.

“Relevant Screen Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Reference Rate, or (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Screen Rate.

“Required Lenders” means, at any time, Lenders having Revolving Exposures, Term Loans and unused Commitments representing more than 50% of the sum of the Aggregate Revolving Exposure, outstanding Term Loans and unused Commitments at such time.

“Required Revolving Lenders” means, at any time, Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50% of the sum of the Aggregate Revolving Exposure and unused Revolving Commitments at such time.

“Requirements of Law” means, with respect to any Person, any statutes, laws, treaties, rules, regulations, orders, decrees, writs, injunctions or determinations of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restatement Agreement” means the Amendment and Restatement Agreement dated as of July 27, 2021, among the Borrower, the other Loan Parties party thereto, the Lenders and Issuing Banks party thereto and the Administrative Agent.

“Restatement Effective Date” has the meaning set forth in the Restatement Agreement.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of, or any other return of capital with respect to, any Equity Interests in the Borrower or any Restricted Subsidiary (other than any dividend or other distribution payable solely in Equity Interests of the Borrower (other than Disqualified Equity Interests) or options to purchase Equity Interests of the Borrower (other than Disqualified Equity Interests)). For the avoidance of doubt, the conversion of, or payment for (including payments of principal and payments upon redemption or repurchase), or paying any interest with respect to, any Convertible Notes shall not constitute a Restricted Payment.

“Restricted Subsidiary” means each Subsidiary other than an Unrestricted Subsidiary.

“Revolving Availability Period” means the period from and including the 2024 Restatement Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Borrowing” means Revolving Loans of the same Type and Agreed Currency, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07, (b) increased or established from time to time pursuant to Section 2.20 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or the Incremental Facility Amendment pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments is $600,000,000.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the Dollar Equivalent of the outstanding principal amount of such Lender’s Revolving Loans and (b) such Lender’s LC Exposure, in each case at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or Revolving Exposure.

“Revolving Lender Parent” means, with respect to any Revolving Lender, any Person in respect of which such Lender is a subsidiary.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“Revolving Maturity Date” means October 4, 2029.

“S&P” means S&P Global Ratings, a business unit of Standard & Poor’s Financial Services, LLC, and any successor to its rating agency business.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Borrower or any Restricted Subsidiary whereby the Borrower or such Restricted Subsidiary sells or transfers such property to any Person and the Borrower or any Restricted Subsidiary leases such property, or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, from such Person or its Affiliates.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of the 2024 Restatement Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea, Zaporizhzhia and Kherson Regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or by the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom, (b) any Person organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom.

“SEC” means the United States Securities and Exchange Commission.

“Section 956 Impact” means any incremental Tax liability resulting or anticipated to result from the application of Section 956 of the Code taking into account repatriation of funds, foreign Tax credits and other relevant factors.

“Secured Cash Management Obligations” means the due and punctual payment and performance of any and all obligations of the Borrower and each Restricted Subsidiary (whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) arising in respect of Cash Management Services that (a) are owed on the 2024 Restatement Effective Date to a Person that is a Lender or an Affiliate of a Lender as of the 2024 Restatement Effective Date or (b) are owed to a Person that is a Lender or an Affiliate of a Lender at the time such obligations are incurred; provided that, the Borrower has elected by giving notice to the Administrative Agent in accordance with the provisions of the Collateral Agreement to treat such obligations as “Secured Cash Management Obligations”.

“Secured Hedging Obligations” means the due and punctual payment and performance of any and all obligations of the Borrower and each Restricted Subsidiary arising under each Hedging Agreement that (a) is in effect on the 2024 Restatement Effective Date with a counterparty that is a Lender or an Affiliate of a Lender as of the 2024 Restatement Effective Date or (b) is entered into after the 2024 Restatement Effective Date with a counterparty that is a Lender or an Affiliate of a Lender at the time such Hedging Agreement is entered into. Notwithstanding the foregoing, in the case of any Excluded Swap Guarantor, “Secured Hedging Obligations” shall not include Excluded Swap Obligations of such Excluded Swap Guarantor.

“Secured Net Leverage Ratio” means, on any date, the ratio of (a) (i) Consolidated Total Secured Debt as of such date minus (ii) the lesser of (x) Unrestricted Cash of the Borrower and its Restricted Subsidiaries and (y) an amount equal to 125.00% of Consolidated EBITDA of the Borrower and the Subsidiaries for the Test Period most recently ended on or before such date to (b) Consolidated EBITDA for the Test Period most recently ended on or before such date.

“Secured Parties” means, collectively, (a) each Lender, (b) the Administrative Agent, (c) each Issuing Bank, (d) each provider of Cash Management Services the obligations under which constitute Secured Cash Management Obligations, (e) each counterparty to any Hedging Agreement the obligations under which constitute Secured Hedging Obligations, and (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under this Agreement or any other Loan Document and (g) the successors and assigns of each of the foregoing.

“Securities Act” means the United States Securities Act of 1933.

“Securitization Subsidiary” means any Restricted Subsidiary formed solely for the purpose of engaging, and that engages only, in one or more Receivables Securitizations.

“Security Documents” means the Collateral Agreement, the IP Security Agreements, the Foreign Pledge Agreements and each other security agreement or other instrument or document executed and delivered pursuant to Sections 5.03 or 5.13 to secure the Obligations.

“Series” means, with respect to any Class of Commitments or Loans, hereunder, or any notes or other debt securities, Commitments or Loans or notes or other debt securities having substantially identical terms and conditions.

“Share Repurchases” means any repurchases by the Borrower of its common stock, pursuant to share repurchase programs approved by the board of directors of the Borrower, in open market transactions, including plans pursuant to Rule 10b5-1 under the Exchange Act and including repurchases via tender offers, accelerated stock buyback transactions, derivatives, other structured stock buyback transactions and privately negotiated transactions.

“Significant Acquisition” means any acquisition (including by way of a merger and whether consummated in a single transaction or a series of related transactions) for aggregate consideration (including cash and non-cash consideration, assumed debt and the Borrower’s good faith estimate of the maximum amount of deferred purchase price) in excess of $100,000,000 that, on a Pro Forma Basis, would result in an increase in the Total Net Leverage Ratio for the most recent Test Period by 0.25 to 1.00 or more.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Specified Representations” means the representations and warranties set forth in Sections 3.01(a), 3.02, 3.03(c)(solely with respect to the Loan Parties), 3.03(d) (solely with respect to this Agreement and any then-existing indentures, other than with regard to any agreements governing Indebtedness being repaid in connection with the applicable Limited Condition Acquisition), 3.08, 3.12, 3.14, 3.15 and 3.16 (solely with respect to the use of proceeds).

“Specified Swap Obligation” means, with respect to any Subsidiary Loan Party, an obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of §1a(47) of the Commodity Exchange Act.

“Specified Transaction” means, with respect to any period, any Investment, Disposition, incurrence or repayment of Indebtedness, issuance of Equity Interests that increase the Available Amount, or making of any Restricted Payment that, in any case, by the terms of this Agreement requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis”.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted EURIBOR Rate, as applicable, for Term Benchmark funding (currently referred to as “Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. Such reserve percentages shall include those imposed pursuant to Regulation D. Term Benchmark Loans denominated in Euro shall be deemed to constitute Eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” of any Person means any Indebtedness of such Person that is subordinated in right of payment to any other Indebtedness of such Person.

“Subsequent Maturity Date” has the meaning set forth in Section 2.04(c).

“subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date and (b) any other Person (i) of which Equity Interests representing more than 50% of the equity value or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Loan Party” means each Subsidiary that is a party to the Collateral Agreement.

“Supplemental Perfection Certificate” means a certificate in the form of Exhibit G-2 or any other form approved by the Administrative Agent.

“Supported QFC” has the meaning assigned to it in Section 9.20.

“Synthetic Lease” means, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of real or personal property, or a combination thereof, (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee is deemed to own the property so leased for U.S. Federal income Tax purposes, other than any such lease under which such Person is the lessor.

“Synthetic Lease Obligations” means, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease (determined, in the case of a Synthetic Lease providing for an option to purchase the leased property, as if such purchase were required at the end of the term thereof) that would appear on a balance sheet of such Person prepared in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations. For purposes of Section 6.02, a Synthetic Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement therefor for the purposes hereof) is open for the settlement of payments in Euros.

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate or the Adjusted EURIBOR Rate.

“Term Commitment” means an Incremental Term Commitment or a Refinancing Term Commitment.

“Term Lender” means a Lender with an Incremental Term Commitment, a Refinancing Term Commitment or an outstanding Term Loan.

“Term Loan” means an Incremental Term Loan or a Refinancing Term Loan.

“Term Maturity Date” means an Incremental Term Maturity Date or a Refinancing Term Maturity Date.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Test Period” means, in respect of any date, the period of four consecutive fiscal quarters of the Borrower most recently ended on or before such date.

“Total Consideration” means, with respect to any acquisition, the total amount (but without duplication) of (a) cash paid in connection with such acquisition, plus (b) Indebtedness payable to the seller or any Affiliate thereof in connection with such acquisition, plus (c) the amount of Indebtedness assumed in connection with such acquisition.

“Total Net Leverage Ratio” means, on any date, the ratio of (a) (i) Consolidated Total Debt as of such date minus (ii) the lesser of (x) Unrestricted Cash of the Borrower and its Restricted Subsidiaries and (y) an amount equal to 125.00% of Consolidated EBITDA for the Test Period most recently ended on or before such date to (b) Consolidated EBITDA for the Test Period most recently ended on or before such date.

“Transactions” means the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit under this Agreement.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate or the Alternate Base Rate.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unrestricted Cash” means, as of any date, unrestricted cash and Cash Equivalents owned by the Borrower and the Subsidiaries that are not, and are not presently required under the terms of any agreement or other arrangement binding on the Borrower or any Subsidiary on such date to be, (a) pledged to or held in one or more accounts under the control of one or more creditors of the Borrower or any Subsidiary (other than to secure the Loan Document Obligations), (b) otherwise segregated from the general assets of the Borrower and its Subsidiaries, in one or more special accounts or otherwise, for the purpose of securing or providing a source of payment for Indebtedness or other obligations that are or from time to time may be owed to one or more creditors of the Borrower or any Subsidiary (other than to secure the Loan Document Obligations) or (c) held by a Subsidiary that is not wholly-owned or that is subject to restrictions (in the case of foreign laws or approvals of foreign Governmental Authorities applicable to Foreign Subsidiaries, of which the Borrower has actual knowledge) on its ability to pay dividends or distributions; provided that, Unrestricted Cash on any date will include the pro rata share (based on their relative holdings of Equity Interests entitled to dividends and distributions) of the Borrower and its wholly-owned Subsidiaries of the Unrestricted Cash of any non-wholly owned Subsidiary thereof not subject to such restrictions and so long as no consent of any Person that is not the Borrower or a wholly-owned Subsidiary is required for any dividend or distribution or has been obtained. It is agreed that cash and Cash Equivalents held in ordinary deposit or security accounts and not subject to any existing or contingent restrictions on transfer by the Borrower or any of its Subsidiaries will not be excluded from Unrestricted Cash by reason of setoff rights or other Liens created by law or by applicable account agreements in favor of the relevant depositary institutions or securities intermediaries.

“Unrestricted Subsidiary” means (a) any Subsidiary that is formed or acquired after the 2024 Restatement Effective Date and is designated as an Unrestricted Subsidiary by the Borrower pursuant to Section 5.14 and (b) any Subsidiary of an Unrestricted Subsidiary. As of the 2024 Restatement Effective Date, there shall be no Unrestricted Subsidiaries.

“Unrestricted Subsidiary Reconciliation Statement” means, with respect to any consolidated balance sheet or statement of operations, stockholders’ equity or cash flows of the Borrower and its consolidated Subsidiaries, such financial statement (in substantially the same form) prepared on the basis of consolidating the accounts of the Borrower and the Restricted Subsidiaries and treating Unrestricted Subsidiaries as if they were not consolidated with the Borrower and otherwise eliminating all accounts of Unrestricted Subsidiaries, together with an explanation of reconciliation adjustments in reasonable detail.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Certificate” has the meaning set forth in Section 2.16(f)(ii)(D)(2).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“wholly-owned”, when used in reference to a subsidiary of any Person, means that all the Equity Interests in such subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly-owned subsidiary of such Person or any combination thereof.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party or the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Revolving Loan” or “Revolving Borrowing”) or by Type (e.g., a “Term Benchmark Loan” or “Term Benchmark Borrowing”) or by Class and Type (e.g., a “Term Benchmark Revolving Loan” or “Term Benchmark Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other Loan Documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) any reference to any law, rule or regulation herein shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time, (f) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (g) all references to “the date hereof” and “the date of this Agreement” shall de deemed to refer to the 2024 Restatement Effective Date.

SECTION 1.04. Accounting Terms; GAAP; Pro Forma Calculations.

(a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature used herein shall be construed in accordance with GAAP as in effect from time to time; provided that, (i) if the Borrower, by notice to the Administrative Agent, shall request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent or the Required Lenders, by notice to the Borrower, shall request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (ii) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (A) without giving effect to any election under the Financial Accounting Standards Board’s Accounting Standards Codification No. 825, Financial Instruments, or any successor thereto (including pursuant to the Accounting Standards Codification), or under any similar accounting standard, to value any Indebtedness of the Borrower or any Subsidiary at “fair value” or any similar valuation standard, as defined therein, and (B) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 or 2015-03 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(b) Notwithstanding anything to the contrary contained in Section 1.04(a) or in the definition of “Capital Lease Obligations,” any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842) (“FAS 842”), to the extent such adoption would require (x) treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015 or (y) recognizing liabilities on the balance sheet with respect to operating leases under FAS 842, such lease shall not be considered a capital lease, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith. For purposes of this Section 1.04, any change by the Borrower in its accounting principles and standards to adopt International Financial Reporting Standards, regardless of whether required by applicable laws and regulations, will be deemed a change in GAAP.

(c) For purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Material Acquisition or Material Disposition occurs, Consolidated EBITDA, the Secured Net Leverage Ratio and the Total Net Leverage Ratio (but not the Leverage Ratio for purposes of the definition of “Applicable Rate”) shall be calculated with respect to such period and with respect to such Material Acquisition or Material Disposition on a Pro Forma Basis.

(d) Any determination of Consolidated Total Assets or any other financial term that is required to be determined under this Agreement as of the end of or for the most recent period of four consecutive fiscal quarters of the Borrower for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b) shall, prior to the first delivery of any such financial statements under this Agreement, be determined as of and for the most recent such period contained in the financial statements referred to in Section 3.04.

SECTION 1.05. Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in Dollars or a Designated Foreign Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.13(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rates used in this Agreement or with respect to any alternative or successor rate thereto, or replacement rate thereof, including, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement, any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.06. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 1.07. Exchange Rates; Currency Equivalents.

(a) Not later than 1:00 p.m., New York City time, on each Calculation Date, the Administrative Agent shall (x) determine the Exchange Rate as of such Calculation Date with respect to the applicable Designated Foreign Currency and (y) give notice thereof to the relevant Lenders and the Borrower. The Exchange Rates so determined shall become effective (i) in the case of the initial Calculation Date, on the 2024 Restatement Effective Date and (ii) in the case of each subsequent Calculation Date, on the first Business Day immediately following such Calculation Date (a “Reset Date”), shall remain effective until the next succeeding Reset Date and shall for all purposes of this Agreement (other than any provision expressly requiring the use of a current exchange rate) be the Exchange Rates employed in converting any amounts between Dollars and any Designated Foreign Currency.

(b) Solely for purposes of Article II and related definitional provisions to the extent used therein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as determined by the Administrative Agent and notified to the applicable Lender and the Borrower in accordance with this Section. Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Term Benchmark Loan, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing or Loan is denominated in a Designated Foreign Currency, such amount shall be the Dollar Equivalent of such amount (rounded to the nearest unit of such Designated Foreign Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent. If any basket is exceeded solely as a result of fluctuations in the applicable Exchange Rate after the last time such basket was utilized, such basket will not be deemed to have been exceeded solely as a result of such fluctuations in the applicable Exchange Rate. For purposes of Article VI hereof, amounts in currencies other than Dollars shall be translated into Dollars at the currency exchange rates used in preparing the Borrower’s annual and quarterly financial statements.

(c) For purposes of Section 6.01, the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on the applicable Exchange Rate, in the case of such Indebtedness incurred or committed, on the date that such Indebtedness was incurred or committed, as applicable; provided that, if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars, and such refinancing would cause the applicable dollar-denominated restriction to be exceeded if calculated at the applicable Exchange Rate on the date of such refinancing, such dollar-denominated restrictions shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the sum of (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.

(d) For purposes of Sections 6.02, 6.04, 6.05 and 6.08, the amount of any Liens, investments, asset sales and Restricted Payments, as applicable, denominated in any currency other than Dollars shall be calculated based on the applicable Exchange Rate on the date that such Lien is incurred or such investment, asset sale or Restricted Payment is made, as the case may be.

SECTION 1.08. Status of Obligations. In the event that the Borrower or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, the Borrower shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Loan Document Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Revolving Lender agrees to make Revolving Loans denominated in Dollars or any Designated Foreign Currency to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in such Revolving Lender’s Revolving Exposure exceeding such Revolving Lender’s Revolving Commitment or the Aggregate Revolving Exposure exceeding the Aggregate Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02. Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that, the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.13, (i) each Borrowing denominated in Dollars shall be comprised entirely of ABR Loans or Term Benchmark Loans as the Borrower may request in accordance herewith and (ii) each Borrowing denominated in any Designated Foreign Currency shall be comprised entirely of Term Benchmark Loans of the same Designated Foreign Currency. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that, any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that, a Term Benchmark Borrowing that results from a continuation of an outstanding Term Benchmark Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that, an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Revolving Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(f). Borrowings of more than one Type and Class may be outstanding at the same time; provided that, there shall not at any time be more than a total of 10 (or such greater number as may be agreed to by the Administrative Agent) Term Benchmark Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert to or continue, any Term Benchmark Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable thereto.

SECTION 2.03. Requests for Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by submitting a Borrowing Request (a) in the case of a Term Benchmark Borrowing denominated in Dollars, not later than 12:00 p.m., New York City time, three U.S. Government Securities Business Days before the date of the proposed Borrowing (or, in the case of any Term Benchmark Borrowing to be made on the 2024 Restatement Effective Date, such shorter period of time as may be agreed by the Administrative Agent), (b) in the case of a Term Benchmark Borrowing denominated in a Designated Foreign Currency, not later than 12:00 p.m., London time, four Business Days before the date of the proposed Borrowing, and (c) in the case of an ABR Borrowing, not later than 12:00 p.m., New York City time, on the day of the proposed Borrowing; provided that, any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement denominated in Dollars as contemplated by Section 2.04(e) may be given not later than 12:00 p.m., New York City time, on the date of the proposed Borrowing. Each Borrowing Request shall be irrevocable and shall be signed by a Financial Officer of the Borrower; provided that, if such Borrowing Request is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent. Each such Borrowing Request shall specify the following information (to the extent applicable, in compliance with Section 2.02):

(i) whether the requested Borrowing is to be a Revolving Borrowing or a Term Borrowing of a particular Series;

(ii) the Agreed Currency and the aggregate amount of such Borrowing;

(iii) the requested date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing;

(v) in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the account of the Borrower to which funds are to be disbursed or, in the case of any ABR Revolving Borrowing requested to finance the reimbursement of an LC Disbursement as provided in Section 2.04(f), the identity of the Issuing Bank that made such LC Disbursement.

If no election as to the Type of a Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing made in Dollars. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. If no currency is specified with respect to any requested Revolving Loan, the Borrower shall be deemed to have selected Dollars. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account or, so long as the Borrower is a joint and several co-applicant with respect thereto, the account of any Subsidiary, denominated in Dollars and in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Revolving Availability Period. The Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the account of any Subsidiary as provided in the first sentence of this paragraph, it will be fully responsible for the reimbursement of LC Disbursements, the payment of interest thereon and the payment of fees due under Section 2.11(b) to the same extent as if it were the sole account party in respect of such Letter of Credit. Notwithstanding anything contained in any letter of credit application furnished to any Issuing Bank in connection with the issuance of any Letter of Credit, (i) all provisions of such letter of credit application purporting to grant liens in favor of the Issuing Bank to secure obligations in respect of such Letter of Credit shall be disregarded, it being agreed that such obligations shall be secured to the extent provided in this Agreement and in the Security Documents, and (ii) in the event of any inconsistency between the terms and conditions of such letter of credit application and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit (other than any automatic renewal permitted pursuant to paragraph (c) of this Section), the Borrower shall hand deliver or fax (or transmit by electronic communication, if arrangements for doing so have been approved by the recipient) to the applicable Issuing Bank and the Administrative Agent, reasonably in advance of the requested date of issuance, amendment, renewal or extension, a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the requested date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to enable the applicable Issuing Bank to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower shall have entered into a continuing agreement (or other letter of credit agreement) for the issuance of letters of credit and/or shall submit a letter of credit application, in each case, as required by the respective Issuing Bank and using such Issuing Bank’s standard form (each, a “Letter of Credit Agreement”). In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement, the terms and conditions of this Agreement shall control. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon each issuance, amendment, renewal or extension of any Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure will not exceed $75,000,000 and (ii) the Aggregate Revolving Exposure will not exceed the Aggregate Revolving Commitment. The Borrower may, at any time and from time to time, reduce the LC Commitment of any Issuing Bank with the consent of such Issuing Bank. Each Issuing Bank agrees that it shall not permit any issuance, amendment, renewal or extension of a Letter of Credit to occur unless it shall have given to the Administrative Agent written notice thereof required under paragraph (l) of this Section. Notwithstanding anything to the contrary contained herein, no Issuing Bank shall be required to issue any Letter of Credit if, after giving effect thereto, the aggregate amount of outstanding Letters of Credit issued by it would exceed the amount of its LC Commitment.

An Issuing Bank shall not be under any obligation to issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank shall prohibit, or require that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the 2024 Restatement Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the 2024 Restatement Effective Date and that such Issuing Bank in good faith deems material to it; or

(ii) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) unless otherwise consented to by the Issuing Bank and (ii) the date that is five Business Days prior to the Revolving Maturity Date; provided that, any Letter of Credit may contain customary automatic renewal provisions agreed upon by the Borrower and the applicable Issuing Bank pursuant to which the expiration date of such Letter of Credit shall automatically be extended for a period of up to 12 months (but not to a date later than the date set forth in clause (ii) above), subject to any right on the part of such Issuing Bank to prevent any such renewal from occurring that may be contained in such Letter of Credit; and provided further that, if there exist any Incremental Revolving Commitments having a maturity date later than the Revolving Maturity Date (the “Subsequent Maturity Date”), then, so long as the aggregate LC Exposure in respect of Letters of Credit expiring after the Revolving Maturity Date will not exceed the lesser of $10,000,000 and the aggregate amount of such Incremental Revolving Commitments, the Borrower may request the issuance of a Letter of Credit that shall expire at or prior to the close of business on the earlier of (A) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the date that is five Business Days prior to the Subsequent Maturity Date. Notwithstanding the foregoing, any Letter of Credit issued hereunder may, in the sole discretion of the applicable Issuing Bank, expire after the fifth Business Day prior to the Revolving Maturity Date (or the Subsequent Maturity Date) but on or before the date that is 90 days after the Revolving Maturity Date (or the Subsequent Maturity Date), provided that, the Borrower hereby agrees that it shall provide cash collateral in an amount equal to 102% of the LC Exposure in respect of any such outstanding Letter of Credit to the applicable Issuing Bank at least five Business Days prior to the Revolving Maturity Date (or Subsequent Maturity Date, if applicable), which such amount shall be (A) deposited by the Borrower in an account with and in the name of such Issuing Bank and (B) held by such Issuing Bank for the satisfaction of the Borrower’s reimbursement obligations in respect of such Letter of Credit until the expiration of such Letter of Credit. Any Letter of Credit issued with an expiration date beyond the fifth Business Day prior to the Revolving Maturity Date (or the Subsequent Maturity Date, as applicable) shall, to the extent of any undrawn amount remaining thereunder on the Revolving Maturity Date (or the Subsequent Maturity Date, if applicable), cease to be a “Letter of Credit” outstanding under this Agreement for purposes of the Revolving Lenders’ obligations to participate in Letters of Credit pursuant to clause (d) below.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or any Revolving Lender, the Issuing Bank that is the issuer thereof hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank under such Letter of Credit and not reimbursed by the Borrower on the date due as provided in paragraph (f) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender further acknowledges and agrees that, in issuing, amending, renewing or extending any Letter of Credit, the applicable Issuing Bank shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of the Borrower deemed made pursuant to Section 4.02.

(e) Disbursements. Each Issuing Bank for any Letter of Credit shall, within the time allowed by applicable law or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit and shall promptly after such examination notify the Administrative Agent and the Borrower by telephone (confirmed by fax or electronic mail) of such demand for payment if such Issuing Bank has made or will make an LC Disbursement thereunder; provided that, any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(f) Reimbursements. If an Issuing Bank shall make an LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 3:00 p.m., New York City time, on the Business Day immediately following the day that the Borrower receives such notice; provided that, in the case of an LC Disbursement in an amount of $500,000 or more, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Sections 2.03 that such payment be financed with an ABR Revolving Borrowing in an amount equal to the amount of such LC Disbursement, and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving

Borrowing. If the Borrower fails to reimburse any LC Disbursement by the time specified above, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement and the amount of the payment then due from the Borrower in respect of the applicable LC Disbursement and such Revolving Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the amount then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for an LC Disbursement (other than the funding of an ABR Revolving Borrowing as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(g) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section is absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision thereof or hereof, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders, the Issuing Banks or any of their respective Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit, any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any other act, failure to act or other event or circumstance; provided that, the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of an Issuing Bank (as determined by a court of competent jurisdiction in a final and nonappealable judgment), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement in full, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, then Section 2.12(c) shall apply. Interest accrued pursuant to this paragraph shall be paid to the Administrative Agent, for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (f) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment, and shall be payable on demand or, if no demand has been made, on the date on which the Borrower reimburses the applicable LC Disbursement in full.

(i) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, a Majority in Interest of the Revolving Lenders) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that, the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (i) or (j) of Article VII. The Borrower also shall deposit cash collateral in accordance with this paragraph as and to the extent required by Section 2.10(b) or 2.19. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made as mutually agreed by the Administrative Agent and the Borrower and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of a Majority in Interest of the Revolving Lenders), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.10(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Aggregate Revolving Exposure would not exceed the Aggregate Revolving Commitment and no Default shall have occurred and be continuing.

(j) Designation of Additional Issuing Banks. The Borrower may, at any time and from time to time, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), designate as additional Issuing Banks one or more Revolving Lenders that agree to serve in such capacity as provided below. The acceptance by a Revolving Lender of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent and shall specify the LC Commitment of such Issuing Bank, executed by the Borrower, the Administrative Agent and such designated Revolving Lender and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Revolving Lender in its capacity as an issuer of Letters of Credit hereunder.

(k) Termination of an Issuing Bank. The Borrower may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Issuing Bank acknowledging receipt of such notice and (ii) the 10th Business Day following the date of the delivery thereof; provided that, no such termination shall become effective until and unless the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (or its Affiliates) shall have been reduced to zero. At the time any such termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the terminated Issuing Bank pursuant to Section 2.11(b). Notwithstanding the effectiveness of any such termination, the terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such termination, but shall not issue any additional Letters of Credit.

(l) Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the stated amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(m) LC Exposure Determination. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.

(n) Letters of Credit Issued for Account of Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Borrower (i) shall reimburse, indemnify and compensate the applicable Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of the Borrower and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. The Borrower hereby acknowledges that the issuance of such Letters of Credit for its Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

SECTION 2.05. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., Local Time (or in the case of any Loan denominated in a Designated Foreign Currency, noon, Local Time), to the account of the Administrative Agent most recently designated by it for such purpose for Loans denominated in the currency of such Loan by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly remitting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent and designated by the Borrower in the applicable Borrowing Request or, in the case of ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(f), to the Issuing Bank specified by the Borrower in the applicable Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (or, in the case of any ABR Borrowing for which notice of such Borrowing has been given by the Borrower on the proposed date of such Borrowing in accordance with Section 2.03, prior to 12:00 p.m., Local Time, on such date) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance on such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the applicable Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans of the applicable Class, or in the case of Designated Foreign Currencies, in accordance with market practice, in each case, as applicable. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.06. Interest Elections.

(a) Each Revolving Borrowing and Incremental Term Borrowing initially shall be of the Type and Agreed Currency specified in the applicable Borrowing Request or as otherwise required by Section 2.03 and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period specified in the applicable Borrowing Request or as otherwise required by Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type (provided that, Term Benchmark Borrowings denominated in a Designated Foreign Currency may not be converted into ABR Borrowings) or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be signed by a Financial Officer of the Borrower; provided that, if such Interest Election Request is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent.

(c) Each Interest Election Request shall specify the following information in compliance with Section 2.02

(i) the Agreed Currency and principal amount of Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing (in the case of Borrowings denominated in Dollars) or a Term Benchmark Borrowing; and

(iv) if the resulting Borrowing is to be a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing in Dollars prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing at the end of such Interest Period. If the Borrower fails to deliver a timely and complete Interest Election Request with respect to a Term Benchmark Borrowing in a Designated Foreign Currency prior to the end of the Interest Period therefor, then, unless such Term Benchmark Borrowing is repaid as provided herein, the Borrower shall be deemed to have selected that such Term Benchmark Borrowing shall automatically be continued as a Term Benchmark Borrowing in its original Agreed Currency with an Interest Period of one month at the end of such Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default under clause (i) or (j) of Article VII has occurred and is continuing with respect to the Borrower, or if any other Event of Default has occurred and is continuing and the Administrative Agent, at the request of a Majority in Interest of Lenders of any Class, has notified the Borrower of the election to give effect to this sentence on account of such other Event of Default, then, in each such case, so long as such Event of Default is continuing, (i) no outstanding Borrowing (or Borrowing of the applicable Class, as applicable) denominated in Dollars may be converted to or continued as a Term Benchmark Borrowing, (ii) unless repaid, (x) each Term Benchmark Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (y) each Term Benchmark Borrowing denominated in a Designated Foreign Currency shall bear interest at the Central Bank Rate for the applicable Agreed Currency plus the Applicable Rate; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Agreed Currency other than Dollars shall either be (i) converted to an ABR Borrowing denominated in Dollars (in an amount equal to the Dollar Equivalent of such Designated Foreign Currency) at the end of the Interest Period, as applicable, therefor or (ii) prepaid at the end of the applicable Interest Period, as applicable, in full; provided that, if no election is made by the Borrower by the earlier of (x) the date that is three Business Days after receipt by the Borrower of such notice and (y) the last day of the current Interest Period for the applicable Term Benchmark Loan, the Borrower shall be deemed to have elected clause (i) above.

SECTION 2.07. Termination and Reduction of Commitments.

(a) Unless previously terminated, the Revolving Commitments shall automatically terminate on the Revolving Maturity Date.

(b) The Borrower may at any time terminate, or from time to time permanently reduce, the Commitments of any Class; provided that, (i) each partial reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the Aggregate Revolving Exposure would exceed the Aggregate Revolving Commitment.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that, a notice of termination or reduction of the Revolving Commitments under paragraph (b) of this Section may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.08. Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date.

(b) The records maintained by the Administrative Agent and the Lenders shall be prima facie evidence of the existence and amounts of the obligations of the Borrower in respect of the Loans, LC Disbursements, interest and fees due or accrued hereunder; provided that, the failure of the Administrative Agent or any Lender to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement.

(c) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns), unless such Lender or assignee notifies the Borrower that it no longer requires a promissory note, in which case such Lender or assignee, as applicable, shall promptly return such promissory note to the Borrower for cancellation.

SECTION 2.09. Repayment of Incremental Term Loans. The Borrower shall repay Incremental Term Loans of any Series in such amounts and on such date or dates as shall be specified therefor in the Incremental Facility Amendment establishing the Incremental Term Commitments of such Series.

SECTION 2.10. Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

(b) In the event and on each occasion that (i) the Aggregate Revolving Exposure exceeds the Aggregate Revolving Commitment (other than as a result of any revaluation of the Dollar Equivalent of Revolving Loans on any Calculation Date in accordance with Section 1.07) or (ii) the Aggregate Revolving Exposure exceeds 105% of the Aggregate Revolving Commitment solely as a result of any revaluation of the Dollar Equivalent of Revolving Loans on any Calculation Date in accordance with Section 1.07, the Borrower shall prepay Revolving Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent in accordance with Section 2.04(i)) in an aggregate amount equal to such excess.

(c) Prior to any prepayment of Borrowings under this Section, the Borrower shall specify the Borrowing or Borrowings to be prepaid in the notice of such prepayment delivered pursuant to paragraph (d) of this Section.

(d) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy or electronic communication, including an Approved Borrower Portal, if arrangements for doing so have been approved by the Administrative Agent) of any prepayment hereunder (i) in the case of prepayment of a Term Benchmark Borrowing, not later than 1:00 p.m., New York City time, three U.S. Government Securities Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 1:00 p.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12 together with any additional amounts required pursuant to Section 2.15.

SECTION 2.11. Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee which shall accrue at the Applicable Rate on the daily unused amount of the Revolving Commitment of such Lender during the period from and including the 2024 Restatement Effective Date to but excluding the date on which such Revolving Commitment terminates. Accrued commitment fees in respect of the Revolving Commitments shall be payable in arrears no later than the date that is 15 days after the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender.

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to Term Benchmark Revolving Loans on the daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the 2024 Restatement Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrower and such Issuing Bank on the average daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the 2024 Restatement Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any such LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. In addition, if, as contemplated by Section 2.04(c), any Letter of Credit is cash collateralized and remains outstanding after the Revolving Maturity Date (or Subsequent Maturity Date, as the case may be), the Borrower will pay a fee (an “LC Fee”) to the Issuing Bank in respect of such Letter of Credit which shall accrue at the Applicable Rate that would be used to determine the interest rate applicable to Term Benchmark Revolving Loans (assuming such Loans were outstanding during such period) on the daily amount of the LC Exposure attributable to such Letter of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Revolving Maturity Date (or Subsequent Maturity Date, as the case may be) but excluding the date on which such Issuing Bank ceases to have any LC Exposure in respect of such Letter of Credit. Participation fees, fronting fees and other fees payable to an Issuing Bank in respect of its Letters of Credit accrued through and including the last day of March, June, September and December of each year shall be payable no later than the date that is 15 days after such last day, commencing on the first such date to occur after the 2024 Restatement Effective Date; provided that, all such fees (other than LC Fees) shall be payable on the date on which the Revolving Commitments terminate and any such fees, including LC Fees, accruing after the date on which the Revolving Commitments terminate shall be payable on demand and, in the case of LC Fees and fronting fees accruing after the Revolving Maturity Date (or Subsequent Maturity Date, as applicable), on the date on which the relevant Issuing Bank ceases to have LC Exposure in respect of the Letter of Credit in respect of which such fees are payable. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees, LC Fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Revolving Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

SECTION 2.12. Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Term Benchmark Borrowing shall bear interest at the Adjusted Term SOFR Rate or the Adjusted EURIBOR Rate, as applicable, for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if (i) any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum (the “Default Rate”) equal to (A) in the case of overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (B) in the case of any other amount, 2.00% per annum plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section, or (ii) at any time an Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders shall so elect, any principal of or interest on any Loan or any fee or other amount payable hereunder by the Borrower shall bear interest, after as well as before judgment, at the Default Rate. Payment or acceptance of the increased rates of interest provided for in this paragraph (c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent, any Issuing Bank or any Lender.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of a Revolving Loan, upon termination of the Revolving Commitments; provided that, (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of a Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) Interest computed by reference to the Term SOFR Rate or the EURIBOR Rate hereunder shall be computed on the basis of a year of 360 days. Interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). In each case interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The applicable Alternate Base Rate, Adjusted Term SOFR Rate, Term SOFR Rate, Adjusted EURIBOR Rate or EURIBOR Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.13. Alternate Rate of Interest.

(a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.13:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate, the Term SOFR Rate, the Adjusted EURIBOR Rate or the EURIBOR Rate (including because the Relevant Screen Rate is not available or published on a current basis), for the applicable Agreed Currency and such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders that prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate, the Term SOFR Rate, the Adjusted EURIBOR Rate or the EURIBOR Rate for the applicable Agreed Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency and such Interest Period;

then the Administrative Agent shall give notice (which may be by telephone, telecopy or electronic mail) thereof to the Borrower and the Lenders of such Class as promptly as practicable and, until (x) the Administrative Agent notifies the Borrower and the Lenders of such Class that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.06 or a new Borrowing Request in accordance with the terms of Section 2.03, (A) any Interest Election Request that requests the conversion of any Borrowing of such Class to, or continuation of any Borrowing of such Class as, a Term Benchmark Borrowing shall be ineffective, (B) if any Borrowing Request requests a Term Benchmark Borrowing in Dollars, such Borrowing shall be made as an ABR Borrowing and (C) if any Borrowing Request requests a Term Benchmark Borrowing for the relevant rate above in a Designated Foreign Currency, then such request shall be ineffective; provided that, if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan in any Agreed Currency is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.13(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan, then until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) if such Term Benchmark Loan is denominated in Dollars, then on the last day of the Interest Period applicable to such Loan, such Loan shall be converted by the Administrative Agent to, and shall constitute, (x) an Adjusted Daily Simple SOFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.13(a)(i) or (ii) above or (y) an ABR Loan denominated in Dollars if the Adjusted Daily Simple SOFR also is the subject of Section 2.13(a)(i) or (ii) above, (ii) if such Term Benchmark Loan is denominated in any Agreed Currency other than Dollars, then such Loan shall, on the last day of the Interest Period applicable to such Loan bear interest at the Central Bank Rate for the applicable Agreed Currency plus the Applicable Rate; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Agreed Currency other than Dollars shall, at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Agreed Currency other than Dollars shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” with respect to Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” with respect to any Agreed Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of each affected Class.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right, in consultation with the Borrower, to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) The Administrative Agent will promptly notify the Borrower and the Lenders of (1) any occurrence of a Benchmark Transition Event, (2) the implementation of any Benchmark Replacement, (3) the effectiveness of any Benchmark Replacement Conforming Changes, (4) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (5) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.13, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.13.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (a) if the then-current Benchmark is a term rate (including the Term SOFR Rate or the EURIBOR Rate) and either (i) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (ii) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (b) if a tenor that was removed pursuant to clause (i) above either is (i) subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (ii) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either (x) the Borrower will be deemed to have converted any request for a Term Benchmark Borrowing denominated in Dollars into a request for a Borrowing of or conversion to (A) an Adjusted Daily Simple SOFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event or (y) any Term Benchmark Borrowing denominated in a Designated Foreign Currency shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan in any Agreed Currency is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 2.13, if such Term Benchmark Loan is denominated in Dollars, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the

Administrative Agent to, and shall constitute, (x) an Adjusted Daily Simple SOFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) an ABR Loan denominated in Dollars if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event or if such Term Benchmark Loan is denominated in any Agreed Currency other than Dollars, then such Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate for the applicable Agreed Currency plus the Applicable Rate; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Agreed Currency other than Dollars shall, at the Borrower’s election prior to such day: (i) be prepaid by the Borrower on such day or (ii) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Agreed Currency other than Dollars shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time.

SECTION 2.14. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuing Bank (except any such reserve requirement reflected in the Adjusted Term SOFR Rate or the Adjusted EURIBOR Rate, as applicable);

(ii) impose on any Lender or Issuing Bank or the London or other applicable offshore interbank market for the applicable Agreed Currency any other condition, cost or expense affecting this Agreement or Term Benchmark Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes on its loans, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto);

and the result of any of the foregoing shall be to increase the cost to such Lender or other Recipient of making or maintaining any Term Benchmark Loan (or of maintaining its obligation to make any such Loan), to increase the cost to such Lender, Issuing Bank or other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount but excluding lost profits), then, from time to time upon request of such Lender, Issuing Bank or other Recipient, the Borrower will pay to such Lender, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or other Recipient, as the case may be, for such additional costs or expenses incurred or reduction suffered; provided that, the Borrower shall not be liable for such compensation (A) unless such Lender or Issuing Bank is generally charging such amounts to similarly situated borrowers under comparable syndicated credit facilities or (B) if the relevant Change in Law occurs on a date prior to the date on which such Lender or Issuing Bank becomes a party to this Agreement.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements or liquidity has had or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy and liquidity), then, from time to time upon request of such Lender or Issuing Bank, the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that, the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or expenses incurred or reductions suffered more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or expenses or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or expenses or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) Notwithstanding any other provision of this Section, no Lender shall demand compensation for any increased cost or reduction pursuant to this Section in respect of any Change in Law described in the proviso to the definition of the term “Change in Law” if it shall not be the general policy or practice of such Lender to demand such compensation in similar circumstances from similarly-situated borrowers (it being understood that this paragraph (e) shall not (i) require any Lender to breach any confidentiality agreement or to disclose any information otherwise required to be held in confidence by it or (ii) limit the discretion of any Lender to waive the right to demand such compensation in any given case).

SECTION 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (b) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert or continue any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto, (d) the failure to prepay any Term Benchmark Loan on a date specified therefor in any notice of prepayment given by the Borrower (whether or not such notice may be revoked in accordance with the terms hereof), (e) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18 or pursuant to Section 2.20(e) or (f) the failure by the Borrower to make any payment of any Loan (or interest due thereof) denominated in a Designated Foreign Currency on its scheduled due date or any payment thereof in a different currency then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount due hereunder and shown as due on any such certificate within 10 Business Days after receipt thereof.

SECTION 2.16. Taxes.

(a) Withholding of Taxes; Gross-Up. Each payment by a Loan Party under this Agreement or any other Loan Document, whether to the Administrative Agent, any Lender or Issuing Bank or any other Person to which any such payment is owed (each of the foregoing being referred to as a “Recipient”), shall be made without withholding for any Taxes, unless such withholding is required by any law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Evidence of Payment. As soon as practicable after any payment of Taxes by a Loan Party to a Governmental Authority pursuant to this Agreement, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Loan Parties. The Loan Parties shall indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with this Agreement (including amounts paid or payable under this paragraph) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this paragraph shall be paid within 20 days after the Recipient delivers to any Loan Party a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing in reasonable detail the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with this Agreement (including any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this paragraph shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under this Agreement shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (A) through (E) of paragraph (f)(ii) below) shall not be required if in the Lender’s judgment such completion, execution or submission would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.16(f). If any form or certification previously delivered pursuant to this Section 2.16(f) expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so. Notwithstanding any other provision of this paragraph, a Lender shall not be required to deliver any form pursuant to this paragraph that it is not legally able to deliver.

(ii) Without limiting the generality of the foregoing, each Lender shall, if it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as is reasonably requested by the Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A) in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding Tax;

(B) in the case of a Foreign Lender claiming the benefits of an income Tax treaty to which the United States of America is a party (1) with respect to payments of interest under this Agreement, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such Tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such Tax treaty;

(C) in the case of a Foreign Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States of America, IRS Form W-8ECI;

(D) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, both (1) IRS Form W-8BEN or W-8BEN-E and (2) a certificate substantially in the form of Exhibit I-1, Exhibit I-2, Exhibit I-3 or Exhibit I-4 (each, a “U.S. Tax Certificate”), as applicable, to the effect that such Lender is not (x) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (y) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or (z) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code;

(E) in the case of a Foreign Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender), (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided that, if such Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax, together with such supplementary documentation as shall be necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii) If a payment made to a Lender under this Agreement would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.16(f)(iii), the term “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) Treatment of Certain Refunds. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including additional amounts paid pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such Recipient, shall repay to such Recipient the amount paid to such Recipient pursuant to the prior sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph, in no event will any Recipient be required to pay any amount to any indemnifying party pursuant to this paragraph if such payment would place such Recipient in a less favorable position (on a net after-Tax basis) than such Recipient would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Issuing Bank. For purposes of Sections 2.16(e) and 2.16(f), the term “Lender” shall include each Issuing Bank.

(i) Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 2.17. Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) Except with respect to principal of and interest on Loans denominated in a Designated Foreign Currency, the Borrower shall make each payment or prepayment required to be made by it in Dollars hereunder or under any other Loan Document prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, New York City time), on the date when due or the date fixed for any prepayment hereunder and (ii) all payments with respect to principal and interest on Loans denominated in a Designated Foreign Currency shall be made in such Designated Foreign Currency not later than the Applicable Time specified by the Administrative Agent on the dates specified herein, in each case, in immediately available funds, without any defense, setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding

Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the Administrative Agent, except that payments required to be made directly to any Issuing Bank shall be so made, payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, the Borrower is prohibited by any Law from making any required payment hereunder in a Designated Foreign Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Designated Foreign Currency payment amount.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied towards payment of the amounts then due hereunder ratably among the parties entitled thereto, in accordance with the amounts then due to such parties.

(c) Except to the extent that this Agreement provides for payments to be disproportionately allocated to or retained by a particular Lender or group of Lenders (including in connection with the payment of interest or fees at different rates and the repayment of principal amounts of Loans at different times as a result of Extension Permitted Amendments effected under Section 2.21), each Lender agrees that if it shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the amount of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amounts of principal of and accrued interest on their Loans and participations in LC Disbursements; provided that, (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as in effect from time to time) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any Person that is an Eligible Assignee (as such term is defined from time to time). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the applicable Overnight Rate.

(e) If any Lender shall fail to make any payment required to be made by it hereunder to or for the account of the Administrative Agent or any Issuing Bank, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations in respect of such payment until all such unsatisfied obligations have been discharged or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender pursuant to Sections 2.04(d), 2.04(f), 2.05(b), 2.17(c), 2.17(d) and 9.03(c), in each case in such order as shall be determined by the Administrative Agent in its discretion.

SECTION 2.18. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall (at the request of the Borrower) use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable and documented out of pocket costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(b) If (i) any Lender requests compensation under Section 2.14, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, (iii) any Lender has become a Defaulting Lender, (iv) any Lender has declined to become an Extending Lender in connection with an Extension Offer made to it pursuant to Section 2.21, or (v) any Lender has failed to consent to a proposed amendment, waiver, discharge or termination that under Section 9.02 requires the consent of all the Lenders (or all the affected Lenders or all the Lenders of the affected Class) and with respect to which the Required Lenders (or, in circumstances where Section 9.02 does not require the consent of the Required Lenders, a Majority in Interest of the Lenders of the affected Class) shall have granted their consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement and the other Loan Documents (or, in the case of any such assignment and delegation resulting from a failure to provide a consent, all its interests, rights and obligations under this Agreement and the other Loan Documents as a Lender of a particular Class) to an Eligible Assignee that shall assume such obligations (which may be another Lender, if a Lender accepts such assignment and delegation); provided that, (A) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, of each Issuing Bank), which consent shall not unreasonably be withheld, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and, if applicable, participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, (if applicable, in each case only to the extent such amounts relate to its interest as a Lender of a particular Class) from the assignee (in the case of such principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments and (D) in the case of any such assignment and delegation resulting from the failure to provide a consent (including by becoming an Extending Lender), the assignee shall have given such consent and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, the applicable amendment, waiver, discharge or termination can be effected. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation have ceased to apply. Each party hereto agrees that (i) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to the Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided that, any such documents shall be without recourse to or warranty by the parties thereto.

SECTION 2.19. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Revolving Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Revolving Lender is a Defaulting Lender:

(a) commitment fees shall cease to accrue on the unused amount of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.11(a);

(b) the Revolving Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that, any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 9.02, require the consent of such Defaulting Lender in accordance with the terms hereof;

(c) if any LC Exposure exists at the time such Revolving Lender becomes a Defaulting Lender then:

(i) all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (with the term “Applicable Percentage” meaning, with respect to any Lender for purposes of reallocations to be made pursuant to this paragraph (c), the percentage of the Aggregate Revolving Commitment represented by such Lender’s Revolving Commitment at the time of such reallocation calculated disregarding the Revolving Commitments of the Defaulting Lenders at such time) but only to the extent that the sum of all Non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s LC Exposure does not exceed the sum of all Non-Defaulting Lenders’ Revolving Commitments; provided that, no reallocation under this clause (i) shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent cash collateralize for the benefit of the Issuing Banks the portion of such Defaulting Lender’s LC Exposure that has not been reallocated in accordance with the procedures set forth in Section 2.04(i) for so long as such LC Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such portion of such Defaulting Lender’s LC Exposure for so long as such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if any portion of the LC Exposure of such Defaulting Lender is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.11(a) and 2.11(b) shall be adjusted to give effect to such reallocation; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all participation fees payable under Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks (and allocated among them ratably based on the amount of such Defaulting Lender’s LC Exposure attributable to Letters of Credit issued by each Issuing Bank) until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as such Revolving Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend, renew or extend any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be fully covered by the Revolving Commitments of the Non-Defaulting Lenders and/or cash collateral provided by the Borrower in accordance with Section 2.19(c), and participating interests in any such issued, amended, reviewed or extended Letter of Credit will be allocated among the Non-Defaulting Lenders in a manner consistent with Section 2.19(c)(i) (and such Defaulting Lender shall not participate therein).

In the event that (x) a Bankruptcy Event with respect to a Revolving Lender Parent shall have occurred following the date hereof and for so long as such Bankruptcy Event shall continue or (y) any Issuing Bank has a good faith belief that any Revolving Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, no Issuing Bank shall be required to issue, amend, renew or extend any Letter of Credit, unless such Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Revolving Lender satisfactory to such Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower, and each Issuing Bank each agree that a Defaulting Lender has adequately remedied all matters that caused such Revolving Lender to be a Defaulting Lender, then the LC Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Revolving Lender’s Revolving Commitment and on such date such Revolving Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders as the Administrative Agent shall determine may be necessary in order for such Revolving Lender to hold such Revolving Loans in accordance with its Applicable Percentage; provided that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Revolving Lender was a Defaulting Lender; provided further that, except as otherwise expressly agreed by the affected parties, no change hereunder from a Defaulting Lender to a non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Revolving Lender’s having been a Defaulting Lender.

SECTION 2.20. Incremental Facilities.

(a) The Borrower may on one or more occasions, by written notice to the Administrative Agent, request (i) during the Revolving Availability Period, the establishment of Incremental Revolving Commitments, (ii) prior to the Latest Maturity Date, the establishment of Incremental Term Commitments, and (iii) prior to the Latest Maturity Date, the incurrence of Incremental Equivalent Debt (together with Incremental Term Loans and Incremental Revolving Commitments and Incremental Revolving Loans made thereunder, “Incremental Extensions of Credit”), in an aggregate amount for all such Incremental Extensions of Credit not in excess of the greater of (A) the Incremental Fixed Amount, plus (B) such additional amount as would not cause the Secured Net Leverage Ratio, computed on a Pro Forma Basis, after giving effect to such Incremental Facility or issuance of Incremental Equivalent Debt and the use of proceeds thereof, as of the last day of the Test Period most recently ended prior to the effective date of the relevant Incremental Facility Amendment or issuance of Incremental Equivalent Debt in respect of which financial statements have been delivered pursuant to Section 5.01(a) or (b) (or, prior to the delivery of any such financial statements, as of the last day of the most recent Test Period contained in the financial statements referred to in Section 3.04), to exceed, 3.50 to 1.00 (it being understood and agreed that, if the applicable incurrence test in clause (B) is satisfied on a Pro Forma Basis after giving effect to any Incremental Extension of Credit, such Incremental Extension of Credit may be incurred under clause (B) regardless of whether there is capacity under clause (A)); provided that, for purposes of such pro forma calculation, (x) for purposes of clause (B), if the proceeds of the relevant Incremental Extension of Credit will be applied to finance a Permitted Acquisition or other Investment permitted hereunder or the irrevocable redemption or repayment of Indebtedness, compliance with the Secured Net Leverage Ratio on a Pro Forma Basis will, at the option of the Borrower, be determined as of the date on which the binding agreement for such Permitted Acquisition or other Investment permitted hereunder is entered into or the date of irrevocable notice of redemption or repayment, as applicable, (y) the Revolving Commitments (including, if applicable, any Incremental Revolving Commitments that would become effective in connection with the requested Incremental Facility) and other Incremental Credit Extensions shall be assumed to be fully funded and (z) all such Incremental Equivalent Debt constitutes Consolidated Total Secured Debt; provided further that, in the event that the proceeds of any Incremental Extension of Credit are used to finance any Limited Condition Acquisition, the calculation set forth in clause (B) may, at the Borrower’s election, be made at as of the date of the binding agreement to consummate such Limited Condition Acquisition or at the closing of such Limited Condition Acquisition. Each Class of Incremental Term Loans and Incremental Revolving Commitments and shall be in an integral multiple of $5,000,000 and be in an aggregate principal amount that is not less than $50,000,000; provided that, such amount may be less than $50,000,000 if such amount represents all the remaining availability under the aggregate principal amount of Incremental Extensions of Credit set forth above.

(b) The effectiveness of each Incremental Facility Amendment will be subject to the conditions that:

(i) at the time of each such request and upon the effectiveness of each Incremental Facility Amendment or the incurrence of any Incremental Equivalent Debt, no Default or Event of Default has occurred and is continuing or shall result therefrom (provided that, in the event the proceeds of any Incremental Extensions of Credit or Incremental Equivalent Debt are used to finance any Limited Condition Acquisition, other Permitted Acquisition or Investment permitted hereunder (except with respect to the requirement that there not have occurred and be continuing any Event of Default under clause (a) or (b) of Article VII or any Event of Default with respect to the Borrower under clause (i) or (j) of Article VII (which must be true both immediately prior to and after giving effect to such Incremental Commitments or Incremental Equivalent Debt and the making of Loans thereunder to be made on the date of effectiveness thereof)), any condition set forth in this clause (i) may, at the Borrower’s election, be satisfied as of the date of the binding agreement to consummate such Limited Condition Acquisition or other Permitted Acquisition or Investment permitted hereunder or the date of effectiveness of the applicable Incremental Extension of Credit or Incremental Equivalent Debt),

(ii) the representations and warranties of the Borrower and each other Loan Party, as applicable, set forth in the Loan Documents would be true and correct in all material respects (or, in the case of representations and warranties qualified as to materiality, in all respects) on and as of the date of, and immediately after giving effect to, the incurrence of such Incremental Extension of Credit (provided that, in the event the proceeds of any Incremental Extension of Credit are used to finance any Limited Condition Acquisition, other Permitted Acquisition or other Investment permitted hereunder, such condition precedent set forth in this clause (ii) may, at the Borrower’s election, be limited to the Specified Representations and the Acquired Company Representations),

(iii) after giving effect to such Incremental Extension of Credit and the application of the proceeds therefrom (and assuming that the full amount of such Incremental Extension of Credit shall have been funded on such date), the Borrower shall be in compliance on a Pro Forma Basis with the covenant contained in Section 6.12 recomputed as of the last day of the most recently ended Test Period of the Borrower in respect of which financial statements have been delivered pursuant to Section 5.01(a) or (b) (or, prior to the delivery of any such financial statements, as of the last day of the most recent Test Period contained in the financial statements referred to in Section 3.04) (provided that, in the event the proceeds of any Incremental Extension of Credit are used to finance any Limited Condition Acquisition, other Permitted Acquisition or other Investment permitted hereunder or the irrevocable redemption or repayment of Indebtedness, such condition precedent set forth in this clause (iii) shall be required to be satisfied, at the Borrower’s election, as of the date of the binding agreement to consummate such Permitted Acquisition or other Investment permitted hereunder or the irrevocable redemption or repayment of Indebtedness or the date of effectiveness of the applicable Incremental Extension of Credit; provided further, that if the Borrower has made the election to measure such compliance on the date of such a binding agreement for such Permitted Acquisition or other Investment permitted hereunder or the date of irrevocable notice of redemption or repayment, as applicable, then in connection with the calculation of any financial ratio with respect to any covenant set forth in Article VI or in connection with the designation of an Unrestricted Subsidiary pursuant to Section 5.14, in each case on or following such date and prior to the date on which such acquisition is consummated or the related binding agreement is terminated or such redemption or repayment is made, such financial ratio shall be calculated on a Pro Forma Basis assuming such acquisition, Investment, repayment or redemption and any other pro forma events in connection therewith (including the incurrence of Indebtedness and such Incremental Extension of Credit) have been consummated),

(iv) the Borrower shall have delivered a certificate of a Financial Officer to the effect set forth in clauses (i), (ii) and (iii) above, together with reasonably detailed calculations demonstrating compliance with clause (B) of paragraph (a) of this Section and clause (iii) above,

(v) upon the effectiveness of any Incremental Facility, all fees and expenses and cost reimbursements owing in respect of such Incremental Facility to the Administrative Agent and the Incremental Lenders with respect to such Incremental Facility shall have been paid and

(vi) upon the effectiveness of any Incremental Facility, the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as required by the relevant Incremental Facility Amendment and generally consistent with those delivered on the Original Effective Date under Section 4.01 of the Original Credit Agreement other than changes to such legal opinions resulting from a Change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent.

(c) The terms and conditions of any Incremental Revolving Commitment and Loans and other extensions of credit to be made thereunder shall be identical to those of the Revolving Commitments and Revolving Loans and other extensions of credit made thereunder; provided that, (i) any Incremental Revolving Commitments (and any Incremental Revolving Loans made thereunder) shall not have (x) a final maturity date earlier than (but may have a maturity date later than) the Revolving Maturity Date or (y) a weighted average life to maturity that is shorter than the remaining weighed average life to maturity of the then remaining Revolving Commitments, (ii) there shall be no mandatory reduction of any Incremental Revolving Commitments prior to the Revolving Maturity Date, (iii) the up-front fees applicable to any Incremental Revolving Facility shall be as determined by the Borrower and the Incremental Revolving Lenders providing such Incremental Facility and (iv) one or more additional financial maintenance covenants may be added to this Agreement for the benefit of any Incremental Revolving Commitment so long as such financial maintenance covenants are for the benefit of all other Lenders in respect of all Loans and Commitments outstanding at the time that the applicable Incremental Revolving Commitment becomes effective. The terms and conditions of any Incremental Term Facility and the Incremental Term Loans to be made thereunder shall be on terms and conditions that are either (A) substantially identical to the terms and conditions of this Agreement or (B) reasonably satisfactory to the Administrative Agent (except to the extent applicable only to periods after the Latest Maturity Date) and shall be set forth in the applicable Incremental Facility Amendment, except as otherwise set forth herein; provided that, (i) pricing (including the up-front fees and interest rates), maturity, amortization schedule and mandatory prepayment provisions, and any provisions relating to “disqualified lenders” applicable to any Incremental Term Facility and Incremental Term Loans shall be determined by the Borrower and the Incremental Term Lenders providing the relevant Incremental Term Commitments, (ii) the weighted average life to maturity of any Incremental Term Loans shall be no shorter than the remaining weighted average life to maturity of the Revolving Commitments and of any then-outstanding Classes of Term Loans, and (iii) no Incremental Term Loan Maturity Date shall be earlier than the Latest Maturity Date at the time of incurrence of such Incremental Term Facility. Notwithstanding the foregoing, the terms and conditions applicable to an Incremental Facility may (i) exclude a financial maintenance covenant to the extent agreed between the Borrower and the Lenders providing such Incremental Facility or (ii) include additional or different financial or other covenants or other provisions that are agreed between the Borrower and the Lenders providing such Incremental Facility which are applicable only during periods after the Latest Maturity Date that is in effect on the date of effectiveness of such Incremental Facility Amendment or, in the case of additional covenants, are made to apply in respect of and for the benefit of each other Class of Commitments or Loans hereunder. Notwithstanding anything to the contrary herein, each Incremental Facility and all extensions of credit thereunder shall be secured by the Collateral on a pari passu basis with or a junior basis to the other Loan Document Obligations, subject to customary intercreditor arrangements reasonably satisfactory to the Administrative Agent.

(d) Each notice from the Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Incremental Extension of Credit. Any additional bank, financial institution, existing Lender or other Person that elects to extend commitments in respect of any Incremental Facility shall be reasonably satisfactory to the Borrower and, in the case of any Incremental Revolving Commitments, the Administrative Agent and each Issuing Bank (such approval not to be unreasonably withheld). Each Incremental Facility will be implemented pursuant to an Incremental Facility Amendment that will constitute an amendment to this Agreement and, as appropriate, the other Loan Documents, which shall be executed by the Borrower, each Incremental Lender party thereto and the Administrative Agent (but will not require the consent of any other Lenders). No Lender shall be obligated to provide any Incremental Extension of Credit unless it so agrees. Commitments in respect of any Incremental Facility will become Commitments (or in the case of any Incremental Revolving Commitment to be provided by an existing Revolving Lender, an increase in such Lender’s Revolving Commitment) under this Agreement upon the effectiveness of such Incremental Facility Amendment. An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement or to any other Loan Document as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section (including to provide for voting provisions applicable to the Incremental Lenders comparable to the provisions of Section 9.02(b)).

(e) On the date of effectiveness of any Incremental Revolving Commitments, each Revolving Lender shall assign to each Incremental Revolving Lender holding such Incremental Revolving Commitment, and each such Incremental Revolving Lender shall purchase from each Revolving Lender, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans and participations in Letters of Credit outstanding on such date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans and participations in Letters of Credit will be held by all the Revolving Lenders (including such Incremental Revolving Lenders) ratably in accordance with their Applicable Percentages after giving effect to the effectiveness of such Incremental Revolving Commitment. Any assignment pursuant to this paragraph (e) by an existing Revolving Lender of any portion of a Term Benchmark Revolving Loan will be treated as a prepayment of such assigned portion and shall be subject to compensation by the Borrower pursuant to the provisions of Section 2.15 if the date of the effectiveness of the related Incremental Revolving Commitments occurs other than on the last day of the Interest Period relating thereto.

(f) Subject to the terms and conditions set forth herein and in the applicable Incremental Facility Amendment, each Lender holding an Incremental Term Commitment of any Series shall make a loan to the Borrower in an amount equal to such Incremental Term Commitment on the date specified in such Incremental Facility Amendment.

(g) The Administrative Agent shall notify the Lenders promptly upon receipt by the Administrative Agent of any notice from the Borrower referred to in Section 2.20(a) and of the effectiveness of any Incremental Commitments or Incremental Equivalent Debt, in each case advising the Lenders of the details thereof and, in the case of effectiveness of any Incremental Revolving Commitments, of the Applicable Percentages of the Revolving Lenders after giving effect thereto and of the assignments required to be made pursuant to Section 2.20(e).

SECTION 2.21. Extension Offers.

(a) The Borrower may on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, an “Extension Offer”) to all the Lenders of one or more Classes (each Class subject to such an Extension Offer, an “Extension Request Class”) to make one or more Extension Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower. Such notice shall set forth (i) the terms and conditions of the requested Extension Permitted Amendment and (ii) the date on which such Extension Permitted Amendment is requested to become effective (which shall not be less than 10 Business Days or more than 30 Business Days after the date of such notice, unless otherwise agreed to by the Administrative Agent). Extension Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Extension Request Class that accept the applicable Extension Offer (such Lenders, the “Extending Lenders”) and, in the case of any Extending Lender, only with respect to such Lender’s Loans and Commitments of such Extension Request Class as to which such Lender’s acceptance has been made.

(b) An Extension Permitted Amendment shall be effected pursuant to an Extension Agreement executed and delivered by the Borrower, each applicable Extending Lender and the Administrative Agent; provided that, no Extension Permitted Amendment shall become effective unless (i) no Default shall have occurred and be continuing on the date of effectiveness thereof, (ii) on the date of effectiveness thereof, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct (A) in the case of the representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that specifically relates to an earlier date, in which case such representation and warranty shall be true and correct in all material respects (or, in the case of the representations and warranties qualified as to materiality, in all respects) on and as of such earlier date, and (iii) the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as required by the relevant Extension Agreement and generally consistent with those delivered on the Original Effective Date under Section 4.01 of the Original Credit Agreement other than changes to such legal opinions resulting from a Change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Agreement. Each Extension Agreement may, without the consent of any Lender other than the applicable Extending Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section, including any amendments necessary to treat the applicable Loans and/or Commitments of the accepting Lenders as a new “Class” of loans and/or commitments hereunder; provided that, in the case of any Extension Offer relating to Revolving Commitments or Revolving Loans, except as otherwise agreed to by each Issuing Bank, (i) the allocation of the participation exposure with respect to any then-existing or subsequently issued or made Letter of Credit as between the commitments of such new “Class” and the remaining Revolving Commitments shall be made on a ratable basis as between the commitments of such new “Class” and the remaining Revolving Commitments and (ii) the Revolving Availability Period and the Revolving Maturity Date, as such terms are used in reference to Letters of Credit, may not be extended without the prior written consent of each Issuing Bank.

SECTION 2.22. Refinancing Facilities.

(a) The Borrower may, on one or more occasions, by written notice to the Administrative Agent, request the establishment of Refinancing Term Loan Indebtedness or Refinancing Revolving Commitments (provided that, at no time shall there be more than a total of four Classes of revolving credit commitments outstanding hereunder). Each such notice shall specify the date (each, a “Refinancing Closing Date”) on which the Borrower proposes that such Refinancing Term Loan Indebtedness shall be made or on which such Refinancing Revolving Commitments shall become effective, which shall be a date not less than five Business Days after the date on which such notice is delivered to the Administrative Agent. Such notice shall set forth, with respect to any Refinancing Term Loan Indebtedness established thereby in the form of Refinancing Term Loans or with respect to any Refinancing Revolving Commitments (and the Refinancing Revolving Loans of the same Class), to the extent applicable, the following terms thereof: (A) the designation of such Refinancing Term Loans or Refinancing Revolving Commitments and Refinancing Revolving Loans, as applicable, as a new “Class” for purposes hereof, (B) the stated termination and maturity dates applicable to the Refinancing Term Loans or Refinancing Revolving Commitments and Refinancing Revolving Loans, as applicable, of such Class, (C) in the case of Refinancing Term Loans, amortization applicable thereto and the effect thereon of any prepayment of such Refinancing Term Loans, (D) the interest rate or rates applicable to the Refinancing Term Loans or Refinancing Revolving Loans, as applicable, of such Class, (E) the fees applicable to the Refinancing Term Loans or Refinancing Revolving Commitments and Refinancing Revolving Loans, as applicable, of such Class, (F) in the case of Refinancing Term Loans, any original issue discount applicable thereto, (G) the initial Interest Period or Interest Periods applicable to Refinancing Term Loans or Refinancing Revolving Loans, as applicable, of such Class, (H) any voluntary or mandatory commitment reduction or prepayment requirements applicable to Refinancing Term Loans or Refinancing Revolving Commitments and Refinancing Revolving Loans, as applicable, of such Class (which prepayment requirements, in the case of any Refinancing Term Loans, may provide that such Refinancing Term Loans may participate in any mandatory prepayment on a pro rata basis with any Class of existing Term Loans, but may not provide for prepayment requirements that are materially more favorable (as determined by the Borrower in good faith) to the Lenders holding such Refinancing Term Loans than to the Lenders holding such Class of Term Loans) and any restrictions on the voluntary or mandatory reductions or prepayments of Refinancing Term Loans or Refinancing Revolving Commitments and Refinancing Revolving Loans, as applicable, of such Class and (I) any financial maintenance covenant with which the Borrower shall be required to comply (provided that, any such financial maintenance covenant for the benefit of any Class of Refinancing Lenders shall also be for the benefit of all other Lenders in respect of all Loans and Commitments outstanding at the time that the applicable Refinancing Facility Agreement becomes effective).

(b) The Refinancing Commitments will be effected pursuant to one or more Refinancing Facility Agreements, which shall be consistent with the provisions set forth in clause (a) above, executed and delivered by the Borrower, each Refinancing Lender providing such Refinancing Commitment, and the Administrative Agent; provided that, no Refinancing Commitments shall become effective unless:

(i) no Event of Default shall have occurred and be continuing on the Refinancing Closing Date;

(ii) on the Refinancing Closing Date, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct (A) in the case of the representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that specifically relates to an earlier date, in which case such representation and warranty shall be true and correct in all material respect (or, in the case of the representations and warranties qualified as to materiality, in all respects) on and as of such earlier date;

(iii) the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as required by the relevant Refinancing Facility Agreement and generally consistent with those delivered on the Original Effective Date under Section 4.01 of the Original Credit Agreement other than changes to such legal opinions resulting from a Change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent;

(iv) each Refinancing Revolving Lender and each Refinancing Term Lender shall be an Eligible Assignee and, if not already a Revolving Lender, each Refinancing Revolving Lender (A) shall be reasonably acceptable to the Administrative Agent (such acceptance not to be unreasonably withheld) and (B) shall be approved by each Issuing Bank (such approval not to be unreasonably withheld);

(v) substantially concurrently with the incurrence of any Refinancing Term Loan Indebtedness, the Borrower shall repay or prepay then outstanding Incremental Term Loans of the Class or Classes being refinanced (together with any accrued but unpaid interest thereon and any prepayment premium with respect thereto) in an aggregate principal amount equal to the Net Proceeds of such Refinancing Term Loan Indebtedness; and

(vi) substantially concurrently with the effectiveness of any Refinancing Revolving Commitments, the Borrower shall reduce then outstanding Revolving Commitments in an aggregate amount equal to the aggregate amount of such Refinancing Revolving Commitments and shall make any prepayments of the outstanding Revolving Loans required pursuant to Section 2.10 in connection with such reduction, and any such reduction of the Revolving Commitments shall be made ratably among the Revolving Lenders in accordance with their individual Revolving Commitments.

(c) Any Lender or any other Eligible Assignee approached by the Borrower to provide all or a portion of the Refinancing Term Loan Indebtedness or the Refinancing Revolving Commitments may elect or decline, in its sole discretion, to provide any Refinancing Term Loan Indebtedness or Refinancing Revolving Commitments, as the case may be.

(d) Each Refinancing Facility Agreement shall be binding on the Lenders, the Loan Parties and the other parties hereto and may effect amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect provisions of this Section, including any amendments necessary to treat such Refinancing Term Loans or Refinancing Revolving Commitments (and the Refinancing Revolving Loans of the same Class) as a new “Class” of commitments or loans hereunder. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Facility Agreement.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders on the 2024 Restatement Effective Date and on each other date on which representations and warranties are made or deemed made hereunder that:

SECTION 3.01. Organization; Powers. The Borrower and each Restricted Subsidiary (a) is duly organized, validly existing and (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization (except, with respect to Restricted Subsidiaries, where the failure to be in good standing under the laws of their respective jurisdiction of organization could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect) and (b) has all requisite power and authority and all material Governmental Approvals required for the ownership and operation of its properties and the conduct of its business as now conducted and as proposed to be conducted (except in the case of Non-Significant Subsidiaries, for failures to comply with the foregoing that, individually and in the aggregate, would not reasonably be expected to result in a Material Adverse Effect) and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business, and is in good standing, in every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder or other equityholder action of each Loan Party. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Borrower or such Loan Party, as the case may be, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; Absence of Conflicts. The Transactions (a) do not require any material consent or approval of, registration or filing with or any other action by any Governmental Authority, except (i) such as have been or substantially contemporaneously with the initial effectiveness of this Agreement on the 2024 Restatement Effective Date will be obtained or made and are (or will so be) in full force and effect, (ii) filings necessary to perfect

Liens created under the Loan Documents and (iii) to the extent any such failure could not reasonably be expected to cause a Material Adverse Effect, (b) will not violate any Requirements of Law, (c) will not violate the charter, by-laws or other organizational documents of the Borrower or any Restricted Subsidiary that is not a Non-Significant Subsidiary, (d) will not violate or result in a default under any indenture or other material agreement or material instrument binding upon the Borrower or any Restricted Subsidiary or any of their respective assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by the Borrower or any Restricted Subsidiary, or give rise to a right of, or result in, any termination, cancellation, acceleration or right of renegotiation of any obligation thereunder, in each case other than under agreements governing Indebtedness, including the Existing Restated Credit Agreement, that will be repaid on the 2024 Restatement Effective Date and (e) except for Liens created under the Loan Documents, will not result in the creation or imposition of any Lien on any asset of the Borrower or any Restricted Subsidiary.

SECTION 3.04. Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Lenders consolidated balance sheets of the Borrower as at March 31, 2024, March 31, 2023, and March 31, 2022, and related statements of operations, comprehensive income, stockholders’ equity and cash flows of the Borrower for the fiscal years ended at March 31, 2024, March 31, 2023, and March 31, 2022, audited by and accompanied by the opinion of PricewaterhouseCoopers LLP, independent registered public accounting firm. Such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b) The Borrower has heretofore furnished to the Lenders a pro forma consolidated balance sheet of the Borrower and the Restricted Subsidiaries as at the end of, and related pro forma statements of operations for, the fiscal year ended March 31, 2025, prepared giving effect to the Transactions as if the Transactions had occurred on such date or at the beginning of such period, as the case may be (the “Pro Forma Financial Statements”). The Pro Forma Financial Statements (i) have been prepared by the Borrower in good faith, based on assumptions believed by the Borrower to be reasonable at the time made, (ii) accurately reflect all adjustments determined by the Borrower in good faith to be necessary to give effect to the Transactions and (iii) present fairly, in all material respects, the pro forma financial position and results of operations of the Borrower as of such date and for such period, as if the Transactions had occurred on such date or at the beginning of such period, as applicable. To the extent the Pro Forma Financial Statements contain any projections, forecasts or forward-looking statements (collectively, “Projections”), it is understood that such Projections are subject to significant uncertainties and contingencies, that no assurance can be given that any particular Projection will be realized and that actual results during the period or periods covered by any such Projections may differ materially from the projected results.

(c) Since March 31, 2024, there has been no event or condition that has resulted, or would reasonably be expected to result, in a material adverse change in the business, assets, operations, performance or condition (financial or otherwise) of the Borrower and the Restricted Subsidiaries, taken as a whole.

SECTION 3.05. Properties.

(a) Each of the Borrower and each Restricted Subsidiary has good title to, or valid leasehold interests in, all its property material to its business, except (i) for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes or (ii) where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(b) The Borrower and each Restricted Subsidiary owns, or is licensed to use, all patents, trademarks, copyrights, licenses, technology, software, domain names, confidential proprietary databases and other Intellectual Property that is necessary for the conduct of its business as currently conducted, and proposed to be conducted, and without conflict with the rights of any other Person, except to the extent any such conflict, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. To the knowledge of the Borrower and the Restricted Subsidiaries, no patents, trademarks, copyrights, licenses, technology, software, domain names, or other Intellectual Property used by the Borrower or any Restricted Subsidiary in the operation of its business as currently conducted infringes upon the Intellectual Property rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Except for the Disclosed Matters, no claim or litigation regarding any patents, trademarks, copyrights, licenses, technology, software, domain names, confidential proprietary databases or other Intellectual Property owned, leased or licensed by the Borrower or any Restricted Subsidiary is pending against, or, to the knowledge of the Borrower or any Restricted Subsidiary, threatened in writing against, the Borrower or any Restricted Subsidiary that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. As of the 2024 Restatement Effective Date, each patent, trademark, copyright, license, technology, software, domain name, or other Intellectual Property that, individually or in the aggregate, is material to the business of the Borrower and the Restricted Subsidiaries is owned or licensed or otherwise permitted to be used, as the case may be, by the Borrower or a Restricted Subsidiary.

SECTION 3.06. Litigation and Environmental Matters.

(a) Except for the Disclosed Matters, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against the Borrower or any Restricted Subsidiary or, to the knowledge of the Borrower or any such Restricted Subsidiary based on written notice received by it, threatened in writing against or affecting the Borrower or any such Restricted Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any of the Loan Documents or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, none of the Borrower or any Restricted Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.07. Compliance with Laws and Agreements. The Borrower and each Restricted Subsidiary is in compliance with all Requirements of Law, applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to comply with any such laws, orders, indentures, agreements or other instruments, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08. Investment Company Status. None of the Borrower or any Subsidiary is an “investment company” as defined in the Investment Company Act of 1940.

SECTION 3.09. Taxes. The Borrower and each Restricted Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed (including the filing of extensions in respect thereof) and has paid or caused to be paid all Taxes required to have been paid by it, except where (a)(i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) the Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP with respect thereto or (b) the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. Employee Benefit Plans; Labor Matters; Prohibited Transactions.

(a) The Borrower, each of its ERISA Affiliates, each Restricted Subsidiary, and each Plan is in compliance with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No ERISA Events have occurred or are reasonably expected to occur that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The present value of all benefit liabilities under each Plan (based on the assumptions used for purposes of Accounting Standards Codification Topic 715) did not, individually or in the aggregate, as of the last annual valuation date applicable thereto, exceed the fair market value of the assets of such Plan or of all underfunded Plans (as applicable) by an amount that, if required to be paid as of such date by the Borrower or its ERISA Affiliates, would reasonably be expected to have a Material Adverse Effect.

(b) As of the 2024 Restatement Effective Date, there are no strikes or lockouts against or affecting the Borrower or any Restricted Subsidiary pending or, to their knowledge, threatened. The hours worked by and payments made to employees of the Borrower and the Restricted Subsidiaries are not in violation in any material respect or in respect of any material amount under the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law relating to such matters. All material payments due from the Borrower or any Restricted Subsidiary, or for which any claim may be made against the Borrower or any Restricted Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as liabilities on the books of the Borrower or such Restricted Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement under which the Borrower or any Restricted Subsidiary is bound.

(c) None of the Borrower or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and, assuming no action by any Lender to make any Loan or in connection with the issuance of any Letter of Credit will give rise to a non-exempt prohibited transaction, neither the execution, delivery nor performance of the transactions contemplated under this Agreement, including the making of any Loan and the issuance of any Letter of Credit hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

SECTION 3.11. Subsidiaries and Joint Ventures; Disqualified Equity Interests.

(a) Schedule 3.11A sets forth, as of the 2024 Restatement Effective Date, the name and jurisdiction of organization of, and the percentage of each class of Equity Interests owned by the Borrower or any Restricted Subsidiary in, (i) each Subsidiary and (ii) each joint venture in which the Borrower or any Restricted Subsidiary owns any Equity Interests, and identifies each Designated Subsidiary, each Material Subsidiary, each Material Foreign Subsidiary, each Material Foreign Subsidiary Local Pledgee and each Excluded Subsidiary. The Equity Interests in each Subsidiary have been duly authorized and validly issued and are fully paid and, as applicable, non-assessable. Except as set forth on Schedule 3.11A, as of the 2024 Restatement Effective Date, there is no existing option, warrant, call, right, commitment or other agreement to which any of the Borrower or any Restricted Subsidiary is a party requiring, and there are no Equity Interests in any Restricted Subsidiary outstanding that upon exercise, conversion or exchange would require, the issuance by such Restricted Subsidiary of any additional Equity Interests or other securities exercisable for, convertible into, exchangeable for or evidencing the right to subscribe for or purchase any Equity Interests in such Restricted Subsidiary.

(b) Schedule 3.11B sets forth, as of the 2024 Restatement Effective Date, all outstanding Disqualified Equity Interests, if any, in the Borrower or any Restricted Subsidiary, including the number, date of issuance and the record holder of such Disqualified Equity Interests.

SECTION 3.12. Solvency. Immediately after the consummation of the Transactions to occur on the 2024 Restatement Effective Date, and giving effect to the rights of subrogation and contribution under the Collateral Agreement, (a) the fair value of the assets of the Borrower and the Restricted Subsidiaries, taken as a whole, will exceed their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the assets of the Borrower and the Restricted Subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the probable liability on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Borrower and the Restricted Subsidiaries, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) the Borrower and the Restricted Subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged, as such business is conducted at the time of and is proposed to be conducted following the 2024 Restatement Effective Date. For purposes of this Section, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

SECTION 3.13. Disclosure. Neither the Confidential Information Memorandum nor any of the reports, financial statements, certificates or other information furnished in writing or formally presented by or on behalf of the Borrower or any Restricted Subsidiary to the Administrative Agent, any Arranger or any Lender in connection with the negotiation of this Agreement or any other Loan Document, included herein or therein or furnished hereunder or thereunder (as modified or supplemented by other information so furnished and other than any forecasts or projections) when taken as a whole contains or will contain, when furnished, any untrue statement of material fact or omits or will omit, when furnished, to state any material fact necessary to make the statements therein, taken as a whole, not materially misleading in light of the circumstances under which they were made; provided that, (a) with respect to forecasts or projected financial information furnished to the Administrative Agent or any Lender by the Borrower, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time made and at the time so furnished and, if such forecasts or projected financial information was furnished prior to the 2024 Restatement Effective Date, as of the 2024 Restatement Effective Date (it being understood that (i) such forecasts and projections are not to be viewed as facts and are subject to significant uncertainties and contingencies, (ii) no assurance can be given that any particular projection or forecast will be realized, (iii) whether or not such projections or forecasts are in fact achieved will depend upon future events, some of which are not within the control of the Borrower, and (iv) actual results during the period or periods covered by any such forecasts and projections may differ significantly from the projected results, and such variances may be material) and (b) no representation is made with respect to information of a general economic or industry-specific nature.

SECTION 3.14. Collateral Matters.

(a) The Collateral Agreement, upon execution and delivery thereof by the parties thereto, created or continued in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral (as defined therein) and (i) when the Collateral (as defined therein) constituting certificated securities (as defined in the Uniform Commercial Code) was or is delivered to the Administrative Agent, together with instruments of transfer duly endorsed in blank, the security interest created under the Collateral Agreement will (or, in the case of such Collateral as was delivered prior to the 2024 Restatement Effective Date, will continue to, assuming the Administrative Agent has maintained possession of such certificated securities) constitute a fully perfected security interest in all right, title and interest of the pledgors thereunder in such Collateral, prior and superior in right to any other Person (in each case, subject to any Liens permitted under Section 6.02), and (ii) when financing statements in appropriate form are filed in the applicable filing offices, the security interest created under the Collateral Agreement will constitute (or, in the case of such financing statements as were so filed prior to the 2024 Restatement Effective Date, will continue to constitute, assuming the Administrative Agent has taken all required actions to maintain in effect such financing statements) a fully perfected security interest in all right, title and interest of the Loan Parties in the remaining Collateral (as defined therein) to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, prior and superior to the rights of any other Person (in each case, subject to any Liens permitted under Section 6.02).

(b) Upon the recordation of the IP Security Agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and the filing of the financing statements referred to in paragraph (a) of this Section, the security interest created under the Collateral Agreement will (or, in the case of such IP Security Agreements as were so filed prior to the 2024 Restatement Effective Date, assuming the Administrative Agent has taken all required actions to maintain in effect such IP Security Agreements, will continue to) constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the Intellectual Property included in the Collateral in which a security interest may be perfected by filing in the United States of America, in each case prior and superior in right to any other Person (in each case, subject to any Liens permitted under Section 6.02) (it being understood that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office may be necessary to perfect a security interest in Intellectual Property acquired by the Loan Parties after the Original Effective Date).

(c) Each Security Document, other than any Security Document referred to in the preceding paragraphs of this Section, upon execution and delivery thereof by the parties thereto and the making of the filings and taking of the other actions provided for therein, will be (or, in the case of such Security Documents so delivered prior to the 2024 Restatement Effective Date, assuming the Administrative Agent has maintained possession of any physical Collateral covered thereby and taken all required actions to maintain such filings, will continue to be) effective under applicable law to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral subject thereto, and will constitute or will continue to constitute, as the case may be, a fully perfected security interest in all right, title and interest of the Loan Parties in the Collateral subject thereto, prior and superior to the rights of any other Person (in each case, subject to any Liens permitted under Section 6.02).

SECTION 3.15. Federal Reserve Regulations. None of the Borrower or any Subsidiary is engaged principally, or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of the Loans will be used, directly or indirectly, for any purpose that entails a violation (including on the part of any Lender) of any of the regulations of the Federal Reserve Board, including Regulations U and X. Not more than 25% of the value of the assets of the Borrower and the Subsidiaries subject to any restrictions on the sale, pledge or other disposition of assets under this Agreement or any other Loan Document will at any time be represented by margin stock.

SECTION 3.16. Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote compliance in all material respects by the Borrower, its Subsidiaries and their respective directors, officers, employees and, to the knowledge of the Borrower, agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No (a) Collateral is Embargoed Property and (b) use of proceeds of any Borrowing or Letter of Credit will violate any Anti-Corruption Law or applicable Sanctions.

SECTION 3.17. Insurance. Schedule 3.17 sets forth a description of all insurance maintained by or on behalf of the Borrower and the other Loan Parties as of the 2024 Restatement Effective Date.

SECTION 3.18. Affected Financial Institutions. None of the Loan Parties is an Affected Financial Institution.

ARTICLE IV

Conditions

SECTION 4.01. [Reserved].

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (but not a conversion or continuation of an outstanding Borrowing), and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct (i) in the case of the representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects, in each case on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be true and correct in all material respects (or in all respects, as applicable) on and as of such prior date.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c) The Borrower shall make a Borrowing Request in accordance with Section 2.03 or request a Letter of Credit in accordance with Section 2.04 hereto.

On the date of any Borrowing (but not a conversion or continuation of an outstanding Borrowing) or the issuance, amendment, renewal or extension of any Letter of Credit, the Borrower shall be deemed to have represented and warranted that the conditions specified in paragraphs (a) and (b) of this Section have been satisfied and that, after giving effect to such Borrowing, or such issuance, amendment, renewal or extension of a Letter of Credit, the Aggregate Revolving Exposure (or any component thereof) shall not exceed the maximum amount thereof (or the maximum amount of any such component) specified in Section 2.01 or 2.04(b).

ARTICLE V

Affirmative Covenants

Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, all Letters of Credit shall have expired or been terminated or shall have been backstopped or cash collateralized as contemplated by Section 2.04(c), and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent, which shall furnish to each Lender and Issuing Bank:

(a) within 90 days after the end of each fiscal year of the Borrower (or, so long as the Borrower shall be subject to periodic reporting obligations under the Exchange Act, by the date that the Annual Report on Form 10-K of the Borrower for such fiscal year would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), its audited consolidated balance sheet and related statements of operations, comprehensive income, stockholders’ equity and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the prior fiscal year, all audited by and accompanied by the opinion of PricewaterhouseCoopers LLP or another independent registered public accounting firm of recognized national standing (without a “going concern” or like qualification or exception (except as a result of a maturity date in respect of any Term Loans or Revolving Commitments or Revolving Loans) and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Borrower and its consolidated Subsidiaries on a consolidated basis as of the end of and for such year in accordance with GAAP and accompanied by a narrative report describing the financial position, results of operations and cash flows of the Borrower and the consolidated Subsidiaries (provided that, the management discussion and analysis contained in any Form 10-Q or Form 10-K filed by the Borrower will satisfy such requirement to provide a narrative report);

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or, so long as the Borrower shall be subject to periodic reporting obligations under the Exchange Act, by the date that the Quarterly Report on Form 10-Q of the Borrower for such fiscal quarter would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), its consolidated balance sheet and related consolidated statements of operations, comprehensive income and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the prior fiscal year, all in reasonable detail, certified by a Financial Officer of the Borrower as presenting fairly, in all material respects, the financial position, results of operations and cash flows of the Borrower and its consolidated Subsidiaries on a consolidated basis as of the end of and for such fiscal quarter and such portion of the fiscal year in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c) not later than the fifth Business Day following the date of delivery of financial statements under clause (a) or (b) above, (1) a completed Compliance Certificate signed by a Financial Officer of the Borrower, (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations, (A) demonstrating compliance with Section 6.12 and computing each of the Leverage Ratio, Total Net Leverage Ratio, Secured Net Leverage Ratio and the Available Amount as of the last day of the fiscal period covered by such financial statements and (B) at any time when the aggregate Consolidated EBITDA of the Unrestricted Subsidiaries for the four fiscal quarter period of the Borrower most recently ended exceeds 5% of the Consolidated EBITDA of the Borrower and the Subsidiaries for the four fiscal quarter period of the Borrower most recently ended, of the aggregate Consolidated EBITDA of the Unrestricted Subsidiaries for the four fiscal quarter period of the Borrower ended on the last day of the fiscal quarter covered by financial statements delivered for such period, (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the consolidated balance sheet of the Borrower most recently theretofore delivered under clause (a) or (b) above (or, prior to the first such delivery, referred to in Section 3.04) and, if any such change has occurred, specifying the effect of such change on the financial statements (including those for the prior periods) accompanying such certificate, (iv) certifying that all notices required to be provided under Sections 5.03 and 5.04 have been provided or identifying and providing any such notices not previously provided, (v) in the case of any delivery of financial statements under clause (a) above in respect of fiscal years ending on or after March 31, 2022 setting forth a reasonably detailed calculation of Excess Cash Flow for the applicable fiscal year, (vi) in the case of any delivery of financial statements under clause (a) above, setting forth reasonably detailed calculations as of the last day of the fiscal year covered by such financial statements with respect to which Subsidiaries are Material Subsidiaries, Material Foreign Subsidiaries and Material Foreign Subsidiary Local Pledgees based on the information contained in such financial statements and identifying each Subsidiary, if any, that has automatically been designated a Material Subsidiary in order to satisfy the condition set forth in the definition of the term “Material Subsidiary” and (vii) identifying, as of the last day of the most recent fiscal quarter covered by such financial statements, each Person that has become a Subsidiary during such fiscal quarter and specifying whether that Subsidiary is an Excluded Subsidiary; and (2) at any time when the aggregate Consolidated EBITDA of the Unrestricted Subsidiaries for the four fiscal quarter period of the Borrower most recently ended exceeds 5% of the Consolidated EBITDA of the Borrower and the Subsidiaries for the four fiscal quarter period of the Borrower most recently ended, (A) in connection with any delivery of financial statements under clause (a) above, within the time period required in clause (a) of this Section 5.01, a completed Unrestricted Subsidiary Reconciliation Statement signed by a Financial Officer of the Borrower stating that such reconciliation statement accurately reflects all adjustments necessary to treat the Unrestricted Subsidiaries as if they were not consolidated with the Borrower and to otherwise eliminate all accounts of the Unrestricted Subsidiaries and reflects no other adjustment from the related GAAP financial statement (except as otherwise disclosed in such reconciliation statement) and (B) in connection with any delivery of financial statements under clause (b) above, within the time period required in clause (b) of this Section 5.01, a certificate signed by a Financial Officer of the Borrower stating the aggregate amount of EBITDA of the Unrestricted Subsidiaries, determined on the same basis for the Unrestricted Subsidiaries as Consolidated EBITDA is determined for the Borrower and the Restricted Subsidiaries, and setting forth a reasonably detailed calculation thereof;

(d) promptly after the same has been submitted to and reviewed by the board of directors of the Borrower in each fiscal year, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related projected statements of income and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget);

(e) promptly after any request therefor by the Administrative Agent or any Lender, copies of (i) any documents described in Section 101(k)(1) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan; provided that, if the Borrower or any of its ERISA Affiliates has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan as of the date that the Administrative Agent or a Lender makes a request for such documents from the Borrower, the Borrower or the applicable ERISA Affiliate shall promptly make a request for such documents and notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof;

(f) promptly after any request therefor, (x) such other non-privileged information regarding the operations, business affairs, assets, liabilities (including contingent liabilities) and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, or with the USA PATRIOT Act, as the Administrative Agent or any Lender may reasonably request and (y) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation; provided that, in each case, the Borrower will not be required to provide any information (i) that constitutes non-financial trade secrets or non-financial proprietary information of the Borrower or any of its Subsidiaries or any of their respective customers or suppliers, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives) is prohibited by applicable Requirements of Law or (iii) the revelation of which would violate any confidentiality obligations owed to any third party by the Borrower or any of its Subsidiaries; and

(g) at any time when the aggregate Consolidated EBITDA of the Unrestricted Subsidiaries for the four fiscal quarter period of the Borrower most recently ended exceeds 10% of the Consolidated EBITDA of the Borrower and the Subsidiaries for the four fiscal quarter period of the Borrower most recently ended, within the time period required in clause (a) or (b) of this Section 5.01, as applicable, the Borrower shall provide to the Administrative Agent for distribution to the Lenders a certificate of a Financial Officer specifying (i) the Consolidated Total Assets, the Consolidated Net Income and the Consolidated EBITDA of the Borrower and the Restricted Subsidiaries and (ii) the Consolidated Total Assets, the Consolidated Net Income and the Consolidated EBITDA of the Unrestricted Subsidiaries (in the aggregate for all such Unrestricted Subsidiaries).

Information required to be delivered pursuant to clause (a) or (b) of this Section shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access (the “Platform”) or shall be available on the website of the SEC at http://www.sec.gov. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent, which will furnish to each Issuing Bank and each Lender, prompt written notice, after obtaining knowledge thereof, of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any Proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of a Financial Officer or another executive officer of the Borrower, affecting the Borrower or any Restricted Subsidiary, or any adverse development in any such pending action, suit or proceeding not previously disclosed in writing by the Borrower to the Administrative Agent, that in each case would reasonably be expected to result in a Material Adverse Effect or that in any manner questions the validity of any Loan Document;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect; and

(d) any other development that has resulted, or would reasonably be expected to result, in a Material Adverse Effect.

Each notice delivered under this Section shall (i) be in writing, (ii) contain a heading or a reference line that reads “Notice under Section 5.02 of Third Amended and Restated Credit Agreement dated October 4, 2024” and (iii) be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto; provided that, the Borrower will not be required to provide any information pursuant to this Section (i) that constitutes non-financial trade secrets or non-financial proprietary information of the Borrower or any of its Subsidiaries or any of their respective customers or suppliers, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives) is prohibited by applicable Requirements of Law or (iii) the revelation of which would violate any confidentiality obligations owed to any third party by the Borrower or any of its Subsidiaries.

SECTION 5.03. Additional Subsidiaries.

(a) If any Material Subsidiary, Material Foreign Subsidiary or Material Foreign Subsidiary Local Pledgee is formed or acquired after the 2024 Restatement Effective Date, or if any then existing Subsidiary becomes a Material Subsidiary, Material Foreign Subsidiary or Material Foreign Subsidiary Local Pledgee after the 2024 Restatement Effective Date, the Borrower will, as promptly as practicable, and in any event within 30 days (or, in the case of any such acquired Material Subsidiary, Material Foreign Subsidiary or Material Foreign Subsidiary Local Pledgee, 60 days, or, in any case, such longer period as the Administrative Agent may agree to in writing), notify the Administrative Agent thereof and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary (if it is a Designated Subsidiary) and with respect to any Equity Interests of such Material Subsidiary, Material Foreign Subsidiary or Material Foreign Subsidiary Local Pledgee owned by any Designated Subsidiary.

(b) The Borrower may designate any Restricted Subsidiary that is neither a CFC nor otherwise a Designated Subsidiary as a Designated Subsidiary; provided that, the Collateral and Guarantee Requirement shall have been satisfied with respect to such Subsidiary as if such Subsidiary is a Person that becomes a Designated Subsidiary after the 2024 Restatement Effective Date.

SECTION 5.04. Information Regarding Collateral.

(a) Without limiting the effect of Section 9.14, the Borrower will furnish to the Administrative Agent prompt (and in any event within 20 Business Days of the occurrence thereof) written notice of any change in (i) the legal name of any Loan Party, as set forth in its organizational documents, (ii) the jurisdiction of organization or the form of organization of any Loan Party (including as a result of any merger or consolidation), (iii) the location of the chief executive office of any Loan Party or (iv) the organizational identification number, if any, or, with respect to any Loan Party organized under the laws of a jurisdiction that requires such information to be set forth on the face of a Uniform Commercial Code financing statement, the Federal Taxpayer Identification Number of such Loan Party.

(b) Without limiting the effect of Section 9.14, at the time of delivery of financial statements pursuant to Section 5.01(a), the Borrower shall deliver to the Administrative Agent a completed Supplemental Perfection Certificate, signed by a Financial Officer of the Borrower, (i) setting forth the information required pursuant to the Supplemental Perfection Certificate and indicating any changes in such information from the most recent Supplemental Perfection Certificate delivered pursuant to this Section (or, prior to the first delivery of a Supplemental Perfection Certificate, from the Perfection Certificate delivered on the 2024 Restatement Effective Date) or (ii) certifying that there has been no change in such information from the most recent Supplemental Perfection Certificate delivered pursuant to this Section (or, prior to the first delivery of a Supplemental Perfection Certificate, from the Perfection Certificate delivered on the 2024 Restatement Effective Date).

SECTION 5.05. Existence; Conduct of Business.

(a) The Borrower and each Restricted Subsidiary will do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and exercise commercially reasonable efforts to preserve, renew and keep in full force and effect those licenses, permits, privileges, and franchises (other than Intellectual Property) that are material to the conduct of its business; provided that, the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution or similar transaction permitted under Section 6.03 or any Disposition permitted by Section 6.05. The Borrower and the Restricted Subsidiaries will exercise commercially reasonable efforts in accordance with industry standard practices to preserve, renew and keep in full force and effect their Intellectual Property licenses and rights, and their patents, copyrights, trademarks and trade names, in each case material to the conduct of their business, except where the failure to take such actions, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that, the foregoing shall not prohibit any Disposition permitted by Section 6.05.

(b) The Borrower and each Restricted Subsidiary will take all actions reasonably necessary in accordance with industry standard practices to (i) protect the secrecy and confidentiality of the material confidential information and trade secrets of the Borrower or such Restricted Subsidiary by having and maintaining a policy requiring employees, consultants, licensees, vendors and contractors which obtain or are likely to obtain material confidential information or trade secrets to execute confidentiality agreements, (ii) ensure that trade secrets of the Borrower or such Restricted Subsidiary do not fall into the public domain and (iii) protect the secrecy and confidentiality of the source code of computer software programs and applications owned or licensed out by the Borrower or such Restricted Subsidiary by having and enforcing a policy requiring licensees of such source code (including licensees under any source code escrow agreement) to enter into agreements with use and nondisclosure restrictions, except with respect to any of the foregoing where the failure to take any such action, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06. Payment of Obligations. The Borrower and each Restricted Subsidiary will pay, discharge or otherwise satisfy, as the same shall become due and payable, its obligations (other than obligations with respect to Indebtedness), including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.07. Maintenance of Properties. The Borrower and each Restricted Subsidiary will keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Insurance. The Borrower and each Restricted Subsidiary will maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations. Each such policy of liability or casualty insurance maintained by or on behalf of Loan Parties will (in the case of policies in effect on the 2024 Restatement Effective Date, within 60 days after the 2024 Restatement Effective Date (or such later date as may be agreed to by the Administrative Agent, in its discretion)) (a) in the case of each liability insurance policy (other than workers’ compensation, director and officer liability or other policies in which such endorsements are not customary), name the Administrative Agent, on behalf of the Secured Parties, as an additional insured thereunder, (b) in the case of each casualty insurance policy, contain a lender’s loss payable clause or endorsement that names the Administrative Agent, on behalf of the Secured Parties, as the lender’s loss payee thereunder and (c) to the extent available from the applicable insurance provider, provide for at least 30 days’ (or 10 days’ if such cancellation results from the non-payment of premiums) (or such shorter number of days as may be agreed to by the Administrative Agent) prior written notice to the Administrative Agent of any cancellation of such policy.

SECTION 5.09. Books and Records; Inspection and Audit Rights. The Borrower and each Restricted Subsidiary will keep proper books of record and account in which full, true and correct entries in conformity in all material respects with GAAP and applicable law are made of all dealings and transactions in relation to its business and activities. The Borrower and each Restricted Subsidiary will permit the Administrative Agent or any Lender, and any agent designated by any of the foregoing, upon reasonable prior notice and (a) to visit and inspect its properties, (b) to examine and make extracts from its books and records and (c) to discuss its operations, business affairs, assets, liabilities (including contingent liabilities) and financial condition with its officers and independent accountants (subject to such accountants’ customary policies), all at such reasonable times during reasonable business hours as may be reasonably requested provided that, (a) only the Administrative Agent, acting individually or on behalf of the Lenders, may assert rights to access under this Section for the Administrative Agent or any Lender and (b) unless an Event of Default shall have occurred and be continuing, (i) no such discussion with any such independent accountants shall be permitted unless the Borrower shall have received reasonable notice thereof and a reasonable opportunity to participate therein, (ii) such rights shall not be exercised more often than once during any period of 12 consecutive months and (iii) the Borrower shall not bear any costs and expenses of the Administrative Agent or any Lender in connection with the exercise of such rights (or, after the occurrence and during the continuance of an Event of Default, the Borrower shall only bear such costs and expenses to the extent that such costs and expenses are out-of-pocket, reasonable and documented). Notwithstanding anything else set forth herein to the contrary, in no event shall the Borrower or any of the Subsidiaries be required to (i) allow any such Person to inspect or examine, or be required to discuss, any records, documents or other information (x) with respect to which the Borrower or any of the Subsidiaries has obligations of confidentiality (whether pursuant to applicable Requirements of Law, contract or otherwise) (it being understood that the Borrower or any of the Subsidiaries shall, following a reasonable request from the Administrative Agent, use commercially reasonable efforts to request consent from an applicable contractual counterparty to disclose such information (but shall not be required to incur any cost or expense or pay any consideration of any type to such party in order to obtain such consent)) or (y) that is subject to attorney-client privilege or (ii) reveal to the Administrative Agent or any Lender any information that constitutes non-financial trade secrets or non-financial proprietary information of the Borrower or any of its Subsidiaries or any of their respective customers or suppliers.

SECTION 5.10. Compliance with Laws.

(a) The Borrower and each Subsidiary will comply with all Requirements of Law, including Environmental Laws and ERISA, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b) The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(c) The Borrower will promptly notify the Administrative Agent and each of the Lenders in writing if any Collateral becomes Embargoed Property.

SECTION 5.11. [Reserved].

SECTION 5.12. Use of Proceeds and Letters of Credit. (a) The proceeds of the Revolving Loans will be used on and after the 2024 Restatement Effective Date to refinance Revolving Loans outstanding under the Existing Restated Credit Agreement, for working capital and other general corporate purposes (including Share Repurchases and related fees and expenses) of the Borrower and the Subsidiaries and other transactions not prohibited by this Agreement, including Permitted Acquisitions; provided that, no proceeds of any Loans and no Letter of Credit will be used in connection with the purchase or acquisition of Equity Interests of any Person that was preceded by, or consummated pursuant to, an unsolicited tender offer or proxy contest initiated by or on behalf of the Borrower or any other Subsidiary. Letters of Credit will be used by the Borrower and the Subsidiaries for general corporate purposes, including to support payment obligations incurred in the ordinary course of business by the Borrower and its Subsidiaries.

(b) The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and, to the knowledge of the Borrower, agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country (unless otherwise permissible under Sanctions), to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.13. Further Assurances. Without limiting the effect of Section 9.14, the Borrower and each other Loan Party will, and will cause each other Designated Subsidiary to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any applicable law, or that the Administrative Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied at all times or otherwise to effectuate the provisions of the Loan Documents, all at the expense of the Loan Parties. The Borrower will provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

SECTION 5.14. Designation of Restricted and Unrestricted Subsidiaries. The Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that, (a) immediately before and after such designation, no Event of Default shall have occurred and be continuing or would result from such designation, (b) immediately after giving effect to such designation, the Borrower shall be in compliance on a Pro Forma Basis with the covenant set forth in Section 6.12 recomputed as of the last day of the most recently ended fiscal quarter of the Borrower in respect of which financial statements have been delivered under Section 5.01(a) or (b), and the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer setting forth reasonably detailed calculations demonstrating compliance with this clause (b), and (c) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “restricted subsidiary” or a “guarantor” (or any similar designation) for any Material Indebtedness. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the parent company of such Subsidiary therein under Section 6.04 at the date of designation in an amount equal to the net book value of such parent company’s investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary, and the making of an Investment by such Subsidiary in any investments of such Subsidiary, in each case existing at such time.

ARTICLE VI

Negative Covenants

Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, all Letters of Credit shall have expired or been terminated or shall have been backstopped or cash collateralized as contemplated by Section 2.04(c) and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness. None of the Borrower or any Restricted Subsidiary will create, incur, assume or permit to exist any Indebtedness or Disqualified Equity Interests, except:

(i) Indebtedness created under the Loan Documents;

(ii) Indebtedness existing on the 2024 Restatement Effective Date and set forth on Schedule 6.01 and Refinancing Indebtedness in respect thereof;

(iii) Indebtedness of the Borrower to any Restricted Subsidiary or any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary; provided that, (A) such Indebtedness shall not have been transferred by the holder thereof to any Person other than the Borrower or any Restricted Subsidiary, (B) any such Indebtedness owing by the Borrower or any Loan Party in each case to any Restricted Subsidiary that is not a Loan Party shall be unsecured and subordinated in right of payment to the Loan Document Obligations in accordance with the provisions of the Global Intercompany Note and (C) any such Indebtedness owing by any Restricted Subsidiary that is not a Loan Party to any Loan Party shall be incurred in compliance with Section 6.04;

(iv) Guarantees by the Borrower of Indebtedness of any Restricted Subsidiary and by any Restricted Subsidiary of Indebtedness of the Borrower or any other Restricted Subsidiary; provided that, (A) the Indebtedness so Guaranteed is permitted by this Section (other than clause (ii) or (vi)), (B) Guarantees by any Loan Party of such Indebtedness of any Restricted Subsidiary that is not a Subsidiary Loan Party shall be incurred in compliance with Section 6.04, and (C) Guarantees permitted under this clause (iv) shall be subordinated to the Obligations of the applicable Restricted Subsidiary to the same extent and on the same terms as the Indebtedness so Guaranteed is subordinated to the Obligations;

(v) Indebtedness of the Borrower or any Restricted Subsidiary (A) incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and Synthetic Lease Obligations, provided that, such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement and the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital assets or (B) assumed in connection with the acquisition of any fixed or capital assets or secured by a Lien on such assets prior to the acquisition thereof, and Refinancing Indebtedness in respect of any of the foregoing set forth in clauses (A) and (B); provided that, the aggregate outstanding principal amount of Indebtedness incurred in reliance on this clause (v) shall not at any time of incurrence exceed the greater of (x) $100,000,000 and (y) 3.50% of Consolidated Total Assets as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b);

(vi) Permitted Acquired Debt; provided that, after giving effect to the acquisition of the obligor in respect thereof or the assumption by any Restricted Subsidiary of such Permitted Acquired Debt, the aggregate outstanding principal amount of Permitted Acquired Debt of all Permitted Acquired Debt Non-Guarantors (including any Subsidiary that will become a Permitted Acquired Debt Non-Guarantor in connection with such acquisition) shall not exceed the greater of (x) $150,000,000 and (y) 5.00% of Consolidated Total Assets as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b);

(vii) Indebtedness of Foreign Restricted Subsidiaries; provided that, the aggregate outstanding principal amount of Indebtedness incurred in reliance on this clause (vii) shall not at any time of incurrence exceed the greater of (x) $150,000,000 and (y) 5.00% of Consolidated Total Assets as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b);

(viii) Indebtedness of the Borrower or Restricted Subsidiaries in respect of Cash Management Services incurred in the ordinary course of business; provided that, except in the case of Indebtedness in respect of Cash Management Services consisting of credit card and other card services, such Indebtedness shall be repaid in full within 15 Business Days of the incurrence thereof;

(ix) (A) Indebtedness in respect of letters of credit, surety and performance bonds, bank guarantees, appeal bonds, performance and completion guarantees and similar instruments issued for the account of the Borrower or any Restricted Subsidiary in the ordinary course of business and only to backstop or support obligations customarily requiring such instruments to be provided and (B) Indebtedness of the type referred to in clause (f) of the definition thereof securing judgments, decrees, attachments or awards that do not constitute an Event of Default under clause (k) of Article VII;

(x) Indebtedness of the Borrower or any Restricted Subsidiary in the form of purchase price adjustments, earn-outs, indemnification obligations, non-competition agreements or other arrangements representing acquisition consideration or deferred payments of a similar nature incurred in connection with any Permitted Acquisition or any other Investment permitted by Section 6.04;

(xi) Disqualified Equity Interests of the Borrower and other Indebtedness of the Borrower or Restricted Subsidiaries (including Convertible Notes), provided that, after giving effect to the incurrence thereof, (A) the Borrower shall be in compliance, on a Pro Forma Basis giving effect to such incurrence, with the Total Net Leverage Ratio under Section 6.12 for the most recent Test Period prior to such time for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, for the most recent Test Period contained in the financial statements referred to in Section 3.04); (B) the aggregate outstanding principal amount of Indebtedness of the Restricted Subsidiaries that are not Subsidiary Loan Parties incurred in reliance on this clause (xi) shall not at any time of incurrence exceed the greater of (x) $200,000,000 and (y) 6.00% of Consolidated Total Assets as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b); and (C) any such Indebtedness (1) does not mature earlier than, and has a weighted average life to maturity no earlier than, 91 days after the Latest Maturity Date, (2) does not provide for any amortization, mandatory prepayment, redemption or repurchase (other than upon a change of control or fundamental change and mandatory offers to purchase or redeem and customary acceleration rights after an event of default) prior to the date that is 91 days after the Latest Maturity Date in effect at the time of incurrence, and (3) is not guaranteed by any Subsidiary that is not a Subsidiary Loan Party;

(xii) Incremental Equivalent Debt; provided that, (i) the aggregate principal amount of such Incremental Equivalent Debt issued in accordance with this clause (xii) shall not exceed the amount permitted under Section 2.20(a) (or, if greater, an amount such that the Borrower shall be in compliance on a Pro Forma Basis with a Total Net Leverage Ratio equal to 0.50 to 1.00 less than the Total Net Leverage Ratio required under Section 6.12 for the most recent Test Period prior to such time for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, for the most recent Test Period contained in the financial statements referred to in Section 3.04)) and (ii) the conditions that apply to issuance of such Incremental Equivalent Debt set forth in Section 2.20(b)(i)-(iv) shall be satisfied;

(xiii) Refinancing Term Loan Indebtedness or Refinancing Revolving Commitments; provided that, the Net Proceeds from such Indebtedness are applied to make the prepayments or reductions, as applicable, required under Section 2.22, and the requirements with respect to such Indebtedness or Commitments set forth in Section 2.22 shall be satisfied;

(xiv) Disqualified Equity Interests of the Borrower and other Indebtedness of the Borrower or Restricted Subsidiaries (including Convertible Notes); provided that, the aggregate outstanding principal amount of Indebtedness incurred in reliance on this clause (xiv) shall not at any time of incurrence exceed the greater of (x) $100,000,000 and (y) 3.50% of Consolidated Total Assets as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b);

(xv) Indebtedness owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(xvi) Foreign Jurisdiction Deposits;

(xvii) Indebtedness in the form of (x) Guarantees of loans and advances permitted by Section 6.04(l) and (y) reimbursements owed to officers, directors, consultants and employees in the ordinary course of business;

(xviii) Guarantees of Indebtedness of joint ventures of the Borrower or any Restricted Subsidiary; provided that, the aggregate outstanding principal amount of Indebtedness incurred in reliance on this clause (xviii) shall not at any time of incurrence exceed the greater of (x) $100,000,000 and (y) 3.50% of Consolidated Total Assets as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b);

(xix) Disqualified Equity Interests of Restricted Subsidiaries that are held by the Borrower or any Restricted Party and in respect of which the Collateral and Guarantee Requirement has been satisfied;

(xx) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xviii) above;

(xxi) Indebtedness in respect of any Receivables Securitization, to the extent the aggregate Receivables Securitization Amount attributable at any time in respect of all Receivables Securitizations does not exceed the greater of (x) $150,000,000 and (y) 5.00% of Consolidated Total Assets as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b); and

(xxii) any Defeased Debt;

provided that, no Restricted Subsidiary shall issue or permit to be outstanding any Disqualified Equity Interests other than Disqualified Equity Interests owned by the Borrower or another Loan Party and pledged to secure the Obligations under the Security Documents; provided further that, for purposes of determining compliance with this Section 6.01, in the event that Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness described in this Section 6.01, the Borrower may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Indebtedness (or any portion thereof) in any manner that complies with this covenant and will only be required to include the amount and type of such Indebtedness (or portion thereof) in one of the clauses of this Section 6.01, and such Indebtedness will be treated as being incurred or existing pursuant to only one of such clauses.

SECTION 6.02. Liens.

(a) The Borrower will not, nor will it permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable and royalties) or rights in respect of any thereof, except:

(i) Liens created under the Loan Documents and any Liens on cash or deposits granted in favor of any Issuing Bank to cash collateralize any Letters of Credit (including any Defaulting Lender’s participation in Letters of Credit) as contemplated by this Agreement;

(ii) Permitted Encumbrances;

(iii) any Lien on any asset of the Borrower or any Restricted Subsidiary existing on the 2024 Restatement Effective Date and set forth on Schedule 6.02; provided that, (A) such Lien shall not apply to any other asset of the Borrower or any Restricted Subsidiary (other than assets financed by the same financing source pursuant to the same financing scheme) and (B) such Lien shall secure only those obligations that it secures on the date hereof and any extensions, renewals, replacements and refinancings thereof that do not increase the outstanding principal amount thereof and, in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.01 as Refinancing Indebtedness in respect thereof;

(iv) any Lien existing on any asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any asset of any Person that becomes a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into the Borrower or a Restricted Subsidiary in a transaction permitted hereunder) after the date hereof prior to the time such Person becomes a Restricted Subsidiary (or is so merged or consolidated); provided that, (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary (or such merger or consolidation), (B) such Lien shall not apply to any other asset of the Borrower or any Restricted Subsidiary (other than (x) assets financed by the same financing source pursuant to the same financing scheme and (y) in the case of any such merger or consolidation, the assets of any Restricted Subsidiary that is a party thereto) and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary (or is so merged or consolidated), and any extensions, renewals, replacements and refinancings thereof that do not increase the outstanding principal amount thereof and, in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.01 as Refinancing Indebtedness in respect thereof;

(v) Liens on fixed or capital assets acquired, constructed or improved (including any assets made the subject of a Capital Lease Obligation incurred) by the Borrower or any Restricted Subsidiary; provided that, (x) such Liens secure only Indebtedness permitted by clause (v) of Section 6.01 and (y) such Liens shall not apply to any other asset of the Borrower or any Restricted Subsidiary (other than the proceeds and products thereof) and except assets financed by the same financing source pursuant to the same financing scheme;

(vi) in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted under Section 6.05, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(vii) in the case of (A) any Subsidiary that is not a wholly-owned Restricted Subsidiary or (B) the Equity Interests in any Person that is not a Restricted Subsidiary, any encumbrance or restriction, including any put and call arrangements, related to Equity Interests in such Subsidiary or such other Person set forth in the organizational documents of such Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement;

(viii) Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement for a Permitted Acquisition or other transaction permitted hereunder;

(ix) any interest or title of a lessor under leases (other than leases constituting Capital Lease Obligations) entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(x) Liens deemed to exist in connection with Investments in repurchase agreements that are Cash Equivalents;

(xi) Liens on property of any Restricted Subsidiary that is not a Designated Subsidiary, which Liens secure Indebtedness of such Restricted Subsidiary permitted under Section 6.01;

(xii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods by any of the Restricted Subsidiaries in the ordinary course of business;

(xiii) Liens on cash, Cash Equivalents, bank accounts and general intangibles relating thereto securing obligations for Cash Management Services in the ordinary course of business;

(xiv) leases, licenses, subleases or sublicenses (including with respect to rights in Intellectual Property), including non-exclusive software licenses, granted to others that do not (A) interfere in any material respect with the business of the Borrower and the Restricted Subsidiaries, taken as a whole, or (B) secure any Indebtedness;

(xv) Liens on Collateral securing any Permitted Pari Passu Refinancing Debt, Permitted Junior Lien Refinancing Debt or Incremental Equivalent Debt;

(xvi) Liens on assets of Foreign Subsidiaries that are CFCs securing Indebtedness of Foreign Subsidiaries permitted under Section 6.01;

(xvii) Liens on any property of (A) any Loan Party in favor of any other Loan Party, (B) any Foreign Subsidiary in favor of any Loan Party and (C) any Restricted Subsidiary that is not a Loan Party in favor of the Borrower or any other Loan Party;

(xviii) other Liens securing Indebtedness or other obligations in an aggregate principal amount not to exceed the greater of (x) $100,000,000 and (y) 3.50% of Consolidated Total Assets as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b);

(xix) Liens on Receivables and any assets related thereto securing any Receivables Securitization permitted to be outstanding under Section 6.05; and

(xx) to the extent constituting liens on the assets of the Borrower or any of its Subsidiaries, Liens incurred in connection with any Defeased Debt.

(b) Notwithstanding the foregoing, no Designated Subsidiary shall create, incur, assume or permit to exist any Lien (other than any non-consensual Lien or any Lien of the type referred to in Section 6.02(a)(i), (ii), (iv), (vi), (vii), (xv) and (xvi)) on any Equity Interests that are required by the Collateral and Guarantee Requirement to be pledged as Collateral (or, in the case of Equity Interests of any Foreign Subsidiary or CFC Holdco, Equity Interests that would be required to be pledged if such Subsidiary became a Material Foreign Subsidiary) except pursuant to the Security Documents.

(c) For purposes of determining compliance with this Section 6.02, in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens described in this Section 6.02, the Borrower may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien (or any portion thereof) in any manner that complies with this covenant and will only be required to include the amount and type of such Lien (and Indebtedness or other obligations or portion thereof secured thereby) in one of the clauses of this Section 6.01, and such Lien will be treated as being incurred or existing pursuant to only one of such clauses.

SECTION 6.03. Fundamental Changes; Business Activities.

(a) The Borrower will not, and will not permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (i) any Person may merge or consolidate with or into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Person (other than the Borrower) may merge or consolidate with any Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary (and, if any party to such merger or consolidation is a Subsidiary Loan Party, is a Subsidiary Loan Party), (iii) any Restricted Subsidiary may merge into or consolidate with any Person (other than the Borrower) in a transaction permitted under Section 6.05 in which, after giving effect to such transaction, the surviving entity is not a Restricted Subsidiary, and (iv) any Restricted Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that, the assets and operations of any Material Subsidiary that is liquidated or dissolved shall be transferred to the Borrower, a Subsidiary Loan Party, or the direct holder of the Equity Interests of such Material Restricted Subsidiary in connection therewith (or, in the case of a Material Subsidiary that is an Excluded Subsidiary, to any other Restricted Subsidiary); provided that, any such merger or consolidation involving a Person that is not a wholly owned Restricted Subsidiary immediately prior to such merger or consolidation shall not be permitted unless it is also permitted by Section 6.04.

(b) None of the Borrower or any Restricted Subsidiary will engage to any material extent in any business other than businesses of the type conducted by the Borrower and the Restricted Subsidiaries on the date hereof and businesses reasonably related, incidental, complementary or ancillary thereto.

SECTION 6.04. Investments. Loans. Advances. The Borrower will not, and will not permit any Restricted Subsidiary to, purchase, hold, acquire (including pursuant to any merger or consolidation with any Person that was not a wholly-owned Restricted Subsidiary prior thereto), make or otherwise permit to exist any Investment in any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all the assets of any other Person or of a business unit, division, product line or line of business of any other Person, except:

(a) cash and Cash Equivalents;

(b) Investments existing on the 2024 Restatement Effective Date and set forth on Schedule 6.04 and any modification, replacement, renewal, reinvestment or extension thereof; provided that, (i) no Investment may be made therein or in respect thereof if such Investment would increase the outstanding amount of such Investment to an amount in excess of the amount of such Investment on the 2024 Restatement Effective Date (net of return of capital in respect thereof after the 2024 Restatement Effective Date), other than (A) to the extent required by the terms of such Investment as in effect on the 2024 Restatement Effective Date up to the amount specified for such Investment on Schedule 6.04 or (B) to the extent made in reliance on another paragraph of this Section 6.04 and (ii) the terms of any such Investment are not otherwise modified from the terms that are in effect as of the date hereof in a manner that is materially adverse to the Lenders;

(c) Investments by the Borrower and the Restricted Subsidiaries in Equity Interests in their Restricted Subsidiaries; provided that, (i) such subsidiaries are Restricted Subsidiaries prior to such investments, (ii) any such Equity Interests held by a Loan Party shall be pledged if and to the extent required to satisfy the Collateral and Guarantee Requirement, and (iii) the aggregate amount of such Investments by the Loan Parties in Restricted Subsidiaries that are not Loan Parties, taken together with the aggregate amount of loans and advances by the Loan Parties to, and Guarantees by the Loan Parties of Indebtedness and other obligations of, Restricted Subsidiaries that are not Loan Parties (including without duplication those made in reliance on clauses (d)(iii) and (e)(iii) below, but excluding all such Investments, loans, advances and Guarantees existing on the date hereof and permitted by clause (b) above or consisting of loans or advances permitted by Section 6.04(u)), shall not exceed the greater of (x) $200,000,000 and (y) 6.00% of Consolidated Total Assets as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b); provided further that, in no event shall any Restricted Subsidiary that is a Material Subsidiary cease to be a Loan Party pursuant to this clause (c) except as a result of a consolidation, merger or similar transaction in which the continuing or surviving Person is a Loan Party;

(d) loans or advances made by the Borrower or any Restricted Subsidiary to the Borrower or any Restricted Subsidiary; provided that, (i) any such loans and advances made by a Loan Party shall be evidenced by the Global Intercompany Note or another promissory note, in each case, pledged pursuant to the Collateral Agreement, (ii) the Indebtedness resulting therefrom is permitted by clause (iii) of Section 6.01, and (iii) the amount of such loans and advances made by the Loan Parties to Restricted Subsidiaries that are not Loan Parties shall be subject to the limitation set forth in clause (c)(iii) above;

(e) Guarantees by the Borrower or any Restricted Subsidiary of Indebtedness or other obligations of the Borrower or any Restricted Subsidiary (including any such Guarantees arising as a result of any such Person being a joint and several co-applicant with respect to any Letter of Credit or any other letter of credit or letter of guaranty); provided that, (i) a Restricted Subsidiary shall not Guarantee any Indebtedness or obligations of any Loan Party (or any Refinancing Indebtedness in respect thereof) unless (A) such Restricted Subsidiary has Guaranteed the Obligations pursuant to the Collateral Agreement, (B) any such Guarantee of such Indebtedness provides for the release and termination thereof, without action by any Person, upon any release and termination of such Guarantee of the Obligations, and (C) any such Guarantee of Subordinated Indebtedness is subordinated to the Loan Document Obligations on terms no less favorable to the Lenders than those of the Subordinated Indebtedness, (ii) any such Guarantee constituting Indebtedness is permitted by Section 6.01, and (iii) the aggregate amount of Indebtedness and other obligations of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Parties shall be subject to the limitation set forth in clause (c)(iii) above;

(f) [reserved.]

(g) Permitted Acquisitions;

(h) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(i) Investments made as a result of the receipt of noncash consideration from a Disposition of any asset in compliance with Section 6.05;

(j) Investments by the Borrower or any Restricted Subsidiary that result solely from the receipt by the Borrower or such Restricted Subsidiary from any of its subsidiaries of a dividend or other Restricted Payment in the form of Equity Interests, evidences of Indebtedness or securities (but not any additions thereto made after the date of the receipt thereof);

(k) payroll, travel and similar advances to directors and employees of the Borrower or any Restricted Subsidiary to cover matters that are expected at the time of such advances to be treated as expenses of the Borrower or such Restricted Subsidiary for accounting purposes and that are made in the ordinary course of business;

(l) loans or advances to directors, officers, consultants and employees of the Borrower or any Restricted Subsidiary made in the ordinary course of business; provided that, the aggregate amount of such loans and advances outstanding at any time shall not exceed $20,000,000;

(m) Investments to the extent the consideration therefor consists of Qualified Equity Interests of the Borrower;

(n) other Investments so long as at the time each such Investment is purchased, made or otherwise acquired (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) either (x) the aggregate amount of each Investment made in reliance on this clause (n) shall not exceed, and shall utilize, the Available Amount at such time or (y) the Total Net Leverage Ratio at such time, calculated on a Pro Forma Basis giving effect to such Investment, is equal to or less than 3.75 to 1.00;

(o) Investments in the form of Hedging Agreements permitted by Section 6.07;

(p) Investments of any Person existing at the time such Person becomes a Restricted Subsidiary or consolidates or merges with the Borrower or any Restricted Subsidiary so long as such Investments were not made in contemplation of such Person becoming a Restricted Subsidiary or of such consolidation or merger and so long as each such Investment that absent this paragraph (p) could not be made or held without reliance on another paragraph of this Section 6.04 shall be deemed to have been made or to be held, as applicable, in reliance on such other paragraph and not in reliance on this paragraph (p);

(q) Investments resulting from pledges or deposits described in clause (c), (d) or (n) of the definition of the term “Permitted Encumbrance”;

(r) receivables or other trade payables owing to the Borrower or a Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that, such trade terms may include such concessionary trade terms as the Borrower or any Restricted Subsidiary deems reasonable under the circumstances;

(s) mergers and consolidations permitted under Section 6.03 that do not involve any Person other than the Borrower and Restricted Subsidiaries that are wholly owned Restricted Subsidiaries; provided that, any such merger or consolidation that results in an Investment by a Loan Party in a Restricted Subsidiary that is not a Loan Party shall be deemed made in reliance on paragraph (c)(iii) above;

(t) Guarantees to insurers required in connection with worker’s compensation and other insurance coverage of business operating risks (but not any credit or financial risks) arranged in the ordinary course of business;

(u) loans or advances made by the Borrower or any Restricted Subsidiary to any Foreign Subsidiary the proceeds of which are to be used by such Foreign Subsidiary for working capital purposes; provided that, (i) any such loans and advances made by a Loan Party shall be evidenced by the Global Intercompany Note or another promissory note, in each case, pledged pursuant to the Collateral Agreement and (ii) the aggregate outstanding amount of such loans and advances shall not at any time exceed $75,000,000;

(v) Investments by any Foreign Subsidiary in any Person that is or becomes a Foreign Subsidiary that is a Restricted Subsidiary; provided that, no part of such Investment is funded or Guaranteed by the Borrower or any Restricted Subsidiary that is not a CFC or is made with or consists of assets of the Borrower or any Restricted Subsidiary that is not a CFC;

(w) other Investments in an aggregate outstanding amount not to exceed the greater of (x) $150,000,000 and (y) 5.00% of Consolidated Total Assets as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b) (in each case determined without regard to any write-downs or write-offs); and

(x) any call spread, capped call or similar arrangement in connection with the issuance of Convertible Notes;

provided that, for purposes of determining compliance with this Section 6.04, in the event that an Investment (or any portion thereof) meets the criteria of one or more of the categories of permitted Investments described in this Section 6.04, the Borrower may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Investment (or any portion thereof) in any manner that complies with this covenant and will only be required to include the amount and type of such Investment (or portion thereof) in one of the clauses of this Section 6.04, and such Investment will be treated as being incurred or existing pursuant to only one of such clauses.

SECTION 6.05. Asset Sales. The Borrower will not, and will not permit any Restricted Subsidiary to, sell, transfer, lease or otherwise dispose of (including pursuant to any transfer or contribution to a Restricted Subsidiary), or exclusively license, any asset, including any Equity Interest owned by it, nor will the Borrower permit any Restricted Subsidiary to issue any additional Equity Interests in such Restricted Subsidiary (other than to the Borrower or a Restricted Subsidiary in compliance with Section 6.04, and other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under Requirements of Law) (each, a “Disposition”), except:

(a) Dispositions of (i) inventory, (ii) used, obsolete or surplus equipment or (iii) cash and Cash Equivalents, in each case in the ordinary course of business;

(b) Dispositions to the Borrower or any Restricted Subsidiary; provided that, any such Dispositions involving a Restricted Subsidiary that is not a Loan Party shall be made in compliance with Section 6.04 and Section 6.09;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d) sales, transfers, leases and other Dispositions of assets to the extent that such assets constitute an Investment permitted by clause (h) or (i) of Section 6.04 or another asset received as consideration for the Disposition of any asset permitted by this Section (in each case, other than Equity Interests in a Subsidiary, unless all Equity Interests in such Subsidiary (other than directors’ qualifying shares) are sold);

(e) Sale/Leaseback Transactions permitted by Section 6.06;

(f) Dispositions of assets subject to any casualty or condemnation proceeding (including in lieu thereof);

(g) Sales, transfers and other Dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business consistent with past practice and not as part of any accounts receivables financing transaction;

(h) leases or subleases entered into in the ordinary course of business, to the extent that they do not materially interfere with the business of the Borrower or any Restricted Subsidiary;

(i) non-exclusive assignments, licenses or sublicenses of Intellectual Property in the ordinary course of business, to the extent that they do not materially interfere with the business of the Borrower or any Restricted Subsidiary;

(j) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(k) Dispositions of assets that are not permitted by any other clause of this Section (other than Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary (other than directors’ qualifying shares) are sold); provided that, the cumulative aggregate fair market value of all assets sold, transferred, leased or otherwise Disposed of in reliance on this clause (k) shall not at the time any such Disposition is made (and giving effect to such Disposition) exceed the greater of (x) $150,000,000 and (y) 5.00% of Consolidated Total Assets as of the last day of the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, as of the last day of the most recent fiscal quarter contained in the financial statements referred to in Section 3.04);

(l) Dispositions of Receivables and related assets in any Receivables Securitization to the extent the aggregate Receivables Securitization Amount attributable at any time in respect of all Receivables Securitizations does not exceed the greater of (x) $150,000,000 and (y) 5.00% of Consolidated Total Assets as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b); and

(m) the Disposition of assets in order to effectuate a Permitted Acquisition or other Investment permitted hereunder, or the Disposition of assets acquired pursuant to a Permitted Acquisition or other Investment permitted hereunder, (i) which assets are obsolete or not used or useful to the core or principal business of the Borrower and the Restricted Subsidiaries or (ii) which Disposition is necessary or advisable in the good faith determination of the Borrower in order to effectuate such Permitted Acquisition or other Investment (including, without limitation, divestitures necessary or desirable to obtain regulatory approval of such Permitted Acquisition or other Investment);

provided that, all Dispositions permitted hereby (other than those permitted by clause (b)) shall be made for fair value and all Dispositions made in reliance on clause (e) or (k) shall be for at least 75% cash consideration payable at the time of such Disposition; provided further that, (i) any consideration in the form of Cash Equivalents that are disposed of for cash consideration within 90 days after such sale, transfer or other disposition shall be deemed to be cash consideration in an amount equal to the amount of such cash consideration for purposes of this proviso, (ii) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Loan Document Obligations, that are assumed by the transferee with respect to the applicable sale, transfer, lease or other disposition and for which the Borrower and all the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing shall be deemed to be cash consideration in an amount equal to the liabilities so assumed and (iii) any Designated Non-Cash Consideration received by the Borrower or such Restricted Subsidiary in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (iii) that is at that time outstanding, shall not be in excess of the greater of (x) $50,000,000 and (y) 1.75% of Consolidated Total Assets as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b) at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash consideration.

SECTION 6.06. Sale/Leaseback Transactions. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction, except for any such sale of any fixed or capital assets by the Borrower or any Restricted Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 270 days after such Subsidiary acquires or completes the construction of such fixed or capital asset, provided that, (a) the sale or transfer of the property thereunder is permitted under Section 6.05, (b) any Capital Lease Obligations and Synthetic Lease Obligations arising in connection therewith are permitted under Section 6.01(v) and (c) any Liens arising in connection therewith (including Liens deemed to arise in connection with any such Capital Lease Obligations and Synthetic Lease Obligations) are permitted under Section 6.02(a)(v).

SECTION 6.07. Hedging Agreements. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any Hedging Agreement, except (a) Hedging Agreements entered into to hedge or mitigate risks to which the Borrower or any Restricted Subsidiary has actual exposure (other than in respect of Equity Interests or Indebtedness of the Borrower or any Restricted Subsidiary; provided that, Hedging Agreements entered into by the Borrower in connection with Share Repurchases or the issuance of Convertible Notes shall be permitted) and (b) Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Restricted Subsidiary.

SECTION 6.08. Restricted Payments; Certain Payments of Indebtedness.

(a) The Borrower will not, and will not permit any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(i) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional Equity Interests permitted hereunder;

(ii) any Restricted Subsidiary may declare and pay dividends or make other distributions with respect to its capital stock, partnership or membership interests or other similar Equity Interests, or make other Restricted Payments in respect of its Equity Interests, in each case ratably to the holders of such Equity Interests or its Equity Interests of the relevant class, as the case may be;

(iii) the Borrower may purchase or otherwise acquire Equity Interests upon the exercise of stock options if such Equity Interests are transferred in satisfaction of a portion of the exercise price of such options;

(iv) the Borrower may make cash payments in lieu of the issuance of fractional shares representing insignificant interests in the Borrower in connection with the exercise or conversion, as applicable, of warrants, options, Convertible Notes or other securities convertible into or exchangeable for Equity Interests in the Borrower;

(v) the Borrower may make Restricted Payments, not exceeding $10,000,000 in the aggregate during any fiscal year (with any unused amount of such base amount from any fiscal year available for use in the next succeeding fiscal year following the use of the base amount permitted by this clause (v) in such succeeding fiscal year), pursuant to and in accordance with stock option plans or other benefit plans or agreements approved by the Borrower’s board of directors for directors, officers or employees of the Borrower and the Subsidiaries;

(vi) the Borrower may effect Share Repurchases during any fiscal year in an aggregate amount not to exceed the greater of (x) $75,000,000 and (y) 37.50% of Consolidated EBITDA for the prior fiscal year (with carryover for one year of up to 50.00% of unused amounts);

(vii) the Borrower may make additional cash Restricted Payments in an aggregate cumulative amount of $75,000,000;

(viii) the Borrower may make additional cash Restricted Payments, so long as at the time each such Restricted Payment is made no Default shall have occurred and be continuing or would result therefrom, (x) in an amount not in excess of (and which shall utilize) the Available Amount at the time such Restricted Payments are made; provided that, the Borrower is at such time in Pro Forma Compliance with the covenant set forth in Section 6.12 after giving effect to such Restricted Payments, and (y) in an unlimited amount if the Total Net Leverage Ratio at the time such Restricted Payments are made, calculated on a Pro Forma Basis giving effect to such Restricted Payments, is equal to or less than 3.50 to 1.00;

(ix) during the period commencing on the 2024 Restatement Effective Date and ending on the Revolving Maturity Date, the Borrower may repurchase up to $300,000,000 in aggregate amount of outstanding shares of its common stock (including by way of tender offers, open market purchases, derivatives or other structured stock buyback transactions) pursuant to an accelerated share repurchase program or otherwise; and

(x) the Borrower may repurchase Equity Interests pursuant to the terms of or make other payments in respect of a call spread, capped call or similar arrangement entered into in connection with the issuance of Convertible Notes.

(b) None of the Borrower or any Restricted Subsidiary will make or agree to prepay or make, directly or indirectly, any prepayment, redemption, purchase, defeasance or otherwise satisfy prior to the scheduled maturity thereof in any manner any Junior Indebtedness, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, defeasance, cancellation or termination of any Junior Indebtedness, or make any payment in violation of any subordination terms of any Junior Indebtedness; except:

(i) regularly scheduled interest and principal payments and fees as and when due in respect of any Junior Indebtedness, and any payments or prepayments in respect of Junior Indebtedness owed by any Loan Party to the Borrower or any Restricted Subsidiary, in each case other than payments in respect of Junior Indebtedness prohibited by the subordination provisions thereof;

(ii) refinancings of Junior Indebtedness to the extent permitted under Section 6.01;

(iii) the conversion of any Junior Indebtedness to Equity Interests (other than Disqualified Equity Interests) of the Borrower;

(iv) payments of or in respect of Junior Indebtedness made solely with Equity Interests in the Borrower (other than Disqualified Equity Interests);

(v) the prepayment, redemption, purchase, defeasance or other satisfaction of Junior Indebtedness incurred or assumed pursuant to Section 6.01(vi), so long as at the time each such payment is made no Default shall have occurred and be continuing or would result therefrom;

(vi) payment of interest in the form of payments in kind, accretion or similar payments;

(vii) so long as at the time each such payment is made no Default shall have occurred and be continuing or would result therefrom, the prepayment, redemption, purchase, defeasance or other satisfaction of Junior Indebtedness in an aggregate cumulative amount not to exceed the greater of (x) $50,000,000 and (y) 1.75% of Consolidated Total Assets as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b) at the time such payment is made;

(viii) the Borrower and the Subsidiaries may make additional cash payments of or in respect of Junior Indebtedness (unless such payments would be prohibited by the subordination provisions thereof), so long as at the time each such payment is made no Default shall have occurred and be continuing or would result therefrom, (x) in an amount not in excess of (and which shall utilize) the Available Amount at the time such payments are made, provided that, the Borrower is at such time in Pro Forma Compliance with the covenant set forth in Section 6.12 after giving effect to such payments, and (y) in an unlimited amount if the Total Net Leverage Ratio at the time such payments are made, calculated on a Pro Forma Basis giving effect to such payments, is equal to or less than 3.50 to 1.00; and

(ix) the Borrower or any Restricted Subsidiary may make other payments of Junior Indebtedness as a result of a “change of control” or Disposition so long as, in each case, any rights of the holders thereof upon such “change of control” or Disposition shall be subject to the prior repayment in full of the outstanding Loans and all other outstanding Obligations (including accrued interest, fees and other accrued Obligations) and the termination of the Commitments and the expiration, cancellation, termination or cash collateralization of any Letters of Credit in accordance with the terms of this Agreement.

(c) For purposes of determining compliance with this Section 6.08, in the event that any Restricted Payment or any prepayment, redemption, purchase or defeasance of any Junior Indebtedness (or any portion thereof) meets the criteria of one or more of the categories described in this Section 6.08, the Borrower may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Restricted Payment or any such prepayment, redemption, purchase or defeasance of any Junior Indebtedness (or any portion thereof) in any manner that complies with this covenant and will only be required to include the amount and type of such Restricted Payment or any such prepayment, redemption, purchase or defeasance of any Junior Indebtedness (or portion thereof) in one of the clauses of this Section 6.08, and such Indebtedness will be treated as being incurred or existing pursuant to only one of such clauses.

SECTION 6.09. Transactions with Affiliates. The Borrower will not, and will not permit any Restricted Subsidiary to, sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that are at prices and on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary than those that could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Loan Parties not involving any other Affiliate, (c) any Restricted Payment permitted under Section 6.08 or Investment permitted under Section 6.04, (d) issuances by the Borrower of Equity Interests (other than Disqualified Equity Interests), (e) compensation, expense reimbursement and indemnification of, and other employment arrangements with, directors, officers and employees of the Borrower or any Restricted Subsidiary entered in the ordinary course of business, (f) payroll, travel and similar advances to directors and employees of the Borrower or any Restricted Subsidiary on customary terms and made in the ordinary course of business, (g) loans or advances to directors and employees of the Borrower or any Restricted Subsidiary on customary terms and made in the ordinary course of business, (h) transactions between or among non-Loan Parties not involving any other Affiliate and (i) transactions with wholly owned Subsidiaries or joint ventures for the purchase or sale of goods, products, parts, equipment and services entered into in the ordinary course of business.

SECTION 6.10. Restrictive Agreements(i) . None of the Borrower or any Restricted Subsidiary will, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that restricts or imposes any condition upon (a) the ability of the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its assets to secure any Obligations or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to its Equity Interests or to make or repay loans or advances to the Borrower or any Restricted Subsidiary or to Guarantee Indebtedness of the Borrower or any Restricted Subsidiary; provided that, (i) the foregoing shall not apply to (A) restrictions and conditions imposed by (1) Requirements of Law, (2) any Loan Document or (3) any Permitted Pari Passu Refinancing Debt, any Permitted Junior Lien Refinancing Debt, any Permitted Pari Passu Refinancing Debt, any Incremental Equivalent Debt and, in each case, any Refinancing Indebtedness in respect of any of the foregoing; provided that, in each case under this clause (3) the Borrower shall have determined in good faith that such conditions and restrictions (x) are not materially more restrictive than such restrictions generally prevailing in the market for such Indebtedness at the time such Indebtedness is incurred and (y) will not affect the ability of the Borrower or any Restricted Subsidiary to make any payment required hereunder or the ability of the Borrower or any Restricted Subsidiary to take any action that would in the absence of such restriction or condition be required to satisfy the Collateral and Guarantee Requirement, (B) restrictions and conditions existing on the 2024 Restatement Effective Date identified on Schedule 6.10 (but shall apply to any amendment or modification expanding the scope of, any such restriction or condition), (C) in the case of any Restricted Subsidiary that is not a wholly-owned Restricted Subsidiary, restrictions and conditions imposed by its organizational documents or any related joint venture or similar agreement, provided that, such restrictions and conditions apply only to such Restricted Subsidiary and to any Equity Interests in such Subsidiary, (D) customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary, or a business unit, division, product line or line of business or other assets in transaction permitted by Section 6.05, that are applicable solely pending such sale, provided that, such restrictions and conditions apply only to the Restricted Subsidiary, or the business unit, division, product line or line of business or other asset, that is to be sold and such sale is permitted hereunder, (E) restrictions and conditions imposed by the documents governing any Indebtedness of any CFC permitted by Section 6.01(vii); provided that, such restrictions and conditions apply only to such CFC and its Affiliates that are CFCs and do not restrict any pledge of Equity Interests in such CFC that would otherwise be required to satisfy the Collateral and Guarantee Requirement, (F) restrictions and conditions imposed by any agreement governing Indebtedness entered into after the 2024 Restatement Effective Date and permitted under Section 6.01; provided that, in each case under this clause (F) the Borrower shall have determined in good faith that such conditions and restrictions (x) are not materially more restrictive than such restrictions generally prevailing in the market for such Indebtedness at the time such Indebtedness is incurred, and (y) will not affect the ability of the Borrower or any Restricted Subsidiary to make any payment required hereunder or the ability of the Borrower or any Restricted Subsidiary to take any action that would in the absence of such restriction or condition be required to satisfy the Collateral and Guarantee Requirement, and (G) restrictions and conditions imposed by transactional agreements and documents (including organizational documents of Securitization Subsidiaries) governing Receivables Securitizations and related Indebtedness permitted by Section 6.01(xxi) and by Section 6.05(l); provided that, (x) the Borrower shall have determined in good faith that such conditions and restrictions will not affect the ability of the Borrower or any Restricted Subsidiary to make any payment required hereunder and (y) in the case of restrictions and conditions of the type referred to in clause (a) of the foregoing, apply only to assets of and interests in Securitization Subsidiaries, (ii) clause (a) of the foregoing shall not apply to (A) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by Section 6.01 if such restrictions or conditions apply only to the assets securing such Indebtedness or (B) customary provisions in leases and other agreements restricting the assignment thereof, and (iii) clause (b) of the foregoing shall not apply to (A) restrictions and conditions imposed by agreements relating to Indebtedness of any Subsidiary in existence at the time such Restricted Subsidiary became a Restricted Subsidiary and otherwise permitted by clause (iv) of Section 6.01 (but shall apply to any amendment or modification expanding the scope of, any such restriction or condition), provided that, such restrictions and conditions apply only to such Subsidiary, and (B) restrictions and conditions imposed by agreements relating to Indebtedness of Foreign Restricted Subsidiaries permitted under Section 6.01, provided that, such restrictions and conditions apply only to Foreign Restricted Subsidiaries. Nothing in this paragraph shall be deemed to modify the requirements set forth in the definition of the term “Collateral and Guarantee Requirement” or the obligations of the Loan Parties under Sections 5.03, 5.04 or 5.13 or under the Security Documents.

SECTION 6.11. Amendment of Material Documents. The Borrower will not, and will not permit any Restricted Subsidiary to, amend, modify or waive any of its rights under (i) any agreement or instrument governing or evidencing any Junior Indebtedness (other than any refinancing of any Junior Indebtedness otherwise permitted under this Agreement that complies with the definition of Permitted Refinancing) or (ii) its certificate of incorporation, bylaws or other organizational documents, in each case to the extent such amendment, modification or waiver, taken as a whole, would reasonably be expected to be adverse in any material respect to the Lenders.

SECTION 6.12. Total Net Leverage Ratio. The Borrower will not permit the Total Net Leverage Ratio on the last day of any fiscal quarter of the Borrower to exceed 4.00 to 1.00; provided that, upon the consummation of any Significant Acquisition, the Borrower may elect to increase the permitted Total Net Leverage Ratio by 0.50 to 1.00 at the end of and for the fiscal quarter during which such Significant Acquisition has been completed and for each of the following three consecutive fiscal quarters; provided further that, (x) the Borrower may make no more than two such elections between the 2024 Restatement Effective Date and the Maturity Date and (y) the Total Net Leverage Ratio may not exceed 4.50 to 1.00 at any time.

SECTION 6.13. Fiscal Year. The Borrower will not, and the Borrower will not permit any other Loan Party to, change its fiscal year to end on a date other than March 31.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Restricted Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any written report, certificate, financial statement or other information furnished pursuant to any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.05 (with respect to the existence of the Borrower) or 5.12 or in Article VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the Borrower (with a copy to the Administrative Agent in the case of any such notice from a Lender);

(f) the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal, interest, termination payment or other payment obligation and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period in respect of such failure under the documentation representing such Material Indebtedness);

(g) any event or condition resulting from the breach of any covenant or obligation or the occurrence of any “default”, “event of default” or “termination event” (however denominated, and including in any case any event analogous to a Default or an Event of Default hereunder) occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf, or, in the case of any Hedging Agreement, the applicable counterparty, to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or, in the case of any Hedging Agreement, to cause the termination thereof; provided that, this clause (g) shall not apply to (A) any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the assets securing such Indebtedness, (B) any Indebtedness that becomes due as a result of a refinancing thereof permitted under Section 6.01, (C) any requirement to prepay or offer to repurchase or prepay Material Indebtedness pursuant to customary terms thereof that are not otherwise prohibited hereby with respect to asset sale or excess cash flow prepayment requirements, borrowing base or lending commitment exposure limits, margin maintenance requirements or similar provisions; provided further that, any such prepayment or repurchase requirement does not result from the breach of any covenant or obligation or the occurrence of any “event of default” or “termination event” (however denominated, and including in any case any event analogous to an Event of Default hereunder) or (D) any event or condition giving rise to any redemption, repurchase, conversion or settlement (or right to redeem, require repurchase, convert or settle) with respect to any Convertible Notes pursuant to the terms of such Convertible Notes unless such redemption, repurchase, conversion or settlement results from (i) a default thereunder or an event of the type that constitutes an Event of Default or (ii) the occurrence of a “fundamental change” or “change of control” thereunder that requires cash payment thereon or cash redemption thereof;

(h) one or more ERISA Events shall have occurred that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or a Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(j) the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation (other than any liquidation permitted by clause (iv) of Section 6.03(a)), reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors, or the board of directors (or similar governing body) of the Borrower or any Material Subsidiary (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to above in this clause (j) or clause (i) of this Article;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $75,000,000 (other than any such judgment covered by insurance (other than under a self-insurance program) to the extent a claim therefor has been made in writing and liability therefor has not been denied by the insurer), shall be rendered against the Borrower, any Restricted Subsidiary or any combination thereof and the same shall remain unpaid or undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Restricted Subsidiary to enforce any such judgment;

(l) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material Collateral, with the priority required by the applicable Security Document, except as a result of (i) a Disposition of the applicable Collateral in a transaction permitted under the Loan Documents, (ii) the release thereof as provided in Section 9.14, (iii) the Administrative Agent no longer having possession of any stock certificates, promissory notes or other instruments delivered to it under any Security Documents or (iv) a Uniform Commercial Code filing having lapsed because a Uniform Commercial Code continuation statement was not filed in a timely manner;

(m) any Guarantee of a Loan Party purported to be created under any Loan Document shall cease to be, or shall be asserted by any Loan Party not to be, in full force and effect, except (i) upon the consummation of any transaction permitted under this Agreement as a result of which the Subsidiary Loan Party providing such Guarantee ceases to be a Subsidiary or (ii) as a result of the release thereof as provided in the applicable Loan Document or Section 9.14; or

(n) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (i) or (j) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part (but ratably as among the Classes of Loans and the Loans of each Class at the time outstanding), in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower hereunder, shall become due and payable immediately and (iii) require the deposit of cash collateral in respect of LC Exposure as provided in Section 2.04(i), in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in the case of any event with respect to the Borrower described in clause (i) or (j) of this Article, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower hereunder, shall immediately and automatically become due and payable and the deposit of such cash collateral in respect of LC Exposure shall immediately and automatically become due, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Administrative Agent

SECTION 8.01. Authorization and Action.

(a) Each Lender and each Issuing Bank hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent and collateral agent under the Loan Documents, and each Lender and each Issuing Bank authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the United States of America, each Lender and each Issuing Bank hereby grants to the Administrative Agent any required powers of attorney to execute any Security Document governed by the laws of such jurisdiction on such Lender’s or Issuing Bank’s behalf. It is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties. Without limiting the generality of the foregoing, each Lender and each Issuing Bank hereby expressly authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, including any and all documents (including releases and intercreditor agreements) with respect to the Collateral (including any amendment, supplement, modification or joinder with respect thereto) and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents and acknowledge and agree that any such action by the Administrative Agent shall bind the Lenders.

(b) As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Bank; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Banks with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided further that, the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c) In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Banks (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

(i) the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender or Issuing Bank other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby; and

(ii) nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account

(d) The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e) None of any Co-Documentation Agent or any Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document (except in its capacity, as applicable, as Lender or an Issuing Bank) and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(f) In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Sections 2.11, 2.12, 2.14, 2.16 and 9.03) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Bank and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

(g) The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

SECTION 8.02. Administrative Agent’s Reliance, Limitation of Liability, Etc.

(a) Neither the Administrative Agent nor any of its Related Parties shall be (a) liable for any action taken or not taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment); or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party to perform its obligations hereunder or thereunder.

(b) The Administrative Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 5.02 unless and until written notice thereof stating that it is a “notice under Section 5.02” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the borrower, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in the Restatement Agreement, Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent. Notwithstanding anything herein to the contrary, the Administrative Agent shall not have any liability or responsibility for any Liabilities, costs or expenses suffered by the Borrower, any Subsidiary, any Lender or any Issuing Bank arising from any confirmation of the Revolving Exposure or the component amounts thereof or any portion thereof attributable to each Lender or Issuing Bank, or any Exchange Rate or Dollar Equivalent.

(c) Without limiting the foregoing, the Administrative Agent (a) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (b) may rely on the Register to the extent set forth in Section 9.04(b), (c) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (d) makes no warranty or representation to any Lender or Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (e) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (f) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

SECTION 8.03. Posting of Communications.

(a) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the 2024 Restatement Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c) THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR

STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY CO-DOCUMENTATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

(d) Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Bank agrees (a) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (b) that the foregoing notice may be sent to such email address.

(e) Each of the Lenders, each of the Issuing Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f) Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 8.04. The Administrative Agent Individually. With respect to its Commitment, Loans, LC Commitment and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Bank, as the case may be. The terms “Issuing Banks”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Bank or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Borrower, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Banks.

SECTION 8.05. Successor Administrative Agent.

(a) The Administrative Agent may resign at any time from its capacity as such. In connection with such resignation, the Administrative Agent shall give 30 days’ prior written notice of its intent to resign to each of the Lenders, the Issuing Banks and the Borrower, whether or not a successor Administrative Agent has been appointed. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Borrower (such approval not to be unreasonably withheld). Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Borrower and such successor Administrative Agent. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.

(b) Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Security Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, provided that, (x) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (y) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while such retiring Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (i) above.

SECTION 8.06. Acknowledgments of Lenders and Issuing Banks. (a) Each Lender and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrower, or for purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities law), (iii) it has, independently and without reliance upon the Administrative Agent, any Arranger, any Co-Documentation Agent or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger any Co-Documentation Agent or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b) Each Lender, by delivering its signature page to this Agreement on the 2024 Restatement Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the 2024 Restatement Effective Date.

(i) Each Lender and each Issuing Bank hereby agrees that (x) if the Administrative Agent notifies such Lender or Issuing Bank that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender or such Issuing Bank (whether or not known to such Lender or such Issuing Bank), and demands the return of such Payment (or a portion thereof), such Lender or such Issuing Bank shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or such Issuing Bank to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender or such Issuing Bank shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender or any Issuing Bank under this Section 8.06(c) shall be conclusive, absent manifest error.

(ii) Each Lender and each Issuing Bank hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender and each Issuing Bank agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender or such Issuing Bank shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii) The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender or any Issuing Bank that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender or such Issuing Bank with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party.

(iv) Each party’s obligations under this Section 8.06(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender or an Issuing Bank, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

SECTION 8.07. Collateral Matters.

(a) Except with respect to the exercise of setoff rights of any Lender in accordance with Section 9.08 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof.

(b) In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Loan Document Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent on behalf of the Secured Parties at such sale or other disposition. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the foregoing provisions.

(c) In furtherance of the foregoing and not in limitation thereof, no Hedging Agreement, agreement or arrangement with respect to Cash Management Services or other agreement (other than the Loan Documents) the obligations under which constitute Obligations will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such Hedging Agreement or agreement or arrangement with respect to Cash Management Services, as applicable, shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

(d) The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, (i) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(a)(v) and (ii) to agree to or enter into subordination or intercreditor agreements applicable to any interests in any Securitization Subsidiary or any interest in Receivables and related assets, in each case to the extent pledged under any Security Document to secure the Obligations. The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(e) In case of the pendency of any proceeding with respect to any Loan Party under any Federal, State or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.16, 2.17 and 9.03) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Bank and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03).

SECTION 8.08. Borrower Communications.

(a) The Administrative Agent, the Lenders and the Issuing Banks agree that the Borrower may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).

(b) Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the 2024 Restatement Effective Date, a user ID/password authorization system), each of the Lenders, each of the Issuing Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of the Borrower that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Borrower hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.

(c) THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATION, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE APPLICABLE PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.

(d) Each of the Lenders, each of the Issuing Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(e) Nothing herein shall prejudice the right of the Borrower to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(i) if to the Borrower, to it at NetScout Systems, Inc., 310 Littleton Road, Westford, MA 01886, Attention of Paul Canavan (email: Paul.Canavan@NetScout.com), with a copy to Latham & Watkins LLP, 1271 Avenue of the Americas, New York, NY 10020, Attention of Stephanie Teicher (email: Stephanie.Teicher@lw.com);

(ii) if to the Administrative Agent from the Borrower, to JPMorgan Chase Bank, N.A., at the address separately provided to the Borrower;

(iii) if to the Administrative Agent from any Lender, to JPMorgan Chase Bank, N.A. at the address separately provided to the Lenders;

(iv) if to any Issuing Bank, to it at its address or email (or fax number) most recently specified by it in a notice delivered to the Administrative Agent and the Borrower (or, in the absence of any such notice, to the address (or fax number) set forth in the Administrative Questionnaire of the Lender that is serving as such Issuing Bank or is an Affiliate thereof); and

(v) if to any other Lender, to it at its address or email (or fax number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient); and notices delivered through any Platform, Approved Electronic Platforms or Approved Borrower Portals to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.

(b) Notices and other communications to the Administrative Agent, the Lenders and Issuing Banks hereunder may be delivered or furnished by email or by using the Platform or an Approved Borrower Portal (as applicable), in each case, pursuant to procedures approved by the Administrative Agent; provided that, the foregoing shall not apply to notices under Article II to any Lender or Issuing Bank if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent and the Borrower that it is incapable of receiving notices under such Article by electronic communication. Any notices or other communications to the Administrative Agent or the Borrower may be delivered or furnished by electronic communications pursuant to procedures approved by the recipient thereof prior thereto; provided that, approval of such procedures may be limited or rescinded by any such Person by notice to each other such Person.

Unless the Administrative Agent or the Borrower, as applicable, otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment) and (ii) notices and other communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02. Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the execution and delivery of this Agreement, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b) Except as provided in Sections 2.13(b) and (c), 2.20, 2.21 and 2.22 and in the Collateral Agreement, none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower, the Administrative Agent and the Required Lenders and, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders, provided that, (i) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment and (ii) no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent or the waiver of any Default, Event of Default or mandatory prepayment shall not constitute an increase of any commitment), (B) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than as a result of (x) any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.12(c), (y) any amendment of the financial covenant set forth in Section 6.12 (or any defined term used therein) or (z) any extension of the date on which financial statements or a Compliance Certificate are required to be delivered pursuant to Section 5.01), it being understood that a waiver of a Default or any change in the definition of the term “Leverage Ratio” or any component thereof or any such amendment or extension shall not constitute a reduction of interest for this purpose, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (C) postpone the scheduled maturity date of any Loan, or the date of any scheduled payment of the principal amount of any Incremental Term Loan under the applicable Incremental Facility Amendment, or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (D) except as provided in Sections 2.20, 2.21 or 2.22, change Section 2.17(b) or 2.17(c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender, (E) except pursuant to an Incremental Facility Amendment or an Extension Permitted Amendment to reflect a new Class of Loans or Commitments hereunder, change any of the provisions of this Section or the percentage set forth in the definition of the term “Required Lenders” or “Required Revolving Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be); provided that, with the consent of the Required Lenders or the Required Revolving Lenders, as the case may be, the provisions of this Section and the definition of the term “Required Lenders” or “Required Revolving Lenders” may be amended to include references to any new Class of loans created under this Agreement (or to lenders extending such loans) on substantially the same basis as the corresponding references relating to the existing Classes of Loans or Lenders, (F) release Guarantees constituting all or substantially all the value of the Guarantees under the Collateral Agreement, or limit the liability of Loan Parties in respect of Guarantees constituting such value, or limit its liability in respect thereof, in each case without the written consent of each Lender (except as expressly provided in Section 9.14 or the Collateral Agreement (including any such release by the Administrative Agent in connection with any sale or other disposition of any Subsidiary upon the exercise of remedies under the Security Documents), it being understood and agreed that an amendment or other modification of the type of obligations guaranteed under the Collateral Agreement shall not be deemed to be a release or limitation of any Guarantee), (G) release all or substantially all the Collateral from the Liens of the Security Documents, without the written consent of each Lender (except as expressly provided in Section 9.14 or the applicable Security Document (including any such release by the Administrative Agent in connection with any sale or other disposition of the Collateral upon the exercise of remedies under the Security Documents), it being understood and agreed that an amendment or other modification of the type of obligations secured by the Security Documents shall not be deemed to be a release of the Collateral from the Liens of the Security Documents), (H) change any payment waterfall provisions in the Loan Documents without the written consent of each affected Lender, (I) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of Collateral or payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders representing a Majority in Interest of each affected Class or (J) subordinate the Obligations under this Agreement or any other Loan Document to any other Indebtedness for borrowed money, or subordinate the Liens on all or substantially all of the Collateral securing the Obligations to any Lien on such Collateral securing any other Indebtedness for borrowed money, in each case, without the prior written consent of each Lender, unless each adversely affected Lender hereunder has been offered an opportunity to fund or otherwise provide or acquire its pro rata share of such senior Indebtedness on the same economic terms received by the lenders providing such senior Indebtedness, provided that this clause shall not apply to any Indebtedness that is expressly permitted by the Loan Documents as in effect on the Restatement Effective Date to be senior to the Loans and/or to be secured by a Lien that is senior to the Lien securing the Loans; provided further that, (1) no such agreement shall amend, modify, extend or otherwise affect the rights or obligations of the Administrative Agent, any Issuing Bank without the prior written consent of the Administrative Agent, such Issuing Bank, as the case may be and (2) any amendment, waiver or other modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders of a particular Class (but not the Lenders of any other Class), may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite number or percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time. Notwithstanding the foregoing, (i) no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of (x) any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (A), (B), (C) or (D) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be affected by such amendment, waiver or other modification or (y) in the case of any vote requiring the approval of all Lenders or each affected Lender, any Lender that receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, waiver or other modification becomes effective and whose Commitments terminate by the terms and upon the effectiveness of such amendment, waiver or other modification, provided that, any amendment, waiver or other modification of this Agreement or any other Loan Document requiring the consent of all Lenders or of each affected Lender that affects any Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender and (ii) this Agreement may be amended to provide for Incremental Extensions of Credit in the manner contemplated by Section 2.20, Extension Permitted Amendments as provided in Section 2.21 and the incurrence of Refinancing Revolving Commitments and Refinancing Term Loans as provided in Section 2.22, in each case without any additional consents.

(c) Notwithstanding anything herein to the contrary, the Administrative Agent may, without the consent of any Secured Party, consent to a departure by any Loan Party from any covenant of such Loan Party set forth in this Agreement, the Collateral Agreement or any other Security Document to the extent such departure is consistent with the authority of the Administrative Agent set forth in the definition of the term “Collateral and Guarantee Requirement”.

(d) The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, waivers or other modifications on behalf of such Lender. Any amendment, waiver or other modification effected in accordance with this Section 9.02 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.

SECTION 9.03. Expenses; Limitation of Liability Indemnity; Etc.

(a) Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their Affiliates, including expenses incurred in connection with due diligence, syndication and travel and the reasonable and documented fees, charges and disbursements of Cravath, Swaine & Moore LLP and, if reasonably necessary, of a single firm of local counsel in each relevant foreign jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for the foregoing retained with the Borrower’s consent (such consent not to be unreasonably withheld, conditioned or delayed) in connection with the structuring, arrangement and syndication of the credit facilities provided for herein and any credit or similar facility refinancing or replacing, in whole or in part, any of the credit facilities provided for herein, including the preparation, execution and delivery of the Engagement Letter and the Fee Letter, as well as the preparation, execution, delivery and administration of this Agreement, the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the reasonable and documented fees, charges and disbursements of a single firm of counsel for the foregoing and, if reasonably necessary, of a single firm of local counsel in each relevant foreign jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for the foregoing and, in the case of an actual or perceived conflict of interest where any such Person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Person (and, if reasonably necessary, of a single firm of local counsel in each relevant jurisdiction (which may be include a single firm of special counsel acting in multiple jurisdictions) for such affected Person), in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Limitation of Liability. To the extent permitted by applicable law (i) in no event shall the Administrative Agent, any Arranger, any Co-Documentation Agent, any Issuing Bank, any Lender, and any Related Party of any of the foregoing Persons (each such person being a “Lender-Related Person”) have any Liabilities, on any theory of liability, for any special, indirect, consequential or punitive damages incurred by the Borrower or any Loan Party arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby and (ii) no Lender-Related Person shall have any Liabilities arising from, or be responsible for, the use by others of Information or other materials (including any personal data) obtained through electronic, telecommunications or other information transmission systems (including the Internet, any Platform and any Approved Borrower Portal), except in each case to the extent that such Liabilities have resulted from the willful misconduct, bad faith or gross negligence of such Lender-Related Person or any of such Lender-Related Person’s controlled affiliates or controlling persons or any of its or their respective officers, directors or employees, or those agents, advisors or other representatives acting at its direction, as determined by a final, non-appealable judgment of a court of competent jurisdiction. No party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 9.03(b) shall relieve the Borrower and each Loan Party of any obligation it may have to indemnify an Indemnitee, as provided in Section 9.03(c), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(c) Indemnity. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Arrangers, each Co-Documentation Agent, each Lender and each Issuing Bank (each such Person, an “Indemnified Institution”), and each Related Party of any of the foregoing Persons (each Indemnified Institution and each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the reasonable and documented out-of-pocket fees, charges and disbursements of a single firm of counsel for all Indemnitees, taken as a whole, and, if reasonably necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnitees taken as a whole (and, in the case of an actual or perceived conflict of interest, where an Indemnified Institution affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnified Institution)), incurred by or asserted against any Indemnitee arising out of, in connection with, based upon, or as a result of (i) the structuring, arrangement and the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of the Engagement Letter, the Fee Letter, this Agreement, the other Loan Documents or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Engagement Letter, the Fee Letter, this Agreement or the other Loan Documents of their obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan, Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or prospective Proceeding and whether initiated against or by any party to the Engagement Letter, the Fee Letter, this Agreement or any other Loan Document, any Affiliate of any of the foregoing or any third party (and regardless of whether any Indemnitee is a party thereto and regardless of whether such Proceeding is brought by a third party or by the Borrower or any of the Subsidiaries) or (iv) any actual or alleged presence or Release of Hazardous Materials on, at, under or from any property currently or formerly owned, leased or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries; provided that, in the case of each of clause (i), (ii) and (iii) above, such indemnity shall not, as to any Indemnified Institution, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from (A) (i) the gross negligence, bad faith or willful misconduct of such Indemnified Institution or any of its Related Parties (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (ii) a material breach by such Indemnified Institution or one of its Related Parties of this Agreement as determined by a court of competent jurisdiction in a final and non-appealable decision or (B) the subject of a Proceeding brought by an Indemnified Institution against any other Indemnified Institution (other than any claims against any Arranger or the Administrative Agent in its capacity as such) and are found by a final, non-appealable judgment of a court of competent jurisdiction not to have resulted from an act or omission by the Borrower or its affiliates. This Section 9.03(c) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(d) Lender Reimbursement. Each Lender severally agrees to pay any amount required to be paid by the Borrower under paragraphs (a), (b) or (c) of this Section 9.03 to the Administrative Agent, each Issuing Bank and each Related Party of any of the foregoing Persons (each, an “Agent-Related Person”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Applicable Percentage in effect on the date on which such payment is sought under this Section (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), and agrees to indemnify and hold each Agent-Related Person harmless from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that, the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided further that, no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Party’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(e) Payments. All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) (it being understood that a merger, consolidation, reorganization, recapitalization or other similar transaction not otherwise prohibited hereunder shall not constitute an assignment or transfer by the Borrower) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section), the Arrangers and, to the extent expressly contemplated hereby, the sub-agents of the Administrative Agent and the Related Parties of any of the Administrative Agent, the Arrangers, any Issuing Bank and any Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Notwithstanding anything to the contrary contained herein, neither the Borrower nor any Affiliate of the Borrower may acquire by assignment, participation or otherwise any right to or interest in any of the Commitments or Incremental Term Loans hereunder (and any such attempted acquisition shall be null and void). Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees (other than, in the case of Term Commitments or Term Loans, any “disqualified lenders” (or equivalent term) applicable with respect thereto) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided that, no consent of the Borrower shall be required (1) for an assignment (x) of a Term Commitment or a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund or (y) of a Revolving Commitment or a Revolving Loan to a Revolving Lender, an Affiliate of a Revolving Lender or an Approved Fund in respect of a Revolving Lender and (2) if an Event of Default pursuant to clause (a), (b), (i) or (j) of Article VII has occurred and is continuing, for any other assignment; provided further that, in the case of an assignment of a Term Commitment or a Term Loan, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received written notice thereof;

(B) the Administrative Agent, provided that, no consent of the Administrative Agent shall be required for an assignment and delegation of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) each Issuing Bank, in the case of any assignment and delegation of all or a portion of a Revolving Commitment or any Lender’s obligations in respect of its LC Exposure;

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment and delegation to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment and delegation of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment and delegation (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment and delegation or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment and delegation is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of Term Loans, $1,000,000, unless each of the Borrower and the Administrative Agent otherwise consents (such consent not to be unreasonably withheld or delayed); provided that, no such consent of the Borrower shall be required if an Event of Default under clause (a), (b), (i) or (j) of Article VII has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that, this clause (B) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans but not those in respect of a second Class;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided that, (i) only one such processing and recordation fee shall be payable in the event of simultaneous assignments from any Lender or its Approved Funds to one or more other Approved Funds of such Lender and (ii) no such fee will be payable in respect of an assignment by any Initial Lender at any time prior to the 90th day following the 2024 Restatement Effective Date;

(D) with respect to any assignment and delegation pursuant to Section 2.18(b), the parties hereto agree that such assignment and delegation may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto; and

(E) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any Tax forms required by Section 2.16(f) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including Federal, State and foreign securities laws.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03). Any assignment or other transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(c).

(iv) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of and stated interest on the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and, as to entries pertaining to it, any Issuing Bank or Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon receipt by the Administrative Agent of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any Tax forms required by Section 2.16(f) (unless the assignee shall already be a Lender hereunder) and the processing and recordation fee referred to in this Section and any written consent to such assignment and delegation required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that, the Administrative Agent shall not be required to accept such Assignment and Assumption or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment and Assumption lacks any written consent required by this Section or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment and Assumption, any such duty and obligation being solely with the assigning Lender and the assignee. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph, and following such recording, unless otherwise determined by the Administrative Agent (such determination to be made in the sole discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment and Assumption relating thereto. Each assigning Lender and the assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment and Assumption is otherwise duly completed and in proper form, and each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee.

(vi) The words “execution”, “signed”, “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as applicable, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar State laws based on the Uniform Electronic Transactions Act.

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more Eligible Assignees (“Participants”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and Loans of any Class); provided that, (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant or requires the approval of all the Lenders. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.16(f) (it being understood that the documentation required under Section 2.16(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that, such Participant (x) agrees to be subject to the provisions of Sections 2.17 and 2.18 as if it were an assignee under paragraph (b) of this Section and (y) shall not be entitled to receive any greater payment under Section 2.14 or 2.16, with respect to any participation, than its participating Lender would have been entitled to receive, unless the sale of such participation was made with the Borrower’s prior written consent. Each Lender that sells a participation agrees, at the Borrower’s request, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.18(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that, such Participant agrees to be subject to Section 2.17(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant to which it has sold a participation and the principal amounts (and stated interest) of each such Participant’s interest in the Loans or other rights and obligations of such Lender under this Agreement (the “Participant Register”); provided that, no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Loans or other rights and obligations under any this Agreement) except to the extent that such disclosure is necessary to establish that such Loan or other right or obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that, no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Arrangers, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any LC Exposure is outstanding and so long as the Commitments have not expired or terminated. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement or any other Loan Document, in the event that, in connection with the refinancing or repayment in full of the credit facilities provided for herein, an Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Revolving Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of the Borrower (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank, or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents, and the Revolving Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.04(d) or 2.04(f). The provisions of Sections 2.14, 2.15, 2.16, 2.17(e) and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness.

(a) Any Loan Document may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including the commitments of the Lenders and, if applicable, their Affiliates under the Engagement Letter and any commitment advices submitted by them (but do not supersede any other provisions of the Engagement Letter or the Fee Letter (or any separate letter agreements with respect to fees payable to the Administrative Agent or any Issuing Bank) that do not by the terms of such documents terminate upon the effectiveness of this Agreement, all of which provisions shall remain in full force and effect). This Agreement shall become effective as provided in Section 3 of the Restatement Agreement, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that, nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided further that, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each Loan Party hereby (i) agrees that, for all purposes, including in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and Issuing Bank, and each Affiliate of any of the foregoing, is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency and whether or not matured) or other amounts at any time held and other obligations (in whatever currency) at any time owing by such Lender or Issuing Bank, or by such an Affiliate, to or for the credit or the account of the Borrower against any of and all the obligations then due of the Borrower now or hereafter existing under this Agreement held by such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement and although such obligations of the Borrower are owed to a branch or office of such Lender, such Issuing Bank or any such Affiliate different from the branch or office holding such deposit or obligated on such Indebtedness; provided that, such setoff against obligations under this Agreement shall not apply in the case of amounts owed under any Receivables Securitization by a Lender, Issuing Bank, or any of its Affiliates. Each Lender and each Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that, the failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section. The rights of each Lender and Issuing Bank, and each Affiliate of any of the foregoing, under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, Issuing Bank or Affiliate may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b) The Borrower and each Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, any Issuing Bank or any Related Party of any of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the United States District Court of the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of such courts and agrees that all claims in respect of any action, litigation or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such New York Federal (to the extent permitted by law) or New York State court. Each party hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or any Issuing Bank may otherwise have to bring any action, litigation or proceeding relating to this Agreement or any other Loan Document against any Loan Party or any of its properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Banks agrees to maintain the confidentiality of, and not disclose, the Information (as defined below), except that Information may be disclosed (a) to its Related Parties, including accountants, legal counsel and other agents and advisors, it being understood and agreed that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (in each case, that is an Eligible Assignee), (ii) any actual or prospective counterparty (or its Related Parties) to any Hedging Agreement relating to the Borrower or any Subsidiary and its obligations hereunder or under any other Loan Document or (iii) any credit insurance brokers or providers relating to the Borrower or any Subsidiary and its obligations hereunder or under any other Loan Document, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided for herein or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein, (h) with the consent of the Borrower or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or as a result of any improper disclosure by the Administrative Agent, any Arranger or any Lender or any of their respective Affiliates or their and their Affiliates’ respective Related Parties or (ii) becomes available to the Administrative Agent, any Lender or any Issuing Bank or any Affiliate of any of the foregoing on a nonconfidential basis from a source other than the Borrower. For purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or any Subsidiary or their businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. For the avoidance of doubt, nothing in this Section 9.12 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization and without any notification to any person (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 9.12 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate.

SECTION 9.14. Release of Liens and Guarantees. Subject to the reinstatement provisions set forth in the Collateral Agreement, a Subsidiary Loan Party shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by such Subsidiary Loan Party shall be automatically released, upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Loan Party ceases to be a Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. Upon any sale or other transfer by any Loan Party (other than to the Borrower or any other Loan Party) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Security Document in any Collateral pursuant to Section 9.02, the security interests in such Collateral created by the Security Documents shall be automatically released. In connection with any termination or release pursuant to this Section, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent. Each of the Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to effect the releases set forth in this Section. The Administrative Agent shall be deemed to have automatically released any Lien on any property granted to or held by it under the Collateral Agreement or any other Loan Document that is sold or distributed or to be sold or distributed as part of or in connection with any sale permitted hereunder and under each other Loan Document, other than sales or distributions to the Borrower or any other Loan Party. The Administrative Agent shall, at the expense of the applicable Loan Party, promptly execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of collateral from the assignment and security interest granted under the Collateral Agreement or other Loan Document.

SECTION 9.15. Conversion of Currencies.

(a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower contained in this Section 9.15 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 9.16. USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the USA PATRIOT Act.

SECTION 9.17. No Fiduciary Relationship. The Borrower, on behalf of itself and the Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower, the Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Arrangers, the Lenders, the Issuing Banks and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Arrangers, the Lenders, the Issuing Banks or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. The Administrative Agent, the Arrangers, the Lenders, the Issuing Banks and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower, the Subsidiaries and their respective Affiliates, and none of the Administrative Agent, the Arrangers, the Lenders, the Issuing Banks or any of their respective Affiliates has any obligation to disclose any of such interests to the Borrower, the Subsidiaries or any of their respective Affiliates. To the fullest extent permitted by law, each of Borrower hereby waives and releases any claims that it or any of its Affiliates may have against the Administrative Agent, the Arrangers, the Lenders, the Issuing Banks or any of their respective Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.18. Non-Public Information.

(a) Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain MNPI. Each Lender represents to the Borrower and the Administrative Agent that (i) it has developed compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and applicable law, including Federal, state and foreign securities laws, and (ii) it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable law, including Federal, state and foreign securities laws.

(b) The Borrower, and each Lender acknowledge that, if information furnished by the Borrower pursuant to or in connection with this Agreement is being distributed by the Administrative Agent through IntraLinks/IntraAgency, SyndTrak or another website or other Approved Electronic Platform, (i) the Administrative Agent may post any information that the Borrower has indicated as containing MNPI solely on that portion of the Approved Electronic Platform as is designated for Private Side Lender Representatives and (ii) if the Borrower has not indicated whether any information furnished by it pursuant to or in connection with this Agreement contains MNPI, the Administrative Agent reserves the right to post such information solely on that portion of the Approved Electronic Platform as is designated for Private Side Lender Representatives. The Borrower agrees to clearly designate all information provided to the Administrative Agent by or on behalf of the Borrower that is suitable to be made available to Public Side Lender Representatives, and the Administrative Agent shall be entitled to rely on any such designation by the Borrower without liability or responsibility for the independent verification thereof; provided that, the Borrower shall make any disclosure required so that each Unrestricted Subsidiary Reconciliation Statement shall be suitable for distribution to Public Side Lender Representatives.

SECTION 9.19. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 9.20. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States.

(b) In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

SECTION 9.21. Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments

and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

SECTION 9.22. Amendment and Restatement of Existing Restated Credit Agreement.

(a) This Agreement shall amend and restate the Existing Restated Credit Agreement in its entirety, and all of the terms and provisions hereof shall supersede the terms and conditions thereof.

(b) It is understood and agreed that any notice of termination of commitments under the Existing Restated Credit Agreement is given only with respect to the commitments under the Existing Restated Credit Agreement, and not with respect to the Commitments hereunder, and as of the 2024 Restatement Effective Date, each Lender identified on Schedule 2.01 has in effect a Commitment in the amount set forth opposite the name of such Lender on such Schedule. Each Lender that is also a lender under the Existing Restated Credit Agreement hereby consents and agrees that no prior notice shall be required under the Existing Restated Credit Agreement with respect to (i) termination of commitments under the Existing Restated Credit Agreement or (ii) prepayment of loans under the Existing Restated Credit Agreement; provided that, notice thereof is given on or prior to the 2024 Restatement Effective Date. The parties hereto hereby agree that no amount shall be payable under Section 2.15 of the Existing Restated Credit Agreement solely as a result of the repayment of any outstanding loan under the Existing Restated Credit Agreement on the 2024 Restatement Effective Date.

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